     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 13, 2002.

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             AMSCAN HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                               5110                              13-3911462
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)             Identification Number)

                               80 GRASSLANDS ROAD
                            ELMSFORD, NEW YORK 10523
                                 (914) 345-2020
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              MICHAEL A. CORREALE
                            CHIEF FINANCIAL OFFICER
                             AMSCAN HOLDINGS, INC.
                               80 GRASSLANDS ROAD
                            ELMSFORD, NEW YORK 10523
                                 (914) 345-2020
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

    COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO THE AGENT
                   FOR SERVICE OF PROCESS, SHOULD BE SENT TO:

                 PAUL G. HUGHES, ESQ.                              ROBERT E. BUCKHOLZ, JR., ESQ.
               CUMMINGS & LOCKWOOD LLC                                  SULLIVAN & CROMWELL
                 FOUR STAMFORD PLAZA                                      125 BROAD STREET
                    107 ELM STREET                                    NEW YORK, NEW YORK 10004
             STAMFORD, CONNECTICUT 06902                                   (212) 558-4000
                    (203) 351-4207

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after the effective date of this registration statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  [ ]   __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [ ]   __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                               AGGREGATE                       AMOUNT OF
                SECURITIES TO BE REGISTERED                         OFFERING PRICE(1)               REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
common stock, par value $0.10 per share.....................          $180,000,000                       $16,560
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET

     Showing Location in Prospectus of Information Required by Items of Form S-1

            REGISTRATION STATEMENT ITEM
                 NUMBER AND HEADING                        LOCATION IN PROSPECTUS
            ---------------------------                    ----------------------
 1.  Forepart of Registration Statement and      Outside Front Cover Page
     Outside Front Cover Page of Prospectus
 2.  Inside Front and Outside Back Cover Pages   Inside Front and Outside Back Cover Pages
     of Prospectus                               of Prospectus
 3.  Summary Information, Risk Factors and       Prospectus Summary; Risk Factors
     Ratio of Earnings to Fixed Charges
 4.  Use of Proceeds                             Use of Proceeds
 5.  Determination of Offering Price             Underwriting
 6.  Dilution                                    Risk Factors; Dilution
 7.  Selling Security Holders                    Principal and Selling Stockholders
 8.  Plan of Distribution                        Outside Front Cover Page of Prospectus;
                                                 Underwriting
 9.  Description of Securities to be Registered  Description of Our Capital Stock
10.  Interest of Named Experts and Counsel       Validity of Common Stock; Experts
11.  Information with Respect to the Registrant  Prospectus Summary; Selected Consolidated
                                                 Financial Data; Management's Discussion
                                                 and Analysis of Financial Condition and
                                                 Results of Operations; Business;
                                                 Management; Principal and Selling
                                                 Stockholders; Consolidated Financial
                                                 Statements
12.  Disclosure of Commission Position on        Not applicable
     Indemnification for Securities Act
     Liabilities

                  SUBJECT TO COMPLETION. DATED JUNE   , 2002.

                                     SHARES

                             AMSCAN HOLDINGS, INC.

                                  COMMON STOCK
                            ------------------------

     This is an initial public offering of shares of common stock of Amscan Holdings, Inc.

     Amscan is offering                of the shares to be sold in this
offering. The selling stockholders identified in this prospectus are offering an
additional          shares. Amscan will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

     At the time of this offering, there is no public market for the common stock. It is currently estimated that the initial public offering price will be
between $          and $     per share.

     Amscan intends to apply to list the common stock on the New York Stock Exchange under the symbol "APY."

     See "Risk Factors" on page 7 to read about factors you should consider before buying shares of the common stock.
                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                                              PER SHARE      TOTAL
                                                              ---------      -----
Initial public offering price...............................  $            $
Underwriting discount.......................................  $            $
Proceeds, before expenses, to Amscan........................  $            $
Proceeds, before expenses, to the selling stockholders......  $            $

     To the extent that the underwriters sell more than          shares of
common stock, the underwriters have the option to purchase up to an
additional          shares from Amscan at the initial public offering price less the underwriting discount.
                            ------------------------

     The underwriters expect to deliver the shares against payment in New York,
New York on                , 2002.

GOLDMAN, SACHS & CO.                                     WILLIAM BLAIR & COMPANY

CIBC WORLD MARKETS                                                 STEPHENS INC.
                            ------------------------

                    Prospectus dated                , 2002.

     THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               PROSPECTUS SUMMARY

     The following is a summary that highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including "Risk Factors" beginning on page 7 and our consolidated financial statements (including the notes) carefully, before making an investment decision.

     Unless the context otherwise requires, references in this prospectus to "Amscan," the "Company," "we," "us" and "our" refer to Amscan Holdings, Inc., a Delaware corporation, and each of its consolidated subsidiaries, including those in which Amscan owns less than 100% of the capital stock. The Company intends to change its name to "Amscan Party, Inc." prior to the sale of shares described in this prospectus. Except as otherwise noted, the information contained in this prospectus assumes that the underwriters' over-allotment option is not exercised. The information in this prospectus also assumes that the 10,000 for 1 stock split that will occur before the shares are sold has already occurred. References to fiscal years are to the fiscal years of the Company ended December 31 of the year specified.

     Our principal offices are located at 80 Grasslands Road, Elmsford, New York 10523 and our telephone number is (914) 345-2020.

                             AMSCAN HOLDINGS, INC.

     We are one of the largest manufacturers and distributors of decorative party goods in the United States and the largest manufacturer of metallic balloons in the world. We offer one of the broadest and deepest product lines in the industry. Our party products include paper and plastic tableware, metallic balloons, accessories and novelties. Our gift and stationery product lines encompass home, baby and wedding products for general gift giving or self-purchase. We sell our products through party superstores, other party goods retailers, independent card and gift stores, other retailers and distributors throughout the world, including North America, South America, Europe, Asia and Australia. We are the leading supplier to party superstores in the United States, which represented approximately 46% of our sales in 2001, and we have developed a specialty sales force that focuses on card and gift stores and other independent retailers. We manufacture items representing approximately 60% of 2001 sales and purchase the remainder from third-party manufacturers, many of whom are located in Asia.

     We have grown in recent years through a combination of organic growth and acquisitions, with sales of $208.8 million in 1997 and $345.2 million in 2001, representing a compound annual growth rate of 13.4%. In 2001, our operating income was $42.9 million and our net income was $11.3 million.

     According to a study we commissioned in 2001, the wholesale market for the party goods categories in which we compete in the United States was approximately $1.6 billion in 2000, with products sold to consumers through party superstores, other party goods retailers, independent card and gift retailers, drug stores, grocery stores and mass market retailers. Over the last decade, the United States decorative party goods industry has grown significantly with the emergence of the party superstore channel, which now accounts for approximately one-third of the market and which we forecast to grow by 6-8% annually over the next three years. Due to their low per-item prices and consumable nature, party goods have continued to sell well during the current economic downturn, as evidenced by our strong sales in 2001.

OUR STRENGTHS

     We believe our strengths are as follows:

     - CATEGORY LEADER IN PARTY GOODS INCLUDING BALLOONS. We are one of the largest manufacturers and distributors of decorative party goods in the United States and the largest manufacturer of metallic balloons in the world. Within the fast-growing party superstore channel, we have an estimated 20% share and long-term relationships with all major chains, with whom we have positioned ourselves as a responsive and comprehensive supplier of proprietary, well designed and high quality products. Our metallic balloons are sold throughout the world, and many of them incorporate advanced film technology and feature characters covered by our strong portfolio of character licenses for balloons. Our specialty sales force currently markets our products to over 12,000 card and gift stores and other independent retailers and is unique in the industry in its ability to offer both gift products and a comprehensive line of party goods and accessories.

     - EXPANSIVE PRODUCT BREADTH. With approximately 40,000 stock keeping units ("SKU's"), we offer one of the broadest and deepest product lines in the industry and allow convenient "one-stop shopping" for both large superstores and smaller retailers. Our offering includes over 375 party ensembles, which generally contain 30 to 150 design-coordinated items spanning tableware, accessories, novelties, decorations and gifts. The breadth of these ensembles enables retailers to encourage additional sales for a single occasion. Furthermore, our products span a wide range of lifestyle events from age-specific birthdays to theme parties and sporting events, as well as holidays. Approximately 80% of our sales consist of items designed for non-seasonal occasions.

     - INNOVATIVE PRODUCT DEVELOPMENT AND DESIGN CAPABILITIES. Our 105 person in-house design staff continuously develops fresh, innovative and contemporary product designs and concepts. In 2001, for example, we introduced over 5,000 new products and over 50 new party ensembles. Our proprietary designs help us keep our product offerings differentiated from the competition.

     - STATE-OF-THE-ART MANUFACTURING AND DISTRIBUTION TECHNOLOGY. Our highly automated, vertically integrated manufacturing capability enables us to control costs, monitor product quality and efficiently manage inventory investment and order fulfillment. Our Minnesota balloon plant uses the most advanced printing and fabrication technology in the world. Our distribution centers in the United States represent more than 1,000,000 square feet in the aggregate and enable us to distribute our broad product line directly to many customers throughout North America. Our electronic-order entry and information systems allow us to manage our inventory with minimal waste, achieve average fill rates in excess of 90% and provide quick order turnaround times generally between 24 and 48 hours.

     - HIGHLY EXPERIENCED AND INCENTIVIZED SENIOR MANAGEMENT. Our Chief Executive Officer, Gerald C. Rittenberg, has over 25 years of experience in the decorative party goods industry and our President and Chief Operating Officer, James M. Harrison, has more than 15 years experience in the industry. Under their leadership, our sales have grown from $208.8 million in 1997 to $345.2 million in 2001. All senior management have equity ownership and/or stock options and will collectively own
       approximately      % of our fully diluted equity after this offering. Our
       senior management also has a demonstrated track record of integrating acquisitions and achieving significant cost savings.

OUR STRATEGY

     Our objective is to be the primary source for consumers' party goods requirements as well as a recognized supplier of quality stationery and gift items. The key elements of our strategy are as follows:

     - BUILD UPON POSITION AS A LEADING PROVIDER TO PARTY GOODS RETAILERS. We will continue to offer convenient "one-stop shopping" for both large superstores and smaller retailers. We will seek to grow our sales to existing stores by increasing our share of sales volume and shelf space, continuing to develop innovative new products and helping retailers promote coordinated ensembles that boost average purchase volume per consumer through "add on" purchases. Given our position in the party superstore channel and the strength of our relationships with all major chains, we expect our sales will also grow in tandem with growth in the number of party superstores.

     - INCREASE PENETRATION IN INDEPENDENT RETAIL CHANNEL. We also believe there is a significant opportunity to expand our sales to card and gift stores and other independent retailers. By introducing a new gift product line and increasing our specialty sales force to its current size of 115, our sales of gift products and party goods to this channel have grown from approximately $15 million in 1999 to $27 million in 2001. We have made significant investments in management, customer service and marketing infrastructure to support this sales force. As our existing representatives become more seasoned and productive, and as we add new representatives, we expect to increase sales and profitability from this channel as sales growth is achieved with relatively fixed support costs.

     - CAPITALIZE ON INVESTMENTS IN INFRASTRUCTURE. We intend to increase our sales and profitability by leveraging the significant investments that we have made in our infrastructure. In addition to building our specialty sales force and expanding our gift product offerings, we invested approximately $30 million in a new 544,000 square foot distribution facility that will enable us to consolidate further our distribution capabilities. We expect these changes will result in approximately $2 million of savings in 2003 while enabling us to support substantially greater sales volume over the long term. We also expect to realize additional savings as we integrate our recent acquisition of M&D Balloons with our Anagram operations, thereby rationalizing our metallic balloon business.

     - EXPAND INTERNATIONAL PRESENCE. We believe the market for decorative party goods outside the United States is less mature and has a less developed retail channel. We plan to expand our international business by broadening our distribution network, customizing our products to local tastes and holidays and continuing to deepen retail penetration. We have identified the U.K., Germany and Australia as the most attractive opportunities at the present time.

     - CONTINUED GROWTH THROUGH TARGETED ACQUISITIONS. We believe that there will be from time to time opportunities to make acquisitions of complementary businesses. Through such businesses, we can leverage our existing marketing, distribution and production capabilities, expand our presence in the various retail channels, further broaden and deepen our product line and increase our penetration in international markets. We will consider such opportunities and will have greater flexibility to finance acquisitions by using our publicly registered stock after this offering.

                                  THE OFFERING

Common stock we are offering......................         shares.(1)
Common stock offered by the selling
  stockholders....................................         shares.
Total number of shares offered....................         shares.(1)(2)
Common stock outstanding after this offering......         shares.
Use of proceeds...................................  We intend to use the net proceeds from the sale of the shares of common stock
                                                    offered by us to repay outstanding
                                                    indebtedness. We will not receive any
                                                    proceeds from the sale of shares by the
                                                    selling stockholders.
Proposed New York Stock Exchange symbol...........  "APY."
Risk factors......................................  See "Risk Factors" beginning on page 7 of this prospectus for a discussion of
                                                    factors you should carefully consider
                                                    before deciding to invest in shares of
                                                    our common stock.

---------------
(1) Does not include        shares of our common stock that may be sold by us if
    the underwriters choose to exercise their over-allotment options.

(2) Does not include options we plan to issue under our stock option plan to
    purchase        shares of the common stock and warrants for the purchase of shares of common stock.

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following summary historical consolidated financial data for the five years ended December 31, 2001 are derived from our audited consolidated financial statements. The financial data for the three month periods ended March 31, 2001 and 2002 are derived from our unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for these periods.

     Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 2002. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included herein. The pro forma and as adjusted data present the effect of certain events that will occur in connection with the consummation of this offering and should be read in conjunction with "Selected Consolidated Financial Data," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                 THREE MONTHS
                                                 YEARS ENDED DECEMBER 31,                      ENDED MARCH 31,
                                                 ------------------------                      ---------------
                                   1997         1998        1999        2000        2001       2001       2002
                                   ----         ----        ----        ----        ----       ----       ----
                                   (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)          (UNAUDITED)
STATEMENTS OF OPERATIONS
  DATA(1):
Net sales......................  $208,788     $234,048    $304,892    $323,484    $345,183    $86,905    $95,908
Gross profit...................    71,303       82,724     110,260     116,612     120,147     31,588     34,232
Income from operations.........    11,497(2)    34,448(3)   43,780(4)   39,990(3)   42,886     13,083     15,626
Net (loss) income..............      (182)       6,709      10,207       8,116      11,302      3,875      6,231
Dividend requirement on
  redeemable convertible
  preferred stock..............                                                       (270)                  (90)
                                 --------     --------    --------    --------    --------    -------    -------
Net (loss) income applicable to
  common shares................  $   (182)    $  6,709    $ 10,207    $  8,116    $ 11,032    $ 3,875    $ 6,141
                                 ========     ========    ========    ========    ========    =======    =======
Net (loss) income per common
  share:
  Basic........................  $  (0.02)(8) $   0.63    $   0.91    $   0.72    $   0.98    $  0.35    $  0.53
  Diluted......................     (0.02)(8)     0.62        0.88        0.70        0.94       0.33       0.50
  Pro forma basic(5)...........                                                       0.98                  0.51
  Pro forma diluted(5).........                                                       0.95                  0.50
Weighted-average shares
  outstanding:
  Basic........................  10,100,000(8) 10,605,575 11,224,095  11,225,395  11,249,545  11,227,095 11,684,377
  Diluted......................  10,100,000(8) 10,828,556 11,565,110  11,618,828  11,999,866  11,688,466 12,524,846
  Pro forma basic(5)...........                                                   11,750,675             12,219,007
  Pro forma diluted(5).........                                                   12,099,866             12,586,856

                                             AT DECEMBER 31,                                  AT MARCH 31 (UNAUDITED),
                           ----------------------------------------------------   ------------------------------------------------
                             1997       1998       1999       2000       2001         2002            2002              2002
                             ----       ----       ----       ----       ----         ----            ----              ----
                                                                   (DOLLARS IN THOUSANDS)
                                                                                  (HISTORICAL)   (PRO FORMA)(6)   (AS ADJUSTED)(7)
BALANCE SHEET DATA:
Working capital..........  $ 96,793   $ 71,476   $ 82,228   $ 83,760   $ 96,713     $ 89,636        $ 90,435
Total assets.............   269,276    248,852    263,487    280,627    310,474      360,043         360,644

Short-term obligations...  $  3,335   $ 13,177   $  8,250   $ 14,089   $  4,155     $ 31,903        $ 31,903
Long-term obligations....   234,422    270,127    266,891    261,815    278,443      271,384         271,384
                           --------   --------   --------   --------   --------     --------        --------          --------
Total obligations........  $237,757   $283,304   $275,141   $275,904   $282,598     $303,287        $303,287
                           ========   ========   ========   ========   ========     ========        ========          ========

                                             AT DECEMBER 31,                                  AT MARCH 31 (UNAUDITED),
                           ----------------------------------------------------   ------------------------------------------------
                             1997       1998       1999       2000       2001         2002            2002              2002
                             ----       ----       ----       ----       ----         ----            ----              ----
                                                                   (DOLLARS IN THOUSANDS)
                                                                                  (HISTORICAL)   (PRO FORMA)(6)   (AS ADJUSTED)(7)
Redeemable convertible
  preferred stock........                                              $  6,270     $  6,360
Redeemable common
  stock..................             $ 19,547   $ 23,582   $ 28,768     29,949       29,949
Stockholders' (deficit)
  equity.................  $(95,219)   (95,287)   (88,529)   (86,881)   (77,305)     (56,251)       $(19,143)

---------------
(1) During the first quarter of 2002, the Company adopted Emerging Issues Task Force No. 01-09, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products" ("EITF 01-09"). EITF 01-09 addresses the income statement classification of certain advertising costs. The Company's consolidated statements of income, including those presented for comparative purposes, include the reclassification of certain selling expenses as a reduction of revenue. These reclassifications did not affect the Company's income from operations or net income.

(2) In connection with a merger and recapitalization in 1997, we recorded merger costs of approximately $22.1 million related to the recapitalization comprised of $11.7 million in transaction costs, a $7.5 million compensation payment to an officer, $1.9 million for the redemption of stock options and $1.0 million of debt retirement costs.

(3) The Company recorded charges of $2.4 million and $0.3 million in 1998 and 2000, respectively, in connection with the restructuring of its distribution operations. The Company closed two facilities located in California and Canada. The restructuring charges include the non-cash write-down of $1.3 million relating to property, plant and equipment, the accrual of future lease obligations of $0.5 million and severance and other costs of $0.9 million. In addition, during 2000, the Company incurred charges of $0.2 million in connection with the consolidation of certain manufacturing operations.

(4) During the fourth quarter of 1999, the Company recorded non-recurring charges of $1.0 million in association with the proposed construction of a new distribution facility. The non-recurring charges represented building costs written-off due to the relocation of the proposed site.

(5) The pro forma basic and diluted net income per share data gives effect to
    (i) the conversion of all outstanding shares of redeemable convertible preferred stock held by GSCP as if it occurred as of March 30, 2001, its date of issuance (ii) the vesting of restricted common stock awards as if it occurred as of January 1, 2001 or the date of the award, and (iii) the repayment of notes receivable from stockholders as of January 1, 2001 or the date of issuance of the note.

(6) Pro forma balance sheet data at March 31, 2002 gives effect to (i) the conversion of all outstanding shares of redeemable convertible preferred stock held by GSCP into 424,000 shares of common stock upon closing of this offering, (ii) the expiration of the redemption features of the redeemable common stock held by employees upon the closing of this offering, (iii) the vesting of restricted common stock awards upon closing of this offering and
    (iv) the repayment of notes receivable from stockholders upon closing of this offering.

(7) As adjusted balance sheet data at March 31, 2002 gives effect to the pro
    forma adjustments and the receipt of approximately $     million in
    estimated net proceeds from the sale of          shares of our common stock
    in this offering assuming an initial public offering price of $     per
    share, the midpoint of the range set forth on the cover of this prospectus.

(8) Represents pro forma basic and diluted net loss per common share assuming that a merger and recapitalization that took place in 1997 occurred on January 1, 1997.

                                  RISK FACTORS

     You should consider carefully the following factors, as well as other information set forth in this prospectus, prior to making an investment in the common stock. If any of the following risks and uncertainties actually occur, our business, financial condition or operating results may be materially and adversely affected. In this event, the trading price of the common stock may decline and you may lose part or all of your investment.

RISKS RELATED TO SALES CONCENTRATION

  OUR SALES VOLUME IS CONCENTRATED WITH PARTICULAR CUSTOMERS AND OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED BY A DETERIORATION IN THE VOLUME OF PURCHASES BY THESE CUSTOMERS.

     Our sales volume is concentrated with several important customers, generally party superstores. Party City Corporation, the nation's largest party goods retailer with both corporate owned and franchised stores, is our single largest customer. Sales to Party City's corporate stores constituted 13% of our 2001 net sales and sales to Party City's franchised stores constituted 15% of 2001 net sales. If one or more large customers, including Party City, were to significantly reduce their volume of purchases from us for any reason, our financial condition and results of operations could be adversely affected.

  WE ADVANCE CREDIT TO OUR CUSTOMERS AND A DETERIORATION IN THE FINANCIAL CONDITION OF SIGNIFICANT CUSTOMERS COULD CAUSE US TO INCUR MATERIAL CREDIT-RELATED CHARGES.

     We generally sell to our customers on credit. The credit we extend is unsecured and our ability to realize our receivables depends on the financial health of our customers. Our sales concentration causes our receivables to be concentrated with party superstore customers. Should we be unable to collect receivables from our party superstore customers to any significant extent, our financial condition and results of operations could be adversely affected. From time to time, we have made significant additional provisions for credit losses or have restructured the terms of accounts receivable because of the credit condition of particular customers.

RISKS RELATED TO THE PARTY GOODS BUSINESS

  IF WE ARE UNABLE TO IDENTIFY AND CAPITALIZE ON CHANGING DESIGN TRENDS AND CUSTOMER PREFERENCES, OUR SALES VOLUME AND MARGINS COULD BE ADVERSELY AFFECTED.

     Our strategy, relations with our customers and margins are dependent, to a significant extent, on our regular introduction of new designs that are attractive and distinctive. We cannot assure you that our design personnel will be able to introduce such designs in sufficient volume and with sufficient speed to support our strategy and operations. In addition, we must anticipate the tastes and preferences of party goods retailers and consumers in order to compete for their business successfully. We could misinterpret or fail to identify trends on a timely basis. Our failure to anticipate, identify or react appropriately to changes in consumer tastes could, among other things, lead to excess inventories and significant markdowns or a shortage of products and lost sales.

  WE FACE INTENSE COMPETITIVE PRESSURES.

     The party goods industry is highly competitive. We compete with many other companies, including smaller, independent specialty manufacturers and divisions or subsidiaries of larger companies with greater financial and other resources than we have. Some of our competitors control licenses for widely recognized images, such as cartoon or motion picture characters, and have broader access to mass market retailers which could provide them with a competitive advantage.

  OUR MARGINS COULD BE ADVERSELY AFFECTED BY INCREASED COSTS OF RAW MATERIALS.

     Raw materials costs are a significant component of our cost of goods sold. Paper and petroleum-based resins are the principal raw materials in our products. Paper accounts for approximately 40% of the annual cost of production of our paper tableware. Petroleum-based resins account for approximately 10% of the annual cost of production of our metallic balloons and approximately 80% of the annual cost of production of our plastic tableware. Any significant increase in the cost of paper or petroleum-based resins would increase our raw material costs. Competitive conditions will determine the amount of any cost increase that could be passed on to party goods retailers. While historically we have generally been able to pass on raw material cost increases to our customers, if we cannot pass on future cost increases to the party goods retailers, our financial condition and results of operations would be adversely affected.

OTHER RISKS RELATED TO OUR BUSINESS AND STRATEGY

  WE MAY ENGAGE IN ACQUISITIONS WHICH COULD EXPOSE US TO ACQUISITION-RELATED RISKS.

     We intend to pursue strategic acquisitions opportunistically. Various risks accompany acquisitions. The risks include, but are not limited to:

     - failing to integrate new operations, customers and business relationships;

     - impairing relations with employees and customers as a result of changes in management;

     - diverting our management resources;

     - incurring unexpected liabilities and obligations;

     - disruption of operations;

     - incorrectly valuing acquired businesses; and

     - overestimating revenues or profits to be gained through acquisitions or the degree to which strategic objectives will be satisfied.

     We may incur additional debt to finance acquisitions. If we incur debt, we would become more leveraged, which could make it more difficult for us to meet our long-term debt and other obligations and objectives.

  IF WE ARE UNABLE TO RETAIN KEY MANAGEMENT AND OTHER PERSONNEL, WE MAY BE UNABLE TO MAINTAIN AND SUCCESSFULLY DEVELOP OUR BUSINESS.

     Our sustained growth and development over the past five years have been largely attributable to the services of our Chief Executive Officer, Gerald C. Rittenberg, and our President and Chief Operating Officer, James M. Harrison. The loss of the services of Messrs. Rittenberg or Harrison, or other important officers or employees, could adversely affect our ability to manage and direct our business effectively. We do not maintain key-man life insurance policies on any of our officers.

GENERAL RISKS RELATED TO AN INVESTMENT IN OUR COMMON STOCK

  WE ARE EFFECTIVELY CONTROLLED BY INVESTMENT FUNDS MANAGED BY GOLDMAN, SACHS & CO. AND THEY MAY MAKE DECISIONS REGARDING US WITH WHICH YOU MAY DISAGREE.

     After completion of this offering, GS Capital Partners II, L.P. and other private investment funds managed by Goldman, Sachs & Co., which we refer to
together as "GSCP," will be the beneficial owner of approximately      % of our
outstanding common stock (     % if the
underwriters' over-allotment option is exercised in full). As a result, GSCP will effectively control us through its ability to influence or determine the outcome of votes of stockholders. You may be unable to affect these decisions by voting your shares. These matters include, but are not limited to:

     - election of directors;

     - mergers or other business combinations;

     - acquisitions or dispositions of assets;

     - financing and capitalization;

     - payment of dividends on the common stock; and

     - future issuances of the common stock.

     In addition, conflicts of interest may arise in areas relating to GSCP's continued effective controlling interest in us. We may not be able to resolve any potential conflicts and, even if we do, the resolution may be less favorable than if we were dealing with unaffiliated parties. These conflicts may include:

     - the structure and timing of transfers of interests in us by GSCP; and

     - the ability of GSCP to control our management and affairs.

     The concentration of voting power with GSCP could deter unsolicited takeover bids for us. See "Principal and Selling Stockholders."

  THE NUMBER OF SHARES ELIGIBLE FOR FUTURE SALE MAY CAUSE THE MARKET PRICE OF THE COMMON STOCK TO TRADE BELOW THE LEVEL IT OTHERWISE WOULD, EVEN IF OUR BUSINESS IS PERFORMING WELL.

     The potential for sales of substantial amounts of common stock, or "equity overhang", could adversely affect the market price of our common stock. Upon completion of this offering, shares of our common stock will be outstanding (or shares if the underwriters exercise the over-allotment option in
full). Of these shares,           shares sold in this offering will be freely
tradeable without restriction or further registration under the Securities Act, except for shares held or purchased by persons considered to be "affiliates" of us or acting as "underwriters," as those terms are defined under the Securities
Act. The remaining           shares of our common stock outstanding and held by
existing stockholders will be considered "restricted securities" under the Securities Act and eligible for sale in compliance with Rule 144. Rule 144 provides volume and manner of sale restrictions and holding periods, which expire after the holder of our common stock ceases to meet the definitions of affiliate or underwriter.

     In addition to outstanding shares eligible for sale,           shares of
our common stock are issuable under currently outstanding stock options granted to executive officers, employees and directors who are employees. An additional shares of our common stock are reserved for issuance under our new option plan. See "Shares Eligible for Future Sale."

     Sales of substantial amounts of common stock following this offering, or the perception that such sales could occur, could have an adverse effect on prevailing market prices for the common stock.

  INVESTORS PURCHASING COMMON STOCK IN THIS OFFERING WILL INCUR SUBSTANTIAL AND IMMEDIATE DILUTION.

     As a result of the application of recapitalization accounting in connection with our merger and recapitalization in 1997, the historical basis of our assets and liabilities was not affected by the transaction and the excess of the purchase price paid for our common stock over its book value was recorded as a reduction of stockholders' equity and created a negative net worth for accounting purposes. The initial public offering price of our common stock is substantially higher than the net tangible book value per outstanding share of
our common stock. You will incur immediate and substantial dilution of $     per
share in the net tangible book value of our common stock as of           , 2002
at an initial public offering price of $     (the midpoint of the range of the
initial public offering prices set forth on the cover of this prospectus). This means that if we were to be liquidated immediately after this offering, there may be no assets available for distribution to you after satisfaction of all of our obligations to creditors. Additional dilution will occur upon the exercise of outstanding options.

  THERE IS NO CURRENT PUBLIC MARKET FOR OUR SHARES AND WE CANNOT ASSURE YOU THAT THE PRICE OF OUR SHARES WILL NOT DECLINE AFTER THIS OFFERING.

     There is no current public market for our common stock, and an active public market for our shares may not develop or be sustained after this offering. The market price of our shares could be subject to significant fluctuations after this offering and could decline below the initial public offering price. The initial public offering price will be determined by negotiations between the underwriters and our board of directors, and may not be representative of the market price at which our common stock will trade after this offering. In particular, we cannot assure you that you will be able to resell our shares at or above the initial public offering price. After this offering, the trading price for our common stock will be determined by the market and may be influenced by a number of factors, including our operating results, the depth and liquidity of the market for our common stock, investor perceptions of us and the party goods industry in general and general economic conditions. Price volatility in our common stock may be exacerbated by our present policy of not paying dividends.

  ANTI-TAKEOVER PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BY-LAWS AND UNDER DELAWARE LAW MAY REDUCE THE LIKELIHOOD OF A POTENTIAL CHANGE OF CONTROL.

     Provisions of our certificate of incorporation and by-laws may have the effect of discouraging, delaying or preventing a change in control of us or unsolicited acquisition proposals that a stockholder might consider favorable. These include provisions:

     - permitting the removal of a director from office only for cause and only
       by the affirmative vote of the holders of at least      % of the voting
       power of all common stock outstanding;

     - vesting the board of directors with sole power to set the number of directors;

     - allowing a special meeting of the stockholders to be called only by a majority of the board of directors or by the chairman of our board of directors, either on his or her own initiative or at the request of stockholders collectively holding at least % of the common stock outstanding, by our President or by our Chief Executive Officer;

     - requiring the affirmative vote of the holders of at least % of the voting power of all common stock outstanding to effect certain amendments to our certificate of incorporation or by-laws;

     - requiring formal advance notice for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholders' meetings; and

     - prohibiting stockholder action by written consent.

     In addition, Delaware law makes it difficult for stockholders who have recently acquired a large interest in a Delaware corporation to cause the merger or acquisition of the corporation against the directors' wishes. Furthermore, our board of directors has the authority to issue shares of preferred stock in one or more series and to fix the rights and preferences of the shares of any such series without stockholder approval. Any series of preferred stock is likely to be senior to the common stock with respect to dividends, liquidation rights and, possibly, voting rights. Our board's ability to issue preferred stock may have the effect of discouraging unsolicited acquisition proposals, thus adversely affecting the market price of our common stock.

  OUR SUBSTANTIAL INDEBTEDNESS MAY LIMIT OUR ABILITY TO OBTAIN ADDITIONAL FINANCING AND WILL REQUIRE THAT A SIGNIFICANT PORTION OF OUR CASH FLOW BE APPLIED TO DEBT SERVICE.

     We have substantial indebtedness and, as a result, significant debt service obligations. As of March 31, 2002, we had approximately $303.3 million of total indebtedness outstanding. As of March 31, 2002, after giving pro forma effect to this offering and the application of the net proceeds to us, our total
indebtedness would have been approximately $          . Our total pro forma
indebtedness would have represented approximately      % of our pro forma total
capitalization as of March 31, 2002. We will have substantial debt service obligations, consisting of cash payments of principal and interest, for the foreseeable future.

     The terms of our borrowing arrangements place restrictions on our ability to engage in specific corporate transactions. The indenture for our 9.785% senior subordinated notes subjects us to limitations on our ability to declare or pay dividends, issue redeemable equity securities, sell assets or subsidiaries, engage in acquisitions or mergers, engage in transactions which would result in a change of our control without triggering a redemption right on behalf of the holders of the notes, agree to guarantee the indebtedness of other parties and incur additional senior subordinated debt. Our term loan, revolving credit facility and mortgage agreements also contain similar restrictive covenants.

     The degree of our financial leverage and, as a result, significant debt service obligations, and financial covenants in our loan documents may have a significant impact on our financial results and operations, including:

     - limiting our ability to obtain additional financing to fund any large capital expenditures or acquisitions;

     - limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of our cash flow to fund debt service obligations;

     - exposing us to substantial debt repayment obligations if we fail to maintain certain financial ratios; and

     - increasing our vulnerability to adverse economic and industry conditions that may negatively impact our cash flow available for debt service.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" within the meaning of various provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future, future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, including any changes to operations, goals, expansion and growth of our business and operations, plans, references to future success and other such matters are forward-looking statements. These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. Actual results may differ materially from those discussed. Whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including, but not limited to the following:

     - our sales volume is concentrated with particular customers and our financial condition and results of operations could be adversely affected by a deterioration in the volume of purchases by these customers;

     - we advance credit to our customers and a deterioration in the financial condition of significant customers could cause us to incur material credit-related charges;

     - if we are unable to identify and capitalize on changing design trends and customer preferences, our sales volume and margins could be adversely affected;

     - we face intense competitive pressures;

     - our margins could be adversely affected by increased costs of raw materials, including paper and petroleum-based resins;

     - we may make acquisitions which could expose us to acquisition-related risks;

     - if we are unable to retain key management and other personnel, we may be unable to maintain and successfully develop our business;

     - certain investment funds managed by Goldman, Sachs & Co. have a significant interest in us and they may influence decisions regarding us with which other stockholders may disagree;

     - the number of shares eligible for future sale may cause the market price of the common stock to trade below the level it otherwise would, even if our business is performing well;

     - investors purchasing the common stock in this offering will incur substantial and immediate dilution;

     - there is no current public market for our shares and we cannot assure you that the price of our shares will not decline after this offering;

     - anti-takeover provisions in our certificate of incorporation and by-laws and under Delaware law may reduce the likelihood of a potential change of control;

     - our substantial indebtedness may limit our ability to obtain additional financing and will require that a significant portion of our cash flow be applied to service debt;

     - we face changes in general business conditions and other factors that might be described from time to time in our filings with the SEC; and

     - we face other factors that are beyond our control.

     Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and other cautionary language included in this prospectus, and the actual results or developments anticipated by us may not be realized or, even if substantially realized, may not have the expected consequences to or effects on us or our business or operations. Future revenue and margin trends cannot be reliably predicted. Changes in such trends may cause us to adjust our operations in the future. Because of these and other factors, recent trends should not be considered reliable indicators of future financial results.

                                USE OF PROCEEDS

     The net proceeds we receive from this offering are estimated to be
$       , assuming a public offering price of $     per share (the midpoint of
the range of the initial public offering prices set forth on the cover of this prospectus) and after deducting estimated underwriting discounts and other expenses of this offering payable by us. We will use all of the net proceeds we receive from this offering to pay outstanding indebtedness under our bank credit facilities. Our principal bank credit facilities consist of a term loan and a revolving credit facility. Our term loan, which comes due in December 2004, bears interest, at our option, at the lenders' prime rate plus 1.625% per annum or the lenders' reserve adjusted Eurodollar rate plus 2.625% per annum. At March 31, 2002, the floating interest rate on our term loan was 4.6% and the outstanding principal balance was $149.3 million. Our revolving credit facility, which expires on December 31, 2002, bears interest, at our option, at the lenders' prime rate plus, based on financial ratios, a range of 0.625% to 1.5% per annum or at the lenders' reserve adjusted Eurodollar rate plus, based on financial ratios, a range of 2.00% to 2.5% per annum. At March 31, 2002, we had a remaining borrowing capacity of approximately $20.8 million under the revolving credit facility and the interest rate for borrowings under the facility was 4.16%. Of the approximately $29.2 million drawn under the revolving credit facility, approximately $12.5 million was used in the acquisition of M&D Balloons and the remainder was used for working capital purposes. Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., the lead underwriter of this offering, serves as the arranger and syndication agent on our term loan and our revolving credit facility.

     We will not receive any of the proceeds from the sale of the common stock by the selling stockholders in this offering.

                                DIVIDEND POLICY

     We have not declared or paid any dividends on the common stock since our inception and do not intend to pay any dividends on the common stock in the foreseeable future. We currently intend to retain our future earnings, if any, for working capital, repayment of indebtedness, capital expenditures and general corporate purposes. Restrictive covenants in our bank credit facilities and the indenture for our 9 7/8% senior subordinated notes have the effect of limiting our ability to pay cash dividends or distributions to our stockholders.

                                 CAPITALIZATION

     The following sets forth (1) our actual short-term and long-term indebtedness and total capitalization at March 31, 2002, (2) our pro forma short-term and long-term indebtedness and total capitalization to reflect (i) the conversion of all outstanding shares of redeemable convertible preferred stock held by GSCP into 424,000 shares of the common stock upon closing of this offering, (ii) the expiration of the redemption features of the redeemable common stock held by employees upon the closing of this offering, (iii) the vesting of restricted common stock awards upon closing of this offering, (iv) the repayment of notes receivable from stockholders upon closing of this offering, and (3) our pro forma as adjusted short-term and long-term indebtedness and total capitalization at March 31, 2002 as adjusted to give effect to (i) all pro forma adjustments and (ii) this offering at an assumed
initial public offering price of $     per share (the midpoint of the range of
initial public offering prices set forth on the cover of this prospectus) and the application of the proceeds as set forth under "Use of Proceeds." You should read this table in conjunction with the "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and accompanying notes, which are included elsewhere in this prospectus.

                                                                     MARCH 31, 2002
                                                         --------------------------------------
                                                                                        AS
                                                         HISTORICAL    PRO FORMA     ADJUSTED
                                                         ----------    ---------     --------
                                                                 (DOLLARS IN THOUSANDS)
Short-term and long-term indebtedness:
  Loans and notes payable..............................   $ 22,250     $ 22,250
  Long-term indebtedness, including current portion....    281,037      281,037
                                                          --------     --------      --------
Total indebtedness.....................................    303,287      303,287
                                                          --------     --------      --------
Redeemable convertible preferred stock.................      6,360           --
Redeemable common stock................................     29,949           --
Stockholders' (deficit) equity(1):
  Common stock.........................................         --           --
  Additional paid-in capital...........................     15,764       22,124
  Unamortized restricted common stock awards, net......       (500)          --
  Notes receivable from stockholders...................       (601)          --
  Deficit..............................................    (67,875)     (38,228)
  Accumulated other comprehensive loss.................     (3,039)      (3,039)
                                                          --------     --------      --------
     Total stockholders' (deficit) equity..............    (56,251)     (19,143)
                                                          --------     --------      --------
Total capitalization...................................   $283,345     $284,144
                                                          ========     ========      ========

---------------
(1) On December 19, 1997, the Company and Confetti Acquisition, Inc. ("Confetti"), a newly formed Delaware corporation affiliated with GS Capital Partners II, L.P. and certain other private investment funds managed by Goldman, Sachs & Co. (collectively, "GSCP"), consummated a merger (the "Merger") providing for a recapitalization of the Company in which Confetti was merged with and into the Company with the Company as the surviving corporation. Upon consummation of the Merger, the Company's then existing loan arrangements were repaid and terminated and 90% of its then outstanding common stock was converted into the right to receive cash. The Merger was financed with an equity contribution of approximately $67.5 million (including contributions of common stock by certain employee stockholders and issuances of restricted common stock), $117 million from a senior term loan (the "Term Loan") provided under a bank credit agreement (the "Bank Credit Facilities") and $110 million from the issuance of 9 7/8% senior subordinated notes (the "Notes"). The Merger was accounted for as a recapitalization and, accordingly, the historical basis of the Company's assets and liabilities were not affected by the Merger. The excess of the purchase price paid for the common stock over its book value was recorded as a reduction of stockholders' equity, creating a negative net worth for accounting purposes.

                                    DILUTION

     At March 31, 2002, our net tangible book value was $(130.8) million (see
"Capitalization") or $     per share (as adjusted for the common stock split of
10,000 to 1). Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the number of shares of outstanding common stock.

     After giving effect to this offering and the application of the proceeds, the net tangible book value at March 31, 2002 would have been approximately
$     million or $     per share, representing an immediate increase in net
tangible book value of $     million or $     per share and an immediate
dilution of $     per share to new investors. The following table illustrates this per share dilution:

                                                              (UNAUDITED)
                                                              -----------
Assumed initial public offering price per share.............    $
Net tangible book value at March 31, 2002...................     (11.19)
Increase attributable to price paid by investors in this
  offering..................................................
Other(1)....................................................
Adjusted net tangible book value per share after giving
  effect to this offering...................................
                                                                -------
Dilution in net tangible book value per share to new
  investors in this offering................................    $
                                                                =======

---------------
(1) Assuming (i) the conversion of all outstanding shares of redeemable convertible preferred stock held by GSCP into 424,000 shares of the common stock upon closing of this offering, (ii) the expiration of the redemption features of the redeemable common stock held by employees upon the closing of this offering, (iii) the vesting of restricted common stock awards upon closing of this offering, and (iv) the repayment of notes receivable from stockholders upon closing of this offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data for the five years ended December 31, 2001 are derived from our audited consolidated financial statements. The financial data for the three-month periods ended March 31, 2001 and 2002 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and the results of operations for these periods.

     Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2002. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included herein. The pro forma and as adjusted data presents the effect of certain events that will occur in connection with the consummation of this offering and should be read in conjunction with "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                              THREE MONTHS
                                                         YEARS ENDED DECEMBER 31,                            ENDED MARCH 31,
                                     -----------------------------------------------------------------   -----------------------
                                        1997            1998         1999         2000         2001         2001         2002
                                        ----            ----         ----         ----         ----         ----         ----
                                                        (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
                                                                                                               (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:(1)
Net sales..........................  $   208,788      $ 234,048   $  304,892   $  323,484   $  345,183   $   86,905   $   95,908
Cost of sales......................      137,485        151,324      194,632      206,872      225,036       55,317       61,676
                                     -----------      ---------   ----------   ----------   ----------   ----------   ----------
Gross profit.......................       71,303         82,724      110,260      116,612      120,147       31,588       34,232
Selling expenses...................       12,583         15,956       23,235       28,578       31,414        7,895        8,179
General and administrative
  expenses.........................       17,387         20,612       30,694       31,958       33,317        8,060        7,548
Provision for doubtful accounts....        3,775          3,336        2,906        7,133        3,758          465          603
Art and development costs..........        3,978          5,972        8,650        8,453        8,772        2,085        2,276
Merger costs(2)....................       22,083
Restructuring charges(3)...........                       2,400                       500
Non-recurring charges(4)...........                                      995
                                     -----------      ---------   ----------   ----------   ----------   ----------   ----------
Income from operations.............       11,497         34,448       43,780       39,990       42,886       13,083       15,626
Interest expense, net..............        3,892         22,965       26,365       26,355       24,069        6,575        5,490
Other (income) expense, net........          (71)          (121)          35           96           24          111          (70)
                                     -----------      ---------   ----------   ----------   ----------   ----------   ----------
Income before income taxes and
  minority interests...............        7,676         11,604       17,380       13,539       18,793        6,397       10,206
Income tax expense.................        7,665          4,816        7,100        5,348        7,423        2,527        4,031
Minority interests.................          193             79           73           75           68           (5)         (56)
                                     -----------      ---------   ----------   ----------   ----------   ----------   ----------
Net (loss) income..................         (182)         6,709       10,207        8,116       11,302        3,875        6,231
Dividend requirement on redeemable
  convertible preferred stock......                                                               (270)                      (90)
                                     -----------      ---------   ----------   ----------   ----------   ----------   ----------
Net (loss) income applicable to
  common shares....................  $      (182)     $   6,709   $   10,207   $    8,116   $   11,032   $    3,875   $    6,141
                                     ===========      =========   ==========   ==========   ==========   ==========   ==========
Net (loss) income per common share:
Basic..............................  $     (0.02)(11) $    0.63   $     0.91   $     0.72   $     0.98   $     0.35   $     0.53
Diluted............................        (0.02)(11)      0.62         0.88         0.70         0.94         0.33         0.50
Pro forma basic(5).................                                                               0.98                      0.51
Pro forma diluted(5)...............                                                               0.95                      0.50

Weighted-average shares
  outstanding:
Basic..............................  10,100,000(11)   10,605,575  11,224,095   11,225,395   11,249,545   11,227,095   11,684,377
Diluted............................  10,100,000(11)   10,828,556  11,565,110   11,618,828   11,999,866   11,688,466   12,524,846
Pro forma basic(5).................                                                         11,750,675                12,219,007
Pro forma diluted(5)...............                                                         12,099,866                12,586,856

                                                                                                              THREE MONTHS
                                                         YEARS ENDED DECEMBER 31,                            ENDED MARCH 31,
                                     -----------------------------------------------------------------   -----------------------
                                        1997            1998         1999         2000         2001         2001         2002
                                        ----            ----         ----         ----         ----         ----         ----
                                                        (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
                                                                                                               (UNAUDITED)
OTHER FINANCIAL DATA:
Gross margin percentage............         34.2%          35.3%        36.2%        36.0%        34.8%        36.3%        35.7%
Capital expenditures, including
  assets under capital leases......  $    10,296     $    7,714   $   12,283   $   18,576   $   37,623   $    4,856   $    4,107
Depreciation and amortization......        6,245          8,501       12,931       14,487       15,468        3,800        3,148

                                                       AT DECEMBER 31,
                                   --------------------------------------------------------
                                     1997       1998       1999        2000         2001
                                     ----       ----       ----        ----         ----
                                                                    (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working capital..................  $ 96,793   $ 71,476   $ 82,228    $ 83,760     $ 96,713
Total assets.....................   269,276    248,852    263,487     280,627      310,474

Short-term obligations(8)........  $  3,335   $ 13,177   $  8,250    $ 14,089     $  4,155
Long-term obligations............   234,422    270,127    266,891     261,815      278,443
                                   --------   --------   --------    --------     --------
Total obligations................  $237,757   $283,304   $275,141    $275,904     $282,598
                                   ========   ========   ========    ========     ========
Redeemable convertible preferred
  stock(9).......................                                                 $  6,270
Redeemable common stock(10)......             $ 19,547   $ 23,582    $ 28,768       29,949
Stockholders' (deficit) equity...  $(95,219)   (95,287)   (88,529)    (86,881)     (77,305)

                                               AT MARCH 31 (UNAUDITED),
                                   ------------------------------------------------
                                       2002            2002              2002
                                       ----            ----              ----
                                   (HISTORICAL)   (PRO FORMA)(6)   (AS ADJUSTED)(7)
BALANCE SHEET DATA:
Working capital..................    $ 89,636        $ 90,435
Total assets.....................     360,043         360,644
Short-term obligations(8)........    $ 31,903        $ 31,903
Long-term obligations............     271,384         271,384
                                     --------        --------          --------
Total obligations................    $303,287        $303,287
                                     ========        ========          ========
Redeemable convertible preferred
  stock(9).......................    $  6,360
Redeemable common stock(10)......      29,949
Stockholders' (deficit) equity...     (56,251)       $(19,143)

---------------
 (1) During the first quarter of 2002, the Company adopted Emerging Issues Task Force No. 01-09, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products" ("EITF 01-09"). EITF 01-09 addresses the income statement classification of certain advertising costs. The Company's consolidated statements of income, including those presented for comparative purposes, include the reclassification of certain selling expenses as a reduction of revenue. These reclassifications did not affect the Company's income from operations or net income.

 (2) In connection with the merger and recapitalization in 1997, the Company recorded merger costs of approximately $22.1 million related to its recapitalization comprised of $11.7 million in transaction costs, $7.5 million compensation payment to an officer, $1.9 million for the redemption of stock options and $1.0 million of debt retirement costs.

 (3) The Company recorded charges of $2.4 million and $0.3 million in 1998 and 2000, respectively, in connection with the restructuring of its distribution operations. The Company closed two facilities located in California and Canada. The restructuring charges include the non-cash write-down of $1.3 million relating to property, plant and equipment, the accrual of future lease obligations of $0.5 million and severance and other costs of $0.9 million. In addition, during 2000, the Company incurred charges of $0.2 million in connection with the consolidation of certain manufacturing operations.

 (4) During the fourth quarter of 1999, the Company recorded non-recurring charges of $1.0 million in association with the proposed construction of a new distribution facility. The non-recurring charges represented building costs written-off due to the relocation of the proposed site.

 (5) The pro forma basic and diluted net income per share data gives effect to
     (i) the conversion of all outstanding shares of redeemable convertible preferred stock held by GSCP as if it occurred as of March 30, 2001, its date of issuance (ii) the vesting of restricted common stock awards as if it occurred, as of January 1, 2001 or the date of the award and (iii) the repayment of notes receivable from stockholders as of January 1, 2001 or the date of issuance of the note.

 (6) Pro forma balance sheet data at March 31, 2002 gives effect to (i) the conversion of all outstanding shares of redeemable convertible preferred stock held by GSCP into 424,000 shares of common stock upon closing of this offering, (ii) the expiration of the redemption features of the redeemable common stock held by employees upon the closing of this offering, (iii) the vesting of restricted common stock awards upon closing of this offering and (iv) the repayment of notes receivable from stockholders upon closing of this offering.

 (7) As adjusted balance sheet data at March 31, 2002 gives effect to the pro
     forma adjustments and the receipt of approximately $     million in
     estimated net proceeds from the sale of shares of our common stock in this
     offering assuming an initial public offering price of $     per share, the
     midpoint of the range set forth on the cover of this prospectus.

 (8) Short-term obligations consist primarily of our borrowings under bank lines of credit and the current portion of long-term debt.

 (9) On March 30, 2001, the board of directors authorized 500 shares of our preferred stock, $0.10 par value, and designated 100 shares as Series A Redeemable Convertible Preferred Stock ("Series A Redeemable Convertible Preferred Stock"). Also on March 30, 2001, the Company issued 40 shares of Series A Redeemable Convertible Preferred Stock to GSCP, for proceeds of $6.0 million. Dividends are cumulative and shall be payable annually beginning March 30, 2002, at 6% per annum. Such dividends payable on or prior to March 30, 2004, shall be payable in additional shares of Series A Redeemable Convertible Preferred Stock. Subsequent to March 30, 2004, dividends shall be payable, at the option of the Company, either in cash or additional shares of Series A Redeemable Convertible Preferred Stock. As of March 31, 2002, accrued dividends aggregated $360,000 and are included in redeemable convertible preferred stock on the consolidated balance sheet.

     Each share of the Series A Redeemable Convertible Preferred Stock is convertible at the option of the holder at any time into shares of common stock, at a conversion rate of 10,000 shares of common stock for each share of Series A Redeemable Convertible Preferred Stock subject to adjustment under certain conditions.

(10) Under the terms of our stockholders' agreement dated December 19, 1997, as amended (the "Stockholders' Agreement"), the Company can purchase all of the shares held by the employee stockholders and, under certain circumstances, the employees can require the Company to purchase all of the shares held by the employee stockholders. The purchase price as prescribed in the Stockholders' Agreement is to be determined through a market valuation of the minority-held shares or, under certain circumstances, based on cost, as defined therein. The maximum amount that may be payable by the Company to employee stockholders based on fully paid and vested shares has been classified as redeemable common stock. Prior to December 31, 1998, the obligation to purchase employee shares was assignable to GSCP at a cost of up to $15 million. The Company's obligation to purchase such shares expires with this offering.

(11) Represents pro forma basic and diluted net loss per common share assuming that a merger and recapitalization that took place in 1997 occurred on January 1, 1997.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

GENERAL

     Over the past several years, the party goods industry has experienced significant changes in both distribution channels and product offerings. Although there has been consolidation in the party superstore channel, the number of party superstores continues to increase. Due, in part, to the success of the superstore channel, party goods manufacturers have broadened their product offerings to support the celebration of a greater number of occasions. The industry's growth has been directly affected by these changes. To achieve further sales growth and expansion, we realigned our sales force, beginning in 1999, creating a specialty sales force to focus more closely on card and gift stores and other independent retailers and introduced expansive gift lines encompassing home, baby and wedding products for general gift giving or self-purchase, principally for this channel.

     Our revenues are generated from sales of approximately 40,000 SKU's consisting of party goods for all occasions, including paper and plastic tableware, accessories and novelties, metallic balloons, stationery and gift items. Tableware (plates, cups, cutlery, napkins and tablecovers) is our core product category, generating approximately 44% of revenues in 2001. Coordinated accessories (e.g., balloons, banners, gifts and stationery) and novelties (e.g., party favors) are offered to complement our tableware products. In 1998, we acquired Anagram International Inc. and certain related companies ("Anagram"), a metallic balloon manufacturer with a strong presence in grocery, gifts and floral channels, and leveraged Anagram's strong presence to bring additional party goods to these markets. In February 2002, we completed the strategic acquisition of a second metallic balloon manufacturer, M&D Balloons, Inc. ("M&D Balloons"), which has a strong portfolio of character licenses that complement those of Anagram.

     Gross profit is principally influenced by product mix and the cost of paper and petroleum-based resin, our key raw materials. Products we manufacture, primarily tableware and metallic balloons, represented approximately 60% of our sales in 2001. We have made significant additions to manufacturing capacity that have allowed us to increase manufacturing efficiencies and improve gross margins. We believe that our manufacturing capabilities enable us to lower product cost, ensure product quality and be more responsive to customer demands. We have historically been able to adjust our prices in response to changes in prices of our key raw materials.

     During the first quarter of 2002, the Company adopted Emerging Issues Task Force No. 01-09, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products" ("EITF 01-09"). EITF 01-09 addresses the income statement classification of certain advertising costs. The Company's consolidated statements of income, including those presented for comparative purposes, include the reclassification of certain selling expenses as a reduction of revenue. These reclassifications did not affect the Company's income from operations or net income.

RESULTS OF OPERATIONS

  PERCENTAGE OF NET SALES

                                                                              THREE MONTHS
                                                                                 ENDED
                                                  YEAR ENDED DECEMBER 31,      MARCH 31,
                                                  -----------------------    --------------
                                                  1999     2000     2001     2001     2002
                                                  ----     ----     ----     ----     ----
Net sales.......................................  100.0%   100.0%   100.0%   100.0%   100.0%
Cost of sales...................................   63.8     64.0     65.2     63.7     64.3
                                                  -----    -----    -----    -----    -----
  Gross profit..................................   36.2     36.0     34.8     36.3     35.7
Operating expenses:
  Selling expenses..............................    7.6      8.8      9.1      9.1      8.5
  General and administrative expenses...........   10.1      9.9      9.7      9.2      7.9
  Provision for doubtful accounts...............    1.0      2.2      1.1      0.5      0.6
  Art and development costs.....................    2.9      2.6      2.5      2.4      2.4
  Restructuring charges.........................     --      0.2       --       --       --
  Non-recurring charges.........................    0.3       --       --       --       --
                                                  -----    -----    -----    -----    -----
Total operating expenses........................   21.9     23.7     22.4     21.2     19.4
                                                  -----    -----    -----    -----    -----
  Income from operations........................   14.3     12.3     12.4     15.1     16.3
Interest expense, net...........................    8.6      8.1      7.0      7.6      5.7
Other expense (income), net.....................     --       --       --      0.1     (0.1)
                                                  -----    -----    -----    -----    -----
  Income before income taxes and minority
     interests..................................    5.7      4.2      5.4      7.4     10.7
Income tax expense..............................    2.4      1.7      2.1      2.9      4.2
Minority interests..............................     --       --       --       --       --
                                                  -----    -----    -----    -----    -----
  Net income....................................    3.3%     2.5%     3.3%     4.5%     6.5%
                                                  =====    =====    =====    =====    =====

  THREE MONTHS ENDED MARCH 31, 2002 COMPARED TO THREE MONTHS ENDED MARCH 31,
  2001

     Net sales of $95.9 million for the three months ended March 31, 2002 were $9.0 million higher than net sales for the three months ended March 31, 2001. During the first quarter of 2002, our sales of printed ensembles, solid color tableware and other party goods to the party superstore channel grew by 12.8%. In addition, our specialty sales force, which brings party goods and related gift products to card and gift stores and other independent retailers, achieved 48.2% sales growth, representing a contribution to net sales of $9.6 million. Net sales for the first quarter of 2002 also increased by $2.2 million as a result of the acquisition of M&D Balloons. These net sales gains were partially offset by a decline in net sales to craft stores and mass merchants and a decrease in revenue from contract manufacturing.

     Gross profit for the first quarter of 2002 of 35.7% was 0.6% lower than during the first quarter of 2001 as incremental margins achieved as a result of higher sales were more than offset by the impact of product mix, particularly solid color tableware, and a higher effective rate of sales incentives.

     Selling expenses of $8.2 million for the three months ended March 31, 2002 were $0.3 million higher than in the corresponding period in 2001 principally due to the inclusion of the operating results of M&D Balloons and the continued development of our specialty sales force. Selling expense, as a percentage of net sales, decreased from 9.1% to 8.5%, reflecting the increase in net sales and the maturation of the specialty sales force.

     General and administrative expenses of $7.5 million for the three months ended March 31, 2002 represents a decrease of $0.5 million as compared to the corresponding period in 2001.

The net decrease in general and administrative expenses reflects the elimination of goodwill amortization during the first quarter of 2002, which amortization totaled $0.9 million during the first quarter of 2001, partially offset by the inclusion of the operating results of M&D Balloons and a higher provision for bad debts. As a percentage of sales, general and administrative expenses decreased by 1.2%, to 8.5%.

     Art and development costs of $2.3 million for the first quarter of 2002 were $0.2 million higher than in the first quarter of 2001, principally due to higher employee wages and the inclusion of the operating results of M&D Balloons.

     Interest expense, net, of $5.5 million for the first quarter of 2002 was $1.1 million lower than in the corresponding period in 2001 and reflects a lower average interest rate (6.7% in 2002 versus 9.5% in 2001), partially offset by the impact of higher average borrowings.

     Income taxes for the first quarter of 2002 and 2001 were based upon an estimated consolidated effective income tax rate of 39.5% for the years ending December 31, 2002 and 2001.

  YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

     Net sales for the year ended December 31, 2001 of $345.2 million, were $21.7 million or 6.7% higher than for the year ended December 31, 2000. During 2001, our sales of printed ensembles, solid color tableware and other party goods to the party superstore channel grew by 16.4%, despite further consolidation during the year. In addition, our specialty sales force, which brings party goods and related gift products to card and gift stores and other independent retailers, experienced 40% sales growth, including a 66% increase in gift sales to $10.3 million. These sales gains were partially offset by an 8% decrease in sales of party goods to regional party stores, craft stores and mass merchants, a 28% decrease in revenue from contract manufacturing and the negative impact of foreign currency fluctuations in Europe.

     Gross profit for the year ended December 31, 2001 was $120.1 million, or 34.8% of net sales, as compared to $116.6 million, or 36.0% for the year 2000; as incremental margins achieved as a result of higher sales were more than offset by the impact of product mix, particularly solid color tableware, higher effective sales incentive rates and unabsorbed overhead as result of lower contract manufacturing.

     Selling expenses of $31.4 million for the year ended December 31, 2001 were $2.8 million higher than in 2000 but remained relatively constant at 9.1% of net sales versus 8.8% for the year 2000. The increase in selling expenses reflects the continued development of our specialty sales force, which has more than doubled since its creation in 1999, and increased marketing initiatives relating to gift product lines.

     General and administrative expenses of $33.3 million for the year ended December 31, 2001 represents an increase of $1.4 million as compared to the year 2000. The increase in general and administrative expenses principally reflects higher employee wages and benefits and professional fees. As a percentage of sales, general and administrative expenses decreased by 0.2%, to 9.7%.

     The provision for doubtful accounts for the year ended December 31, 2001 decreased by $3.4 million to $3.8 million and from 2.2% to 1.1% of net sales. During 2001, a superstore customer filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. We charged $2.5 million to the provision for doubtful accounts during the second half of 2001 to fully provide for the accounts receivable balance due from this customer. This customer accounted for 2.1% of our net sales in 2001. We do not believe the potential loss of sales to this customer will have a material adverse effect on our future results of operations or our financial condition. During the year ended December 31, 2000, two of our customers filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. As a result of those filings, we charged $3.4 million and $1.0 million to the provision for doubtful accounts during the second and fourth quarters of 2000, respectively, to fully provide for the accounts receivable balances due from these customers. We also charged $1.6 million to the provision for doubtful accounts during the fourth quarter of 2000, which represented the remaining accounts receivable balance from a customer that filed for bankruptcy during 1999.

     Art and development costs of $8.8 million for the year ended December 31, 2001 were $0.3 million higher than in 2000 but remained relatively consistent at 2.5% of sales versus 2.6% for 2000.

     During the fourth quarter of the year ended December 31, 2000, we recorded charges of $0.3 million relating to the restructuring of our distribution operations begun in 1998 and $0.2 million in connection with the consolidation of certain manufacturing operations.

     Interest expense, net, of $24.1 million for the year ended December 31, 2001 was $2.3 million lower than in 2000, and reflects a lower average interest rate (8.4% in 2001 versus 9.26% in 2000) and the capitalization of approximately $1.0 million of interest expense in 2001, partially offset by the impact of higher average borrowings.

     Income taxes for the years ended December 31, 2001 and 2000 were provided for at a consolidated effective income tax rate of 39.5%. The effective income tax rate exceeds the federal statutory income tax rate primarily due to state income taxes.

  YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     Net sales for the year ended December 31, 2000 of $323.5 million were $18.6 million higher than for the year ended December 31, 1999. The increase in net sales principally reflects increased sales of printed ensembles, accessories and gift items to independent party goods and specialty stores, as well as increased sales of solid color tableware to party superstores. These gains were partially offset by lower fourth quarter sales of New Year related theme products as 1999 benefited from the celebration of the Millennium, a reduction in sales to international customers and a decline in sales of licensed products to mass merchant distributors. Increased sales to independent party goods and specialty stores are attributable to a realignment of our independent sales force begun in the first quarter of 1999.

     Gross profit for the year ended December 31, 2000 of $116.6 million, or 36.0% of net sales, was comparable to the corresponding period in 1999 as incremental margins achieved as a result of higher sales were offset by lower margins attributable to product mix, particularly the solid color tableware.

     Selling expenses of $28.6 million for the year ended December 31, 2000 were $5.3 million higher than those in 1999 and increased to 8.8% of net sales from 7.6% of net sales. The increase in selling expenses reflects the continued development of our specialty sales force, which had doubled since the beginning of 1999, and increased marketing initiatives relating to gift product lines.

     General and administrative expenses of $32.0 million for the year ended December 31, 2000 increased by $1.3 million as compared to 1999, yet decreased by 0.2% to 9.9% of net sales. The increase of $1.3 million reflects additional depreciation and amortization associated with new data processing equipment, increased professional service fees and increased costs associated with the development of e-commerce business opportunities.

     The provision for doubtful accounts for the year ended December 31, 2000 increased by $4.2 million to $7.1 million and from 1.0% to 2.2% of net sales. During the second quarter of 2000, two of our customers filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. As a result of the filings, we charged $3.4 million and $1.0 million to the provision for doubtful accounts during the second and fourth quarters of 2000, respectively, to fully provide for the accounts receivable balances due from these customers. On a combined basis, these two customers accounted for approximately 1.9% of our consolidated net sales for the year ended December 31, 2000. We also charged $1.6 million to the provision for doubtful accounts during the fourth quarter of 2000 which represented the remaining accounts receivable balance from a customer that filed for bankruptcy during 1999.

     Art and development costs of $8.5 million for the year ended December 31, 2000 were $0.2 million lower than in 1999. The art and development costs for the year ended December 31, 1999 included certain start-up costs associated with the development of new product lines. As a percentage of net sales, art and development costs were 2.6% for the year ended December 31, 2000 as compared to 2.9% for 1999.

     During the fourth quarter of 2000, we recorded charges of $0.3 million relating to the restructuring of our distribution operations begun in 1998 and $0.2 million in connection with the consolidation of certain manufacturing operations.

     During the fourth quarter of 1999, we recorded non-recurring charges of $1.0 million in association with the proposed construction of a new distribution facility. The non-recurring charges represented building costs written-off due to the relocation of the proposed site.

     Interest expense, net, of $26.4 million for the year ended December 31, 2000 was comparable to 1999, principally as a result of a higher average interest rate (9.26% in 2000 versus 8.16% in 1999), offset by the impact of lower average borrowings.

     Income taxes for the years ended December 31, 2000 and 1999 were provided for at consolidated effective income tax rates of 39.50% and 40.85%, respectively. The effective income tax rates exceed the federal statutory income tax rate primarily due to state income taxes.

  LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 2002, we had an outstanding Term Loan of $149.3 million provided under a bank credit agreement (the "Bank Credit Facilities"), together with senior subordinated notes of $110.0 million (the "Notes") (collectively, the "Financings"). The Term Loan matures in December 2004 and provides for amortization (in quarterly installments) of one percent of the principal amount thereof per year for the first five years and 32.3% and 62.7% of the principal amount thereof in the sixth and seventh years, respectively. The Term Loan bears interest, at our option, at the lenders' prime rate plus 1.625% per annum or at the lenders' reserve adjusted Eurodollar rate plus 2.625% per annum. At March 31, 2002, the floating interest rate on the Term Loan was 4.6%. The Notes bear interest at a rate of 9.875% per annum and mature in December 2007. We are required to make prepayments on the Bank Credit Facilities under certain circumstances, including upon certain asset sales and issuance of debt or equity securities and based on cash flows, as defined.

     The Bank Credit Facilities also provide for revolving loan borrowings of up to $50 million (the "Revolving Credit Facility"). The Revolving Credit Facility expires on December 31, 2002, bears interest, at our option, at the lenders' customary prime rate plus, based on certain terms, a range of 0.625% to 1.50% per annum or at the lenders' reserve adjusted Eurodollar rate plus, based on certain terms, a range of 2.00% to 2.50% per annum. Interest on balances outstanding under the Revolving Credit Facility are subject to adjustment in the future based on our performance. At March 31, 2002, we had borrowing capacity of approximately $20.8 million under the Revolving Credit Facility.

     In addition to the Revolving Credit Facility described above, we have a $400,000 Canadian dollar denominated revolving credit facility which bears interest at the Canadian prime rate and expires on June 15, 2003, a $1.0 million British Pound Sterling denominated revolving credit facility which bears interest at the U.K. base rate plus 1.75% and expires on June 1, 2003 and a $1.0 million revolving credit facility which bears interest at LIBOR plus 1.0% and expires on

January 31, 2003. No borrowings were outstanding under these revolving credit facilities at March 31, 2002.

     In October 2000, we commenced the construction of a new distribution facility. We purchased property for $4.9 million and entered into a contract for the design and construction of a new domestic distribution facility in Chester, New York. During the fourth quarter of 2001, the construction of the new facility was completed at a cost of $24.8 million, including $1.2 million of capitalized interest costs. We expect the facility to be fully operational in the latter half of 2002. The planned consolidation may result in additional restructuring charges in subsequent periods.

     We refinanced the purchase of the property and the costs to construct the facility during the fourth quarter of 2001, using borrowings under our Revolving Credit Facility, the proceeds from the issuance of the Series A Preferred Stock of $6.0 million (noted below) and long-term borrowings consisting of a first and second lien mortgage note of $10.0 million each with a financial institution and the New York State Job Development Authority, respectively. The first lien mortgage note bears interest at LIBOR plus 2.75%. However, we have utilized an interest rate swap agreement to effectively fix the loan rate at 8.40% for the term of the loan. The second lien mortgage note bears interest at a rate 4.75%, subject to change under certain conditions. Both notes are for a term of 96 months and require monthly payments based on a 180-month amortization period with balloon payments upon maturity in January 2010. We have amended and restated the Bank Credit Facilities to provide for, among other things, the additional borrowings and capital expenditures for the construction of the facility.

     On March 30, 2001, our board of directors authorized 500 shares of preferred stock, $0.10 par value, and designated 100 shares as "Series A Redeemable Convertible Preferred Stock." Also on March 30, 2001, we issued 40 shares of Series A Preferred Stock to GSCP for proceeds of $6.0 million. These shares of Series A Preferred Stock will convert into 400,000 shares of common stock upon closing of this offering.

     We have several non-cancelable operating leases principally for office, distribution and manufacturing facilities, showrooms, and warehouse equipment. These leases expire on various dates through 2017 and generally contain renewal options and require us to pay real estate taxes, utilities and related insurance. Rent expense for the three months ended March 31, 2002, totaled $2.5 million. The minimum lease payments currently required under non-cancelable operating leases for the year ending December 31, 2002, approximate $11.8 million.

     On February 19, 2002, we purchased all of the outstanding common stock of M&D Balloons, a Manteno, Illinois-based manufacturer of metallic and plastic balloons, from American Greetings Corporation for $27.5 million. We financed the acquisition by borrowing $12.5 million under the Revolving Credit Facility and issuing 967,740 shares of common stock to American Greetings, at a value of $15.50 per share. American Greetings will continue to distribute metallic balloons under a supply agreement with us.

     Based upon the current level of operations and anticipated growth, we anticipate that our operating cash flow, together with available borrowings under the Revolving Credit Facility will be adequate to meet our anticipated future requirements for working capital and operating expenses through December 31, 2002. Scheduled debt payments for the years ended December 31, 2002 and 2003 total $3.5 million and $52.3 million, respectively, with increasing amounts thereafter. We are exploring a number of options to repay or refinance these debt maturities including the Revolving Credit Facility. We will apply the net proceeds we receive from this offering to repay outstanding indebtedness under the Bank Credit Facilities. We expect to repay or refinance these debt maturities as they become due. However, our ability to make scheduled payments of principal of, or to pay interest on, or to refinance our indebtedness and to satisfy our other obligations will depend upon several factors including the volatility of capital markets and our future performance, which, to a certain extent, will be subject to general economic, financial, competitive, business and other factors beyond our control.

     The Financings may affect our ability to make future capital expenditures and potential acquisitions. However, management believes that our current available production capacity is adequate to support our operations for at least the next 12 months. At March 31, 2002, we did not have material commitments for capital expenditures or other acquisitions.

  Cash Flow Data -- Three Months Ended March 31 2002 Compared to Three Months Ended March 31, 2001

     Net cash used in operating activities during the first quarter of 2002 totaled $3.1 million. During the first quarter of 2001, net cash provided by operating activities totaled $2.0 million. Net cash flow provided by operating activities before changes in operating assets and liabilities for the three months ended March 31, 2002 and 2001, was $11.7 million and $8.6 million, respectively. Changes in operating assets and liabilities for the three months ended March 31, 2002 and 2001, resulted in the use of cash of $14.8 million and $6.6 million, respectively. The changes in operating assets and liabilities principally reflect an increase in accounts receivable and inventory, net of a corresponding increase in accounts payable, consistent with the growth in operations.

     Net cash used in investing activities during the three months ended March 31, 2002 of $16.6 million consisted of $12.5 million relating to the acquisition of M&D Balloons and $4.1 million relating to capital expenditures, principally for distribution and data processing equipment. During the three months ended March 31, 2001, net cash used in investing activities of $4.9 million included payments of $2.3 million associated with the construction of a new domestic distribution facility and additional investments primarily in manufacturing equipment.

     During the three months ended March 31, 2002, net cash provided by financing activities of $20.7 million included proceeds from short-term working capital borrowings, including $12.5 million used to finance the acquisition of M&D Balloons, partially offset by the scheduled payments of the Term Loan and other long-term obligations. During the comparable period in 2001, net cash provided by financing activities was $2.8 million and primarily consisted of proceeds from the issuance of the Series A Preferred Stock totaling $6.0 million and proceeds from short-term working capital borrowings, partially offset by the scheduled payments of the Term Loan and other long-term obligations.

  Cash Flow Data -- Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

     Net cash provided by operating activities for the year ended December 31, 2001, totaled $25.3 million, or $6.0 million higher than for the year ended December 31, 2000. Net cash flow provided by operating activities before changes in operating assets and liabilities for the years ended December 31, 2001 and 2000, was $33.3 million and $32.9 million, respectively. Changes in operating assets and liabilities for the years ended December 31, 2001 and 2000, resulted in the use of cash of $8.1 million and $13.7 million, respectively. The changes in operating assets and liabilities principally reflect an increase in accounts receivable and inventory, net of a corresponding increase in accounts payable, consistent with the growth in operations.

     Net cash used in investing activities during the year ended December 31, 2001 consisted of $37.4 million of capital expenditures, including the costs to complete the construction of our new distribution facility and to acquire related distribution equipment. During the year ended December 31, 2000, net cash used in investing activities of $18.5 million included payments of $7.9 million associated with the purchase of property for and the construction of the new distribution facility and additional investments principally in manufacturing equipment.

     During the year ended December 31, 2001, net cash provided by financing activities of $11.9 million included the proceeds of $6.0 million from the issuance of 40 shares of Series A Preferred Stock to GSCP and the net proceeds from the two $10.0 million mortgage loans noted above. During 2001, we also repaid short-term borrowings under its Revolving Credit Facility and long-term borrowings under its Term Loan and other obligations totaling $13.5 million. During the year ended December 31, 2000, net cash provided by financing activities of $0.9 million primarily consisted of proceeds from net short-term borrowings under the Revolving Credit Facility for working capital needs and the new distribution facility, partially offset by the scheduled repayment and a $1.3 million prepayment of the Term Loan, and repayment of other long-term obligations.

 Cash Flow Data -- Year Ended December 31, 2000 Compared to Year Ended
  December 31, 1999

     For the year ended December 31, 2000, net cash provided by operating activities totaled $19.3 million, or $0.2 million lower than for the year ended December 31, 1999. Net cash flow provided by operating activities before changes in other operating assets and liabilities for the years ended December 31, 2000 and 1999, was $32.9 million and $31.9 million, respectively. Net cash used as a result of changes in other operating assets and liabilities for the years ended December 31, 2000 and 1999 was $13.7 million and $12.5 million, respectively, and reflects a growth in accounts receivable and inventory consistent with the growth in operations.

     During the year ended December 31, 2000, net cash used in investing activities of $18.5 million included payments of $7.9 million associated with the purchase of property for and the construction of the new distribution facility and additional investments principally in manufacturing equipment. Net cash used in investing activities during the year ended December 31, 1999 consisted of $11.4 million of capital expenditures including an upgrade of our data processing systems and investment in additional manufacturing equipment.

     During the year ended December 31, 2000, net cash provided by financing activities of $0.9 million primarily consisted of proceeds from net short-term borrowings under the Revolving Credit Facility for working capital needs and the new distribution facility, partially offset by the scheduled repayment and a $1.3 million prepayment of the Term Loan, and repayment of other long-term obligations. During the year ended December 31, 1999, net cash used in financing activities of $8.8 million principally consisted of scheduled payments of long-term obligations partially offset by the proceeds from short-term working capital borrowings.

  CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require us to make estimates and assumptions. We believe that the following significant accounting policies may involve a higher degree of judgment and complexity.

     Revenue Recognition

     We recognize revenue on product sales at the time of shipment. We record estimated reductions to revenue for various customer incentive programs and allowances. Should customers earn higher incentives than estimated by us, additional reductions to revenue may be required.

     Royalty Agreements

     Commitments for minimum payments under royalty agreements, a portion of which may be paid in advance, are charged to expense ratably, based on our estimate of total sales of related products. If all or a portion of the minimum guarantee subsequently appears not to be recoverable, the unrecoverable portion is charged to expense at that time.

     Doubtful Accounts

     We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. A considerable amount of judgment is required in assessing the ultimate realization of these receivables including the current credit-worthiness of customers. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

     Inventory

     Our policy requires that we state our inventories at the lower of cost or market. In assessing the ultimate realization of inventories, we are required to make judgments regarding, among other things, future demand and market conditions, current inventory levels and the impact of the possible discontinuation of product designs. If actual conditions are less favorable than those projected by us, additional inventory write-downs to market value may be required.

     Long-Lived Assets

     We have significant property, plant and equipment; goodwill and other acquired intangibles. The determination of related estimated useful lives and whether or not these assets are impaired requires us to make significant judgments. Changes in strategy and/or market conditions could significantly impact these judgments and require adjustments to recorded asset balances.

RECENTLY ISSUED ACCOUNTING STANDARDS

     Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141") and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No 142"). SFAS No 141 revises the accounting treatment for business combinations to require the use of purchase accounting and prohibit the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS No 142 revises the accounting for goodwill to eliminate the amortization of goodwill on transactions consummated after June 30, 2001 and of all other goodwill as of January 1, 2002. Other intangible assets will continue to be amortized over their useful lives. SFAS No. 142 also requires goodwill and other intangible assets to be assessed for impairment each year and more frequently if circumstances indicate a possible impairment. During the second quarter of 2002, we will complete the first impairment test as of January 1, 2002. We do not anticipate having to record a charge to net income for the potential impairment of goodwill or other intangible assets as a result of the adoption of SFAS No. 142. The elimination of goodwill amortization as of January 1, 2001 would have increased net income by approximately $546,000, net of $356,000 of income taxes, for the quarterly period ended March 31, 2001.

     Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No 144"). SFAS No. 144 supercedes Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and the accounting and reporting provisions of Accounting Principles Board No 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 provides updated guidance concerning the recognition and measurement of an impairment loss for certain types of long-lived assets and expands the scope of a discontinued operation to include a component of an entity. The adoption of SFAS No. 144 on January 1, 2002 did not impact our financial position or results of operations.

     Other pronouncements issued by the FASB or other authoritative accounting standards groups with future effective dates are either not applicable or not significant to our financial statements.

QUARTERLY RESULTS (UNAUDITED)

     Despite a concentration of holidays in the fourth quarter of the year, as a result of the expansion of our product lines and customer base and increased promotional activities, recent quarterly results of operations do not exhibit the seasonality noted in prior years. Promotional activities, including special dating terms, particularly with respect to Halloween and Christmas products sold in the third quarter, result in higher accounts receivables balances and higher interest costs to support these balances. The following table sets forth our historical net sales, gross profit, income from operations and net income, by quarter, for the years ended December 31, 2000 and 2001 and for the quarter ended March 31, 2002.

                                                        FOR THE THREE MONTHS ENDED
                                            --------------------------------------------------
                                            MARCH 31    JUNE 30    SEPTEMBER 30    DECEMBER 31
                                            --------    -------    ------------    -----------
                                                          (DOLLARS IN THOUSANDS)
2000
Net sales.................................  $77,039     $78,333      $82,850         $85,262
Gross profit..............................   29,923      27,773       29,828          29,088
Income from operations....................   12,839       7,335(a)    11,675           8,141(a)
Net income................................    3,709         448(a)     3,009             950(a)
2001
Net sales.................................  $86,905     $82,839      $87,699         $87,740
Gross profit..............................   31,588      28,313       30,283          29,963
Income from operations....................   13,083       9,773        9,977(b)       10,053(b)
Net income................................    3,875       2,209        2,391(b)        2,827(b)
2002
Net sales.................................  $95,908
Gross profit..............................   34,232
Income from operations....................   15,626
Net income................................    6,231

---------------
(a) During the second quarter of 2000, two of our larger superstore customers filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. As a result of the filings, we charged $3.4 million and $1.0 million to the provision for doubtful accounts during the second and fourth quarters of 2000, respectively, to fully provide for the accounts receivable balances from these customers. On a combined basis, these two customers accounted for approximately 1.9% of our consolidated net sales for the year ended December 31, 2000. We also charged $1.6 million to the provision for doubtful accounts during the fourth quarter of 2000 which represented the remaining accounts receivable balance from a customer that filed for bankruptcy during 1999.

(b) During the third quarter of 2001, one of our larger superstore customers filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code and, as a result, we charged $1.5 million and $1.0 million to the provision for doubtful accounts during the third and fourth quarters of 2001, respectively, to fully provide for the accounts receivable balances. This customer accounted for approximately 2.1% of our consolidated net sales for the year ended December 31, 2001. We do not believe the potential loss of sales to this customer will have a material adverse effect on our future results of operations or our financial condition.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our earnings are affected by changes in interest rates as a result of our variable rate indebtedness. However, we utilize interest rate swap agreements to manage the market risk associated with fluctuations in interest rates. If market interest rates for our variable rate indebtedness averaged 2% more than the interest rate actually paid for the years ended December 31, 1999, 2000 and 2001, our interest expense, after considering the effects of our interest rate swap agreements, would have increased, and income before income taxes would have decreased, by $1.4 million, $0.9 million and $2.2 million, respectively. If market interest rates for our variable rate indebtedness averaged 2% more than the interest rate actually paid for the three months ended March 31, 2001 and 2002, our interest expense, after considering the effects of our interest rate swap agreements, would have increased, and income before income taxes would have decreased, by $0.5 million for each of the periods, respectively. This amount is determined by considering the impact of the hypothetical interest rates on our borrowings and interest rate swap agreements. This analysis does not consider the effects of the reduced level of overall economic activity that could exist in such an environment. Further, in the event of a change of such magnitude, management would likely take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that we would take and their possible effects, the sensitivity analysis assumes no changes in our financial structure.

     Our earnings are also affected by fluctuations in the value of the U.S. dollar as compared to foreign currencies, predominately in European countries, as a result of the sales of our products in foreign markets. Although we periodically enter into foreign currency forward contracts to hedge against the earnings effects of such fluctuations, we may not be able to hedge such risks completely or permanently. A uniform 10% strengthening in the value of the dollar relative to the currencies in which our foreign sales are denominated would have resulted in a decrease in gross profit of $1.6 million, $1.6 million and $1.4 million for the years ended December 31, 1999, 2000 and 2001, respectively. A uniform 10% strengthening in the value of the dollar relative to the currencies in which our foreign sales are denominated would have resulted in a decrease in gross profit of $0.4 million and $0.3 million for the three months ended March 31, 2001 and 2002, respectively. This calculation assumes that each exchange rate would change in the same direction relative to the U.S. dollar. In addition to the direct effects of changes in exchange rates, which could change the U.S. dollar value of the resulting sales, changes in exchange rates may also affect the volume of sales or the foreign currency sales price as competitors' products become more or less attractive. Our sensitivity analysis of the effects of changes in foreign currency exchange rates does not factor in a potential change in sales levels or local currency prices.

                                    BUSINESS

COMPANY

     We are a leading designer, manufacturer and distributor of everyday and seasonal party goods and gift products, offering one of the broadest and deepest product lines in the industry. Our party products include decorative paper and plastic tableware such as plates, napkins, cups and tablecovers, accessories such as invitations and thank you notes, novelties such as games and party favors and metallic balloons; our gift and stationery products include picture frames, candles, mugs and ceramic giftware encompassing home, wedding and baby products for general gift giving or self-purchase. We sell our products through party superstores, other party goods retailers, card and gift stores, other retailers and distributors throughout the world. In the United States, we are the leading supplier to the party superstore channel, which represented approximately 46% of our sales in 2001.

COMPANY HISTORY

     Our business was founded in 1947 as an importer and distributor of party goods and novelty items. Through internal growth and selective acquisitions, we have become a fully integrated designer, manufacturer and multi-national distributor of party goods and metallic balloons. Until 1995, we were a privately-owned business substantially all of which was owned by John A. Svenningsen and entities controlled by him. In 1996, we had an initial public offering after which Mr. Svenningsen and those entities continued to own approximately 80% of our common stock. Following Mr. Svenningsen's death in 1997, we again became a private company through a recapitalization led by GSCP.

     To strengthen our position as a leader in the industry and to broaden our product line, we acquired Anagram and M&D Balloons in 1998 and 2002, respectively, both of which manufacture metallic balloons. We leveraged Anagram's strong presence in the grocery, gift and floral channels to bring additional party goods to these markets. Beginning in 1999, we realigned our sales force to create a specialty sales force that now has 115 sales professionals who focus more closely on card and gift stores and other independent retailers. In order to leverage our design, marketing and distribution capabilities further, we introduced an extensive gift line encompassing home, wedding and baby products principally to service the independent retail channel's need for additional product lines beyond party goods and provide these retailers with the opportunity to "one-stop shop."

INDUSTRY OVERVIEW

     According to a study we commissioned, the broad U.S. wholesale party goods market represented total sales of approximately $6.4 billion in 2000 (which includes items such as greeting cards, costumes and catering supplies in addition to the products we produce). The market for the product categories that we compete in (which primarily include decorative paper and plastic tableware, decorations, accessories and everyday gift wrap) is estimated to be approximately $1.6 billion. Industry growth has been driven by manufacturers and retailers increasing the breadth and availability of party merchandise, which now includes party goods and gifts to celebrate a greater number of events, holidays and occasions. Due to their low per-item prices and consumable nature, party goods have continued to sell well during the current economic downturn, as evidenced by our strong sales in 2001. Party goods are sold through a variety of different retail channels including party superstores, other party goods retailers, card and gift stores and other independent retailers, food and drug stores and mass market retailers.

     - PARTY SUPERSTORE CHANNEL. Our principal retail channel is the party superstore and party specialty store. Party superstores have evolved into the one-stop shopping destination for all of a consumer's party goods needs and generally offer prices that are more competitive than those of similar products sold in other channels. Party superstores and specialty party stores offer an extensive selection of designed ensembles which typically include between 15 to 60 design coordinated items. By displaying an array of integrated and related merchandise in an attractive format, these retailers seek to encourage consumers to increase the number of items they purchase during each shopping experience. The wide product assortment and value priced merchandising concepts distinguish these "category killer" retailers from their competitors. There are approximately 1,600 specialty party stores in the United States today, of which approximately 1,375 are considered party superstores with 8,000 to 10,000 square feet of retail selling space.

       The mid-to-late 1990s witnessed rapid expansion within the party superstore segment. This expansion stretched the management and infrastructure of several of the retail chains and resulted in financial difficulties, despite relatively consistent comparable store sales performance. This growth has been followed by a period of consolidation and rationalization which has resulted in stronger participants and repositioned the industry for further organic growth. According to the results of the study we commissioned, this channel of distribution grew in excess of 20% annually from 1995 to 2000 and is expected to grow at the rate of 6% to 8% annually over the next three years.

     - INDEPENDENT RETAIL CHANNEL. Independent card and gift retailers have not historically been significant purchasers of our products because they have focused on greeting cards and stationery. Typically these retailers purchase a very limited selection of our type of products from several suppliers who are often niche manufacturers. It is estimated that there are approximately 170,000 independent retailers in the United States. Our specialty sales force targets retailers in this channel and positions the Company as a stable, single-source resource for satisfying many different product requirements. We believe that this approach is unique to this industry channel and meets the growing desire of retailers within this channel to consolidate their vendor relationships.

     - OTHER CHANNELS. Drug and grocery stores at one time were principal outlets for party goods. As the number of products available to the consumer has increased, the importance of these channels to the industry has declined. While they remain significant outlets for certain product categories, including the metallic balloons we sell, they are unable to offer the wide assortment found in party superstores. On the basis of the study we commissioned, forecast that this channel will grow between 1% and 3% annually over the next three years.

       Historically, mass market retailers (such as Wal-Mart and Target) have been a significant outlet for particular product categories, including metallic balloons, and are significant retailers of greeting cards, juvenile birthday products and seasonal tableware. Party products that are comparable to ours are generally merchandised in conjunction with the greeting card programs and are limited in breadth and scope. We generally utilize distributors to sell to and service this market. On the basis of the study we commissioned, we expect this market to grow at 5% to 7% annually over the next three years.

     - GROWTH TRENDS. In addition to continued expansion of the party superstore channel, we believe growth in the party goods industry will be driven by several favorable consumer trends. As consumers seek to increase the quality of their leisure time, home entertaining is rising with consumers including festive party supplies in their celebrations. This consumer desire to optimize leisure time is an outgrowth, among other things, of lengthening work weeks, the increase in two wage-earner families and a general increase in disposable income. Party goods offer a convenient and affordable way to make all types of occasions more festive and special. In the past decade, consumers have also embraced an increasing variety of events for parties ranging from lifestyle events such as a baby's first birthday to theme parties. The popularity of such events has driven demand for decorative party supplies that can enhance the festive nature of the occasion.

OUR STRENGTHS

     We believe our competitive strengths are as follows:

CATEGORY LEADER IN PARTY GOODS INCLUDING BALLOONS

     We are one of the largest manufacturers and distributors of decorative party goods in the United States and the largest manufacturer of metallic balloons in the world. Within the fast-growing party superstore channel, we sell to approximately 1,375 party superstores in the United States and have an estimated 20% share. We have long-term relationships with all major chains and have positioned ourselves in this channel as a responsive and comprehensive supplier of proprietary, well designed and high quality products. Our metallic balloons are sold throughout the world, many of which incorporate advanced film technology and feature images from our strong portfolio of character licenses for balloons. Our specialty sales force currently reaches over 12,000 card and gift stores and other independent retailers and is unique in the industry in its ability to offer both gift products and a comprehensive line of party accessories.

EXPANSIVE PRODUCT BREADTH

     With approximately 40,000 SKU's, we offer one of the broadest and deepest product lines in the industry and allow convenient "one-stop shopping" for both large superstores and smaller retailers. Our product lines include party goods, metallic balloons, stationery and gift items. Our product offering also includes over 375 party ensembles, which generally contain 30 to 150 design-coordinated items spanning tableware, accessories, novelties, decorations and gifts. The breadth of these ensembles enables party superstores to encourage consumers to buy additional items for a single occasion. Our gift product line better enables us to penetrate the card and gift store channel, where the majority of our sales actually come from party goods and accessories. Our metallic balloons are produced in a wide variety of shapes and sizes and we have the right to use approximately 115 character licenses for balloons.

     The percentage of sales for each product line for 1999, 2000 and 2001 are set forth in the following table:

                                                              1999    2000    2001
                                                              ----    ----    ----
Party Goods.................................................   72%     70%     69%
Metallic Balloons...........................................   21      21      21
Stationery..................................................    6       7       7
Gift........................................................    1       2       3
                                                              ---     ---     ---
                                                              100%    100%    100%
                                                              ===     ===     ===

     The following table sets forth the principal products in each of the categories, excluding metallic balloons:

       PARTY GOODS                    STATIONERY                     GIFT
       -----------                    ----------                     ----
Decorative and Solid       Baby and Wedding Memory            Ceramic Giftware
Color Tableware              Books                            Decorative Candles
Candles                    Decorative Tissues                 Decorative Frames
Cascades and Centerpieces  Gift Wrap, Bows and Bags           Mugs
Crepe                      Invitations, Notes and Stationery  Plush Toys
Cutouts                    Photograph Albums                  Wedding Accessories
Flags and Banners          Ribbons                              and Cake Tops
Guest Towels               Stickers and Confetti
Latex Balloons
Party Favors
Party Hats
Pinatas

     Our products span a wide range of lifestyle events from age-specific birthdays to theme parties and sporting events, as well as holidays such as Halloween and New Year's. Approximately 80% of our sales consist of items designed for non-seasonal occasions, with the remaining 20% comprised of items used for holidays and events throughout the year. Our product offerings cover the following:

SEASONAL                                THEMES                     EVERYDAY
--------                                ------                     --------
New Year's                 Casino Night                       Birthdays
Valentine's Day            Fiesta                             Graduations
St. Patrick's Day          Fifties Rock and Roll              Weddings
Easter                     Hawaiian Luau                      Anniversaries
Passover                   Mardi Gras                         Showers
Fourth of July             Masquerade                         First Communions
Halloween                  Patriotic                          Confirmations
Thanksgiving               Pool Party                         Retirements
Hanukkah                   Religious                          Christenings
Christmas                  Sports                             Bar Mitzvahs
                           Summer Fun

INNOVATIVE PRODUCT DEVELOPMENT AND DESIGN CAPABILITIES

     Our 105 person in-house design staff continuously develops fresh, innovative and contemporary product designs and concepts. Our continued investment in art and design results in a steady supply of fresh ideas and the creation of complex, unique ensembles that appeal to consumers. In 2001, we introduced over 5,000 new products and more than 50 new ensembles. Our proprietary designs help us keep our products differentiated from the competition.

STATE-OF-THE-ART MANUFACTURING AND DISTRIBUTION TECHNOLOGY

     - EFFICIENT MANUFACTURING CAPABILITY AND RELIABLE SOURCING. Our vertically integrated manufacturing capability enables us to control costs, monitor product quality and manage inventory investment better and provide more efficient order fulfillment. We manufacture items representing approximately 60% of our 2001 sales. Our facilities in New York, Kentucky, Rhode Island, Minnesota, Illinois and Mexico are highly automated and produce paper and plastic plates, napkins, cups, metallic balloons and other party and novelty items. State-of-the art printing, forming, folding and packaging equipment support these manufacturing operations. Our Minnesota balloon plant uses the most advanced printing and fabrication technology in the world. Given our size and sales volume, we are generally able to operate our manufacturing equipment on the basis of at least two shifts per day thus lowering production costs per unit. In addition, we manufacture products for third parties, which allows us to maintain a satisfactory level of equipment utilization.

We try to outsource items that require labor-intensive production processes. We purchased products representing approximately 40% of sales in 2001 from independently-owned manufacturers, many of whom are located in Asia and with whom we have long-standing relationships. We have relationships of over 15 years with our two largest suppliers. We believe that the quality and price of the products manufactured by these suppliers provides a significant competitive advantage. Our business, however, is not dependent upon any single source of supply for these products. The principal raw materials used in manufacturing our products are paper and petroleum-based resin. We have historically been able to change our product prices in response to changes in raw material costs. While we currently purchase such raw material from a relatively small number of sources, paper and resin are available from numerous sources. Therefore, we believe our current suppliers could be replaced without adversely affecting our manufacturing operations in any material respect.

     - HIGH CAPACITY DISTRIBUTION SYSTEMS. We ship our products from distribution facilities that employ computer assisted systems directly to customers throughout the United States and Canada. Our electronic-order entry and information systems allow us to manage our inventory with minimal waste, achieve average fill rates in excess of 90% and provide quick order turnaround times of generally between 24 to 48 hours.

       Our distribution facilities for paper party items are principally located in New York and represent more than 1,000,000 square feet in the aggregate. As a result of the acquisitions of Anagram and M&D Balloons, we distribute our metallic balloons domestically from facilities in Illinois, Minnesota and New York. Products for markets outside the United States are shipped from our distribution facilities in Mexico, England and Australia. In conjunction with the planned consolidation of several of our distribution facilities begun in 1998, we completed construction of a new domestic facility in New York in 2001. We expect that this facility will be operational in the second half of 2002 and will enable us to consolidate further our distribution capabilities.

HIGHLY EXPERIENCED AND INCENTIVIZED SENIOR MANAGEMENT

     Our Chief Executive Officer, Gerald C. Rittenberg, has been with us for 12 years and has over 25 years of experience in the decorative party goods industry. Our President and Chief Operating Officer, James M. Harrison, has been with us for 6 years and has more than 15 years of industry experience. Under their leadership, our sales have grown from $208.8 million in 1997 to $345.2 million in 2001. Our senior management also has a demonstrated track record of integrating acquisitions and achieving significant cost savings. For example, in 1998 we acquired Anagram and have since achieved over $4.5 million in cumulative cost savings and have improved its operating margins. All our senior management have equity ownership and/or stock options and management will own approximately
  % of our fully diluted equity after this offering.

OUR STRATEGY

     We seek to be the primary source for consumers' party goods requirements as well as a recognized supplier of quality stationery and gift items. The key elements of our strategy are as follows:

BUILD UPON POSITION AS A LEADING PROVIDER TO PARTY GOODS RETAILERS.

     We will continue to offer convenient "one-stop shopping" for both large superstores and smaller retailers. We will seek to grow our sales to existing stores by increasing our share of sales volume and shelf space, continuing to develop innovative new products and by helping retailers promote coordinated ensembles that boost average purchase volume per consumer through "add-on" purchases. Given our position in the party superstore channel and strength of our relationships with major chains, we expect our sales will also grow as new party superstores are opened.

INCREASE PENETRATION IN INDEPENDENT RETAIL CHANNEL.

     We also believe there is significant opportunity to expand our sales to card and gift stores and other independent retailers. By introducing a new gift product line and increasing our specialty sales force to its current size of 115, our sales of gift products and party goods to this channel has grown from approximately $15 million in 1999 to $27 million in 2001. We have made significant investments in management, customer service and marketing infrastructure to support this sales force. We have determined that as a salesperson's tenure with the Company increases, sales within his or her territory generally increase. As our existing representatives become more productive and we add new representatives, we expect to increase sales and profitability as sales growth is achieved with relatively fixed support costs.

CAPITALIZE ON INVESTMENTS IN INFRASTRUCTURE.

     We intend to increase our sales and profitability by leveraging the significant investments that we have made in our infrastructure. In addition to building our specialty sales force and expanding our gift product offerings, we invested approximately $30 million in a new 544,000 square foot distribution facility that will enable us to consolidate further our distribution capabilities. We will also relocate the distribution of solid color plastic tableware from a leased facility in Newburgh, New York to an owned facility in Chester, New York in the first quarter of 2003. We expect these changes will result in approximately $2 million of savings in 2003 while enabling us to support substantially greater sales volume over the long term. We also expect to realize additional savings as we integrate our recent acquisition of M&D Balloons with our Anagram operations, thereby rationalizing our metallic balloon business.

EXPAND INTERNATIONAL PRESENCE.

     We believe there is an opportunity to expand our international business, which represented approximately 16%, 14% and 14% of our sales in 1999, 2000 and 2001, respectively. We currently have a presence in Mexico, Canada, Europe and Asia. We have our own sales force in Canada, the U.K. and Mexico, and operate through third-party sales representatives elsewhere. The market for decorative party goods outside the U.S. is less mature due to lower consumer awareness of party products and less developed retail channels. Our strategy is to grow our international sales by broadening our distribution network, increasing accessorization and customization of our products to local tastes and holidays and continuing to deepen retail penetration. We have identified the U.K., Germany and Australia as the most attractive opportunities at the present time.

CONTINUED GROWTH THROUGH TARGETED ACQUISITIONS.

     We believe that there will be from time to time opportunities to make acquisitions of complementary businesses. Through such businesses, we can leverage our existing marketing, distribution and production capabilities, expand our presence in the various retail channels, further broaden and deepen our product line and penetrate international markets. We will consider such opportunities and will have greater flexibility to finance acquisitions using our publicly registered stock after this offering.

CUSTOMERS

     Our customers are principally party superstores, other party goods retailers, independent card and party retailers and other distributors. We have also expanded our presence in the gift shop, supermarket and other smaller independent retail channels. In the aggregate, we supply more than 40,000 retail outlets both domestically and internationally.

     We have a diverse customer base with only one customer, Party City, the nation's largest party goods retailer, with both corporate-owned and operated and franchisee-owned and operated superstores, accounting for more than 10% of our sales in 2001. For the years ended December 31, 1999, 2000 and 2001, sales to Party City's corporate stores represented 10%, 12% and 13% of consolidated net sales, respectively. For the years ended December 31, 1999, 2000 and 2001, sales to Party City's franchise stores represented 9%, 13% and 15% of consolidated net sales, respectively. Franchisees are financially independent from Party City and diversify our credit exposure.

SALES AND MARKETING

     Our principal sales and marketing efforts are conducted through a domestic direct employee sales force of approximately 150 professionals servicing over 40,000 retail accounts. Included in this sales force are our approximately 35 seasoned sales professionals who service the party superstore and party specialty retailer channel and who, on average, have been affiliated with us for approximately 9 years. In addition to the employee sales team, a select group of manufacturers' representatives handle specific account situations. Employees of subsidiaries outside the United States generally service international customers.

     To focus more closely on the needs of the independent retail channel, beginning in 1999, we realigned our sales force, creating a specialty sales force which currently totals approximately 115 sales professionals. Our specialty sales force is unique in the industry in its ability to offer both gift products and a comprehensive line of party goods and accessories. Anagram and M&D Balloons utilize a group of approximately 40 independent distributors to bring their metallic balloons to the grocery, gift and floral markets, as well as to our party superstore and specialty retailer customers. To support our sales and marketing efforts, we produce four main party product catalogues annually (three catalogues for seasonal products and one catalogue for everyday products). We also produce additional catalogues to market our metallic balloons, gift products and stationery products.

     Our practice of including party goods retailers in all facets of our product development is a key element of our sales and marketing efforts. We target important consumer preferences by integrating our own market research with the input of party goods retailers in the creation of our designs and products. In addition, the sales force assists customers in the actual set-up and layout of displays of our products and, from time to time, provides customers with promotional displays.

     Additionally, we have successfully pursued opportunities to have our products listed on the websites of various Internet retailers. We have also developed a website which displays and describes our product assortment and capabilities. This website enables our key customers to access real time information regarding the status of existing orders, stock availability and to place new orders. In the future, we plan to utilize this website as a vital marketing tool, providing us with the ability to announce special product promotions and other information in an expeditious manner and to make the website available to all of our customers.

COPYRIGHTS

     We own copyrights on the designs we create and use on our products and trademarks on the words and designs used on or in connection with our products. It is our practice to register our copyrights with the United States Copyright Office to the extent we deem reasonable. We do not believe that the loss of copyrights or trademarks with respect to any particular product or products would have a material adverse effect on our business. Except for those licenses held by Anagram and M&D Balloons, we do not depend on licenses to any material degree in our business and, therefore, do not incur any material licensing expenses. Anagram and M&D Balloons hold approximately 90 and 25 licenses, respectively, allowing them to use various cartoon and other characters on their balloons. None of these licenses is individually material to our aggregate business.

COMPETITION

     We compete on the basis of diversity and quality of our product designs, breadth of product line, product availability, price, reputation and customer service. Although we have many competitors with respect to one or more of our products, we believe that there are few competitors who manufacture and distribute products with the complexity of design and breadth of product lines that we do. Furthermore, our design and manufacturing processes create efficiencies in manufacturing that few of our competitors achieve in the production of numerous coordinated products in multiple design types.

     Competitors include smaller independent specialty manufacturers, as well as divisions or subsidiaries of large companies with greater financial and other resources than ourselves. Certain of these competitors control licenses for widely recognized images, such as cartoon or motion picture characters, which could provide them with a competitive advantage. However, through our acquisition of Anagram and M&D Balloons, we have acquired a strong portfolio of cartoon and other character licenses that we use in the design and production of our metallic balloons.

EMPLOYEES

     As of March 31, 2002, we had approximately 2,060 employees, none of whom is represented by a labor union. We consider our relationship with our employees to be good.

FACILITIES

     We maintain our corporate headquarters in Elmsford, New York and conduct our material design, manufacturing and distribution operations at the following facilities:

                                                                          OWNED OR LEASED
LOCATION                     PRINCIPAL ACTIVITY       SQUARE FEET      (WITH EXPIRATION DATE)
--------                     ------------------       -----------      ----------------------
Elmsford, New York          Executive offices;    84,700 square feet   Leased (expiration
                            design and art                             date: December 31,
                            production of paper                        2007)
                            party products and
                            decorations
Harriman, New York          Manufacture of paper  75,000 square feet   Leased (expiration
                            napkins and cups                           date: March 31, 2006)

                                                                          OWNED OR LEASED
LOCATION                     PRINCIPAL ACTIVITY       SQUARE FEET      (WITH EXPIRATION DATE)
--------                     ------------------       -----------      ----------------------
Providence, Rhode Island    Manufacture and       51,000 square feet   Leased (expiration
                            distribution of                            date: June 30, 2008)
                            plastic plates, cups
                            and bowls
Louisville, Kentucky        Manufacture and       189,000 square feet  Leased (expiration
                            distribution of                            date: March 31, 2003)
                            paper plates
Newburgh, New York          Distribution of       349,100 square feet  Leased (expiration
                            solid color party                          date: April 30, 2003)
                            products
Newburgh, New York          Manufacture of solid  53,000 square feet   Leased (expiration
                            color napkins and                          date: May 31, 2004)
                            cups
Eden Prairie, Minnesota     Manufacture and       115,600 square feet  Owned
                            distribution of
                            balloons and
                            accessories
Tijuana, Mexico             Manufacture and       75,000 square feet   Leased (expiration
                            distribution of                            date: June 30, 2004)
                            party and wedding
                            products
Chester, New York(1)        Distribution of       287,000 square feet  Owned
                            party products and
                            decorations
Chester, New York(2)(3)     Distribution of       544,000 square feet  Owned
                            party products and
                            decorations
Goshen, New York            Distribution of       130,000 square feet  Leased (expiration
                            seasonal party                             date: October 31,
                            products and                               2006)
                            decorations
Milton Keynes, England      Distribution of       110,000 square feet  Leased (expiration
                            party products and                         date: June 30, 2017)
                            decorations
                            throughout United
                            Kingdom and Europe
Manteno, Illinois           Manufacture of        75,000 square feet   Leased on a month- to
                            printed balloons,                          month basis
                            film and flexible
                            packing materials

---------------
(1) Property subject to a ten-year mortgage securing a loan in the original principal amount of $5,925,000 bearing interest at a rate of 8.51%. Such loan matures in September 2004. The principal amount outstanding as of March 31, 2002 was approximately $1.5 million.

(2) Property subject to first and second lien mortgage loans of $10 million each with a financial institution and the New York State Job Development Authority, respectively. The first lien mortgage note bears interest at LIBOR plus 2.75%. However, we have utilized an interest rate swap agreement to effectively fix the loan rate at 8.40% for the term of the loan. The second lien mortgage note bears interest at a rate of 4.75%, subject to change under certain conditions. Both notes are for a term of 96 months and require monthly payments based on a 180-month amortization period with balloon payments upon maturity in January 2010.

(3) Currently this facility is used for warehousing only. We expect to begin fulfilling customer orders and delivering products from this facility by the fourth quarter of 2002. At that time, we will begin transferring the distribution of solid color products to this facility from the larger Newburgh facility. This transition should be completed by the end of the first quarter of 2003 at which time we will not renew the lease on the Newburgh facility that expires on April 30, 2003.

     Additionally, we maintain smaller distribution facilities in Australia, Canada, Mexico and Spain. We also maintain sales offices in Australia, Canada and Japan and showrooms in Toronto, Dallas and Atlanta.

     We believe that our properties have been adequately maintained, are in generally good condition and are suitable for our business as presently conducted. We believe our existing facilities provide sufficient production capacity for our present needs and for our anticipated needs in the foreseeable future. To the extent such capacity is not needed for the manufacture of our products, we generally use such capacity for the manufacture of products for others pursuant to terminable contracts. All properties generally are used on a basis of two shifts per day. We also believe that upon the expiration of its current leases, we will be able either to secure renewal terms or to enter into leases for alternative locations at market terms.

LEGAL PROCEEDINGS

     We are a party to certain claims and litigation in the ordinary course of business. We do not believe any of these proceedings will have, individually or in the aggregate, a material adverse effect upon our financial condition or future results of operations.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

     Set forth below are the names, ages and positions of the persons who are currently serving as our directors, officers and senior management.

NAME                                        AGE                     POSITION
----                                        ---                     --------
Gerald C. Rittenberg......................  50     Chief Executive Officer and Director
James M. Harrison.........................  50     President and Chief Operating Officer
Garry Kieves..............................  53     Senior Vice President
James F. Flanagan.........................  50     Executive Vice President
Michael A. Correale.......................  44     Chief Financial Officer
Mark Siferlin.............................  44     Vice President Marketing -- Amscan Inc.
Katherine A. Kurz.........................  38     Senior Vice President Stationery
                                                   Division -- Amscan Inc.
Willard D. Finch..........................  54     Senior Vice President Operations -- Amscan
                                                   Inc.
Diane D. Spaar............................  39     Senior Vice President Party Division --
                                                   Amscan Inc.
Sheldon Babyatsky.........................  48     Senior Vice President Sales -- Amscan Inc.
James Plutt...............................  47     Vice President and General Manager --
                                                   Anagram International
Debra Finn................................  48     Vice President Gift Division -- Amscan
                                                   Inc.
Terence M. O'Toole........................  43     Director, Chairman of the Board
Sanjeev K. Mehra..........................  43     Director
Joseph P. DiSabato........................  35     Director

     Messrs. Rittenberg, Harrison, Kieves, Flanagan and Correale currently serve as our executive officers.

     Set forth below is a brief description of our executive officers', senior management's and directors' business experience.

     GERALD C. RITTENBERG became Chief Executive Officer in December 1997. From May 1997 until December 1997, Mr. Rittenberg served as Acting Chairman of the Board. Prior to that time, Mr. Rittenberg served as the President of the predecessor to the Company, Amscan Inc., from April 1996 to October 1996, and as President of the Company from the time of its formation in October 1996.

     JAMES M. HARRISON became President and Chief Operating Officer in March 2002. From December 1997 to March 2002, Mr. Harrison also served as Chief Financial Officer and Treasurer. From February 1997 to December 1997, Mr. Harrison served as our Chief Financial Officer and Secretary. Prior to that time, Mr. Harrison served as the Chief Financial Officer of the predecessor to the Company, Amscan Inc., from August 1996 to February 1997.

     GARRY KIEVES became a Senior Vice President of the Company in September 1998 when the Company acquired Anagram. Mr. Kieves has served as President of Anagram for more than five years.

     JAMES F. FLANAGAN became a Senior Vice President of the Company in July 2001 and became an Executive Vice President in January 2002. From 1975 to July 2001, Mr. Flanagan was employed at Hallmark Cards, Inc. where he most recently served as Vice President -- Sales.

     MICHAEL A. CORREALE became Chief Financial Officer in March 2002. Prior to that time Mr. Correale served as Vice President -- Finance, from May 1997 to March 2002.

     MARK SIFERLIN has been Vice President of Marketing of Amscan Inc. since January 1999. Prior thereto he was Vice President of Creative Development and Marketing for Anagram International since January 1996.

     KATHERINE A. KURZ joined the Company in August of 1990. From 1996 Ms. Kurtz served as Senior Vice President Art Development for Amscan Inc. and since 2001 has been Senior Vice President responsible for the Stationery Division of Amscan Inc.

     WILLARD D. FINCH joined Amscan in June of 1999 as Senior Vice President Operations. For more than five years prior thereto, Mr. Finch was Senior Vice President of Operations for The C.R. Gibson Company, a manufacturer of paper gift products.

     DIANE D. SPAAR joined the Company in May of 1985. From 1996 Ms. Spaar served as Senior Vice President Art and Design for Amscan Inc. and since 2001 has been Senior Vice President responsible for the Party Division of Amscan Inc.

     SHELDON BABYATSKY joined Amscan Inc. in March of 2000 as Senior Vice President of Sales. Prior thereto Mr. Babyatsky served as a sales management consultant to a number of companies in industries related to the party goods industry.

     JAMES PLUTT joined Anagram in 1983. Since December 1999 Mr. Plutt has served as Vice President and General Manager of Anagram. For more than five years prior thereto, he was Vice President and Chief Financial Officer of Anagram.

     DEBRA FINN joined the Company in January 1998 as executive Director of Product Development and Management for Amscan Inc. and since 2001 has been Vice President responsible for the Gift Division of Amscan Inc. Prior to joining the Company, Ms. Finn was a consultant for marketing and product development to the North American Bear Company (1997) and for more than five years prior thereto, Ms. Finn was a Senior Creative and New Product Director with Enesco Corporation, a designer and manufacturer of giftware.

     TERENCE M. O'TOOLE is a Managing Director of Goldman, Sachs & Co. ("Goldman Sachs") in the Principal Investment Area. He joined Goldman Sachs in 1983. He is a member of Goldman Sachs' Principal Investment Area Investment Committee. Mr. O'Toole serves on the Boards of Directors of Western Wireless Corporation and several privately held companies on behalf of Goldman Sachs.

     SANJEEV K. MEHRA is a Managing Director of Goldman Sachs in the Principal Investment Area. He joined Goldman Sachs in 1986. He is a member of Goldman Sachs' Principal Investment Area Investment Committee. Mr. Mehra serves on the Boards of Directors of Hexcel Corporation, Madison River Telephone Company, LLC and several privately held companies on behalf of Goldman Sachs.

     JOSEPH P. DISABATO is a Managing Director of Goldman Sachs in the Principal Investment Area. He joined Goldman Sachs in 1988, worked as a Financial Analyst until 1991, and returned in 1994 as an Associate. Mr. DiSabato serves on the Boards of Directors of Madison River Telephone Company, LLC and several privately held companies on behalf of Goldman Sachs.

BOARD OF DIRECTORS

     Pursuant to our certificate of incorporation, members of our board of directors are elected annually. Our board of directors currently consists of Messrs. O'Toole, Mehra, DiSabato, Rittenberg and Harrison. No later than three months after we are listed on the New York Stock Exchange, our board of directors will appoint two additional directors that will satisfy the requirements for independent directors contained in the rules governing companies listed on the

New York Stock Exchange. No later than twelve months after we are listed on the New York Stock Exchange, we will appoint a third independent director. The appointment of these independent directors will not be subject to a vote by stockholders (including investors who purchase shares in this offering).

COMMITTEES OF THE BOARD OF DIRECTORS

     We intend to establish an Audit Committee after this offering and have established a Compensation Committee. Our Audit Committee will be composed of the three independent directors appointed to our board of directors. These directors will be financially literate and at least one director will have accounting or related financial experience as required pursuant to the qualification requirements under the New York Stock Exchange rules. Our Audit Committee will be responsible for recommending to our board of directors the selection of independent auditors, consulting with the auditors on the plan of audit, reviewing our proposed audited financial statements with the auditors and reviewing and consulting on the adequacy of our internal controls.

     Our Compensation Committee is composed of three directors who are not officers or employees of the Company. Our Compensation Committee approves and recommends to our board of directors the compensation arrangements for our key management personnel and those of our subsidiaries and is responsible for making recommendations to our board of directors regarding the adoption of compensation plans for the benefit of our directors, officers and other of our key employees and those of our subsidiaries. Our Compensation Committee is also responsible for administering the Amscan Holdings, Inc. 1997 Stock Incentive Plan (the "Stock Incentive Plan"). See "Stock Incentive Plan." Our Compensation Committee currently consists of Messrs. O'Toole, Mehra and DiSabato, but, after consummation of this offering, its composition is subject to change.

COMPENSATION COMMITTEE POLICIES

     During 2001, the compensation of our executive officers, with the exception of Mr. Flanagan, was paid pursuant to the terms of existing employment agreements. The compensation paid to Mr. Flanagan was paid pursuant to an employment agreement with him dated July 1, 2001.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     To our knowledge, none of our executive officers serves as a director or a member of the compensation committee of any entity one of whose directors or executive officers serves on our Compensation Committee.

COMPENSATION OF DIRECTORS

     Employee directors receive no additional compensation for serving on our board of directors or its committees. Currently, directors who are not employees do not receive compensation for serving on our board of directors or its committees, other than for expense reimbursement. However, following this offering, we anticipate that we will compensate directors who are not our employees pursuant to arrangements established once this offering is completed.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation earned for the past three years for our Chief Executive Officer and all of our other executive officers as of December 31, 2001 whose aggregate salary and bonus for 2001 exceeded $100,000. The amounts shown include compensation for services in all capacities that were provided to us or our subsidiaries. Amounts shown were paid by our principal subsidiary, Amscan Inc., except for payments to or on behalf of Garry Kieves, which were paid by Anagram. Prior to the Merger in

1997, we granted stock options to purchase shares of common stock ("Company Stock Options") pursuant to the 1996 Stock Option Plan for Key Employees. Following the Merger, we granted stock options ("New Options") pursuant to the Stock Incentive Plan and related option agreement (together, the "Option Documents"). At the time of the Merger, certain employees converted Company Stock Options into options to purchase shares of common stock under the Stock Incentive Plan ("Rollover Options").

                           SUMMARY COMPENSATION TABLE

                                                                        LONG TERM
                                                                      COMPENSATION
                                                                    NO. OF SECURITIES
                                                                       UNDER-LYING         ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR    SALARY     BONUS (A)    OPTIONS GRANTED    COMPENSATION (B)
---------------------------          ----    ------     ---------   -----------------   ----------------
Gerald C. Rittenberg...............  1999   $295,000    $450,000                            $ 7,255
  Chief Executive Officer            2000    295,000     500,000                              8,505
                                     2001    309,750     500,000                              7,249
James M. Harrison..................  1999   $275,000    $400,000                            $ 5,399
  President and Chief Operating      2000    275,000     450,000                              9,027
  Officer                            2001    288,750     450,000                              7,382
Garry Kieves.......................  1999   $240,000                                        $13,289
  Senior Vice President              2000    240,000                                         16,388
                                     2001    240,000                                         14,806
James F. Flanagan..................  2001   $ 74,000(c) $125,000(c)      25,000(d)
  Executive Vice President

---------------
(a) Represents amounts earned with respect to the years indicated, whether paid or accrued.

(b) Represents our contributions under a profit sharing and savings plan, as well as insurance premiums we paid with respect to term life insurance for the benefit of the named executive officer.

(c) Mr. Flanagan became an employee on July 16, 2001. Under terms of Mr. Flanagan's employment agreement, he received a signing bonus of $50,000 and received a year-end bonus of $75,000.

(d) Represents New Options granted to Mr. Flanagan in 2001.

OPTION GRANTS TABLE

     The following table sets forth information concerning stock options which were granted during 2001 to the executive officers named in the Summary Compensation Table. No options were granted to any of the other executive officers named in the Summary Compensation Table. Information with respect to options relates to options on the common stock at December 31, 2001.

                                                                                                  POTENTIAL
                                                                                              REALIZABLE VALUE
                                                                                                 AT ASSUMED
                                                                                                ANNUAL RATES
                        NUMBER OF        % OF                                                  OF STOCK PRICE
                        SECURITIES   TOTAL OPTIONS                MARKET                      APPRECIATION FOR
                        UNDERLYING    GRANTED TO     EXERCISE    PRICE AT                      OPTION TERM(3)
                         OPTIONS     EMPLOYEES IN      PRICE     DATE OF     EXPIRATION     ---------------------
NAME                    GRANTED(1)    FISCAL YEAR    ($/SHARE)   GRANT(2)       DATE           5%          10%
----                    ----------   -------------   ---------   --------    ----------        --          ---
James F. Flanagan.....    25,000          100%          $15        $15      July 16, 2011   $235,836     $597,654

---------------
(1) All New Options listed in this column become exercisable ratably over five years beginning one year from the date of grant and expire ten years after the date of grant. To the extent permitted under the Internal Revenue Code, such options were incentive stock options.

(2) Assumes a fair market value of the common stock underlying the New Options of $15 based on the valuation of the common stock at July 16, 2001.

(3) Amounts represent hypothetical values that could be achieved for the respective options if exercised at the end of the option term. These values are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date based on the market price of the underlying securities on the date of the grant. These assumptions are not intended to forecast future appreciation of our consequences of option exercises or sales of appreciated stock.

FISCAL 2001 YEAR END OPTION VALUES

                                                                                 VALUE OF
                                                NUMBER OF                      UNEXERCISED
                                          SECURITIES UNDERLYING                IN THE MONEY
                                           UNEXERCISED OPTIONS          OPTIONS AT FISCAL YEAR END
                                       ----------------------------    ----------------------------
NAME                                   EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                   -----------    -------------    -----------    -------------
Gerald C. Rittenberg.................    133,180         33,300        $1,065,440       $266,400
James M. Harrison....................    130,140         32,540         1,080,291        270,118
Garry Kieves.........................     39,890         26,590           119,670         79,770
James F. Flanagan....................         --         25,000                --         12,500

     The valuation of unexercised in the money options is based on a valuation of the common stock of $15.50 per share at December 31, 2001. No New Options or Rollover Options were exercised in the most recent fiscal year.

     For a further description of the New Options and Rollover Options granted to the executives named in the Summary Compensation Table, see "Employment Arrangements" below.

EMPLOYMENT ARRANGEMENTS

     Employment Agreement with Gerald C. Rittenberg. Gerald C. Rittenberg has an employment agreement with us, dated August 10, 1997, as amended, (the "Rittenberg Employment Agreement"), pursuant to which Mr. Rittenberg serves as Chief Executive Officer for a term expiring December 31, 2004. During 2001, Mr. Rittenberg received an annual base salary of $309,750, which will increase by 5% annually for the term of the Rittenberg Employment Agreement. Mr. Rittenberg will be eligible for an annual bonus for each calendar year comprised of (i) a non-discretionary bonus equal to 50% of his annual base salary if certain operational and financial targets determined by the board of directors in consultation with Mr. Rittenberg are attained and (ii) a discretionary bonus awarded in the sole discretion of the board of directors. The Rittenberg Employment Agreement also provides for other customary benefits including incentive, savings and retirement plans, paid vacation, health care and life insurance plans and expense reimbursement.

     Under the Rittenberg Employment Agreement, if we terminate Mr. Rittenberg's employment other than for cause, death or disability, we would be obligated to pay Mr. Rittenberg a lump sum cash payment in an amount equal to the sum of (1) accrued unpaid salary, earned but unpaid bonus for any prior year, any deferred compensation and accrued but unpaid vacation pay (collectively, "Accrued Obligations") plus (2) severance pay equal to his annual base salary, provided, however, that in connection with a termination by the Company other than for cause following a Sale Event (as defined below), such severance pay will be equal to Mr. Rittenberg's annual base salary multiplied by the number of years we elect as the Restriction Period (as defined below) in connection with the non-competition provisions. Upon termination of Mr. Rittenberg's employment by the Company for cause, death, disability or if he terminates his employment, Mr. Rittenberg will be entitled to his unpaid Accrued Obligations. Additionally, upon termination of Mr. Rittenberg's employment during the current term or any additional term (1) by the Company other than for cause or (2) by reason of his death or disability, or if the current term or any additional term is not renewed at its expiration (other than for cause), the Rittenberg Employment Agreement provides for payment of a prorated portion of the bonus to which Mr. Rittenberg would otherwise have been entitled.

     The Rittenberg Employment Agreement also provides that during his current term, any additional term and during the three-year period following any termination of his employment (the "Restriction Period"), Mr. Rittenberg will not participate in or permit his name to be used or become associated with any person or entity that is or intends to be engaged in any business which is in competition with our business, or any of our subsidiaries or controlled affiliates, in any country in which we or any of our subsidiaries or controlled affiliates operate, compete or are engaged in such business or at such time intend to so operate, compete or become engaged in such business (a "Competitor"), provided, however, that if we terminate Mr. Rittenberg's employment other than for cause following a Sale Event, the Restriction Period will be instead a one, two or three-year period at our election. For purposes of the Rittenberg Employment Agreement, "Sale Event" means either (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) that is a Competitor, other than GSCP, of a majority of our outstanding voting stock or (2) the sale or other disposition (other than by way of merger or consolidation) of all or substantially all of our assets and those of our subsidiaries taken as a whole to any person or group of persons that is a Competitor, provided, however, that an underwritten initial public offering of shares of the common stock pursuant to a registration statement under the Securities Act will not constitute a Sale Event. The Rittenberg Employment Agreement also provides for certain other restrictions during the Restriction Period in connection with (a) the solicitation of persons or entities with whom we have business relationships and
(b) inducing any of our employees to terminate their employment or offering employment to such persons, in each case subject to certain conditions.

     Pursuant to the Rittenberg Employment Agreement, Mr. Rittenberg contributed to Confetti immediately prior to the Merger in 1997, 272,728 shares of the common stock in exchange for 60.0 shares of common stock of Confetti ("Confetti Common Stock"), having an aggregate value equal to approximately $4.5 million, which shares of Confetti Common Stock were valued at the purchase price for which GSCP purchased Confetti Common Stock immediately prior to the Merger. At the time of the Merger, such shares of Confetti Common Stock were converted into
60.0 shares of our common stock as the surviving company in the Merger (as converted, the "Rollover Stock").

     Also pursuant to the Rittenberg Employment Agreement in 1997, Mr. Rittenberg was granted New Options to purchase 166,480 shares of the common stock at $7.50 per share. Such New Options vest in equal annual installments over a five-year period and are subject to forfeiture upon termination of Mr. Rittenberg's employment if not vested and exercised within certain time periods specified in the Option Documents. Unless sooner exercised or forfeited as provided in the Option Documents, the New Options will expire on the tenth anniversary in 2007.

     Mr. Rittenberg is not permitted to sell, assign, transfer, pledge or otherwise encumber any New Options, shares of Rollover Stock or shares of the common stock acquired upon exercise of the New Options, except as provided in the Option Documents.

     Employment Agreement with James M. Harrison. James M. Harrison has an employment agreement with us, dated August 10, 1997, as amended, (the "Harrison Employment Agreement"), pursuant to which Mr. Harrison serves as our President for a term expiring December 31, 2004. During 2001, Mr. Harrison received an annual base salary of $288,750, which will increase by 5% annually during the term of the Harrison Employment Agreement. The Harrison Employment Agreement contains provisions for additional terms, salary increases during additional terms, non-discretionary and discretionary bonus payments, severance, other benefits, definitions of cause and disability, and provisions for non-competition and non-solicitation similar to those in the Rittenberg Employment Agreement, with the exception of the provision which allows us to elect a one, two or three-year Restriction Period following a Sale Event. Under the Harrison Employment Agreement, the Restriction Period is fixed at three years and severance pay is fixed at one year's annual base salary.

     Pursuant to the Harrison Employment Agreement, Mr. Harrison was granted New Options to purchase 138,740 shares of the common stock at $7.50 per share. Such New Options were granted on terms similar to those granted pursuant to the Rittenberg Employment Agreement.

     Additionally, under the Harrison Employment Agreement, Mr. Harrison converted, as of the time of the Merger in 1997, his Company Stock Options to purchase 50,000 shares of the common stock into Rollover Options to purchase 23,940 shares of the common stock. The Rollover Options have an exercise price per share equal to $5.45. Mr. Harrison also received at the time of the Merger a cash bonus equal to $176,041 in connection therewith. The Rollover Options were granted pursuant to the Option Documents and on the same terms as the New Options other than the exercise price.

     Pursuant to the Harrison Employment Agreement, Mr. Harrison was granted immediately prior to the Merger in 1997, 15.0 shares of Confetti common stock, having an aggregate value of $1,125,000, based on the then new purchase price, which shares were converted in the Merger in 1997 into 15.0 shares of restricted common stock.

     Mr. Harrison is not permitted to sell, assign, transfer, pledge or otherwise encumber any New Options, Rollover Options or shares of the common stock acquired upon exercise of the New Options or Rollover Options (in either case, "Option Shares"), except as provided in the Option Documents.

     Employment Agreement with Garry Kieves. Mr. Garry Kieves has an employment agreement with us, dated August 6, 1998, (the "Kieves Employment Agreement"), pursuant to which Mr. Kieves is employed as our Senior Vice President and President of Anagram for an initial term of three years at an annual base salary of $250,000. The Kieves Employment Agreement automatically extends for additional successive periods of one year each (each such period, an "Additional Term") unless the Company or Mr. Kieves gives notice of the intent not to extend the employment period. Mr. Kieves' salary will increase by 5% at the beginning of each Additional Term. The Kieves Employment Agreement contains provisions for discretionary bonus payments, severance and other benefits, and definitions of disability. The Kieves Employment Agreement also provides that upon termination of employment he may not, for a period of three years, be employed by, or associated in any manner with, any business with which we are in competition. We may terminate the Kieves Employment Agreement upon the permanent disability of Mr. Kieves, or with or without cause.

     Pursuant to the terms of the Kieves Employment Agreement, Mr. Kieves was granted New Options to purchase 66,480 shares of the common stock for $12.50 per share, on terms similar to those granted pursuant to the Rittenberg Employment Agreement. Mr. Kieves will not be permitted to sell, assign, transfer, pledge or otherwise encumber any New Options, shares of common stock or Option Shares, except as provided in the Option Documents.

     Employment Agreement with James F. Flanagan. James F. Flanagan has an employment agreement with us, dated July 1, 2001, as amended (the "Flanagan Employment Agreement"), pursuant to which Mr. Flanagan serves as our Executive Vice President for a term expiring December 31, 2004. For the period from July 5, 2001 to December 31, 2001, Mr. Flanagan received an annual base salary of $175,000. For the remaining term of the agreement, Mr. Flanagan will receive an annual salary of $250,000. Mr. Flanagan received a signing bonus of $50,000 in July 2001 and received a year-end bonus of $75,000 for the year ended December 31, 2001. During the term from January 1, 2002, to December 31, 2004, Mr. Flanagan will receive annual bonuses of $125,000. The Flanagan Employment Agreement contains provisions for additional terms, severance and other benefits, and definitions of cause and disability. The Flanagan Employment Agreement also provides that upon termination of employment he may not, for a period of one year, be employed by, or associated in any manner with, any business that is in competition with us. We may terminate the Flanagan Employment Agreement upon the permanent disability of Mr. Flanagan or with or without cause.

     Pursuant to the terms of the Flanagan Employment Agreement, on July 16, 2001, Mr. Flanagan was granted New Options to purchase 25,000 shares of the common stock at $15.00 per share and, on January 1, 2002, he was granted additional New Options to purchase 25,000 shares of the common stock at $15.50 per share, on terms similar to those granted pursuant to the Rittenberg Employment Agreement.

     In addition, pursuant to the terms of the Flanagan Employment Agreement, Mr. Flanagan was granted 30,000 shares of restricted stock on January 1, 2002, with an aggregate value of $465,000 based on the market value per share on the date of grant. Immediately following this offering, the restrictions on the stock will expire.

     Mr. Flanagan is not permitted to sell, assign, transfer, pledge or otherwise encumber any New Options, Rollover Options, shares of restricted stock or shares of the common stock acquired upon exercise of the New Options, except as provided in the Option Documents.

ESTABLISHMENT OF AN EMPLOYEE STOCK OWNERSHIP PLAN

     In conjunction with this offering, we will establish an Employee Stock Ownership Plan (the "ESOP") for the benefit of our domestic employees. We do not contemplate making any contributions to the ESOP until 2003 and any contributions will then be discretionary and based upon a number of factors including our performance.

STOCK OPTION PLAN

  Description of Plan

     The Amscan Holdings, Inc. 2002 Stock Option Plan (the "Stock Option Plan") is administered by the Compensation Committee of our board of directors, a committee which, following consummation of this offering, will be composed of at least two members appointed by our board of directors from among those directors who are non-employee directors. None of the members of the Compensation Committee currently receives any additional compensation for the administration of the Stock Option Plan.

     The Compensation Committee has plenary authority in its discretion, but subject to the express provisions of the Stock Option Plan, to determine the employees to whom, and the time or times at which, stock options are granted, as well as the terms and provisions governing each such option. The Compensation Committee has further plenary authority at its discretion to interpret the Stock Option Plan and to prescribe, amend and rescind rules and regulations relating to it. Additionally, the Compensation Committee is generally responsible for the administration of the Stock Option Plan. The Compensation Committee's determinations as to the foregoing matters are conclusive.

               shares of the authorized but unissued shares of the common stock have been reserved for issuance under the Stock Option Plan. In lieu of such unissued shares, we may, in our discretion, transfer to an optionee, upon the exercise of options, reacquired shares or shares bought in the market for the purposes of the Stock Option Plan, provided that (subject to adjustments upon changes in capitalization) the total number of options which may be granted and the number of shares which may be sold pursuant to options granted under the
Stock Option Plan shall not exceed           . If any options granted under the
Stock Option Plan terminate or expire for any reason without having been exercised or vested in full, the common stock not delivered under such options will be available again for purposes of the Stock Option

Plan. Based on an initial public offering price of $          (the mid-point of
the range of public offering prices set forth on the cover of this prospectus),
the fair market value of           shares of the common stock is           . No
stock options may be granted under the Stock Option Plan after           .

     Under the Stock Option Plan, stock options may be granted only to our regular, salaried employees (including officers and directors) or our subsidiaries whom the Compensation Committee considers key employees. In determining the employees to whom such options are to be granted, as well as their terms and conditions, the Compensation Committee takes into account the duties of the respective employees, their present and potential contributions to our success, and such other factors as the Compensation Committee deems relevant in connection with accomplishing the purpose of the Stock Option Plan. An existing optionee may be granted and hold an additional option or options if the Compensation Committee shall so determine. All of the foregoing determinations are within the discretion of the Compensation Committee.

     Under the Stock Option Plan, both incentive stock options and non-qualified options may be granted to our employees. The Stock Option Plan requires that the purchase price of the common stock covered by stock options granted thereunder be not less than 100% (or pursuant to Section 422 of the Internal Revenue Code, 110% in the case of an incentive stock option granted to a 10% shareholder) of the fair market value of the common stock on the date of the grant.

     The term of each option is for such period as the Compensation Committee determines but, notwithstanding the foregoing, the term of no option may be more than ten years from the date of grant thereof (or 5 years from the date of grant of the option in the case of an incentive stock option granted to a 10% shareholder).

     Unless otherwise determined by the Compensation Committee, one-quarter (25%) of the total number of shares of the common stock covered by an option granted to our employees or an employee of our subsidiaries becomes exercisable upon such employee's completion of one year of continuous service with us or our subsidiary after the grant of the option; thereafter, an additional one-quarter (25%) of the total number of shares of the common stock covered by the option becomes exercisable upon such employee's completion of two, three and four years of continuous service with us or our subsidiaries, respectively. Once an option or part thereof becomes exercisable, it will remain exercisable until expiration of the option, unless otherwise specified by the Compensation Committee. An option may be exercised during the lifetime of an optionee only by such optionee, and an option granted under the Stock Option Plan is not transferable other than by will or pursuant to the laws of descent and distribution or pursuant to a qualified domestic relations order. No option may be exercised at any time except by an optionee who is then our regular employee, except as provided in the Stock Option Plan. The holder of an option has none of the rights of a stockholder with respect to the shares subject to option until such shares are registered upon the exercise of the option on our transfer books in the name of the holder.

     Unless otherwise provided in an option agreement, a holder of an option may purchase all, or from time to time any part of, the shares which the optionee has become entitled to purchase. An option may not, however, be exercised as to fewer than 50 shares, or the remaining shares covered by the option if fewer than 50, at any one time. The purchase price of the shares as to which an option is exercised must be paid in full at the time of exercise at the election of the holder of an option (a) in cash or currency of the United States of America, (b) by tendering to the shares of the common stock then owned by the holder, having a fair market value equal to the cash exercise price applicable to the purchase price of the shares as to which the option is being exercised or (c) partly in cash and partly in shares of the common stock valued at fair market value. Fractional shares of the common stock will not be issued. Notwithstanding the foregoing, the Compensation Committee has the right to modify, amend or cancel the right to pay the option price other than in full in cash by giving prior notice to each holder of an option. Neither the Company, any company with which it is affiliated, nor any of its subsidiaries may directly or indirectly lend money to any person for the purpose of assisting said person to acquire or carry shares of the common stock issued by the exercise of options.

     Any outstanding option granted under the Stock Option Plan becomes fully and immediately exercisable upon the occurrence of a tender offer or exchange offer made by any "person" within the meaning of Section 14(d) of the Exchange Act or a "change in control" (as such term is defined in the Stock Option Plan); provided, however, that if in the opinion of our counsel the immediate exercisability of an option, when taken into consideration with all other "parachute payments," as defined in Section 280G(b) of the Internal Revenue Code, would result in "excess parachute payments," as defined in such Section, an option will not become immediately exercisable, except as and to the extent the Compensation Committee in its discretion otherwise determines. The Compensation Committee may provide for the acceleration of vesting of options under such other circumstances as the Compensation Committee may determine in its sole discretion. The Compensation Committee may adopt such procedures as to notice and exercise as may be necessary to effectuate the acceleration of the exercisability of options as described above.

     If an optionee's employment is terminated (other than by retirement, disability or death), options held by the optionee are, subject to certain conditions contained in the Stock Option Plan, exercisable (to the extent that the optionee would be entitled to do so at the termination of his employment unless otherwise determined by the Compensation Committee) for 30 days after such termination (or for such other period as may be specified by the Compensation Committee), but not later than the expiration of the term of the option. Notwithstanding the foregoing, in the event an optionee is discharged for cause (as such term is defined in the Stock Option Plan), the unexercised portion of an option terminates immediately, except as otherwise provided by the Compensation Committee. If the optionee has exercised all or part of an option within 15 days of notice of discharge for cause and we have not yet delivered the common stock pursuant to such exercise, such exercise will be deemed invalid and any purchase price tendered by the optionee for the common stock will be refused or, if previously paid, will be returned to the optionee.

     If an employee to whom an option has been granted under the Stock Option Plan retires from the Company or its subsidiaries at normal retirement date pursuant to any pension plan provided by us or our subsidiaries, or retires earlier than the employee's normal retirement date with our consent, such option may be fully exercised without regard to the period of continuous employment after the option was granted, at any time within 90 days after such retirement (or for such other period as may be specified by the Compensation Committee), but in no event after the expiration of the term of the option.

     If the employment of anyone to whom an option has been granted under the Stock Option Plan terminates by reason of that employee's disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code) and while such employee is entitled to exercise such option as herein provided, such employee shall have the right to exercise such option at any time within 90 days after the date of such termination (or for such other period as may be specified by the Compensation Committee) but in no event after the expiration of the term of the option.

     If an employee to whom an option has been granted under the Stock Option Plan dies while he is employed by the Company or its subsidiaries, or during either the 90-day period following normal retirement or the 90-day period following disability retirement, such option may be exercised to the extent the optionee was entitled to do so at the date of death unless otherwise determined by the Compensation Committee at the time such option was granted, by his executor or administrator or other person at the time entitled by law to the employee's rights under the option, at any time within such period (not exceeding one year after death or for such other period as may be specified by the Compensation Committee) as is prescribed in the option agreement, but in no event after the expiration of the term of the option.

     In the event of any change in the outstanding shares of the common stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-off, spin-off, combination or exchange of shares or other like change in our capital structure, an adjustment shall be made to each outstanding option such that each such option shall thereafter be exercisable in respect of the shares of the common stock subject to such option had such option been exercised in full immediately prior to such change. The Compensation Committee shall also, in the event of such change, make any further appropriate adjustments to the maximum number of shares of the common stock which may be acquired under the Stock Option Plan pursuant to the exercise of options and the number of shares of the common stock and price per share subject to outstanding options as shall be equitable to prevent dilution or enlargement of rights under such options.

     In connection with any stock option, the Compensation Committee may, in its discretion, permit an employee to satisfy any withholding tax obligation which may arise in connection with an option by electing to have us withhold the common stock having a fair market value (calculated as of the date the amount of withholding tax is determined) equal to the amount of the withholding tax.

     Stock options are not affected by changes of duties or position so long as the optionee continues to be our employee or an employee of one of our subsidiaries. Nothing in the Stock Option Plan or in any option agreement confers upon any employee any right to continue as our employee or an employee of one of our subsidiaries or interferes in any way with any right we may have or our subsidiaries may have to terminate his employment at any time.

     The Stock Option Plan provides that our board of directors may amend or terminate the Stock Option Plan in any respect; provided, however, that except with respect to adjustments upon changes in capitalization, without further approval of the holders of the common stock, our board of directors may not increase the maximum number of shares for which stock options may be granted under the Stock Option Plan, change the manner of determining the minimum option prices, extend the period during which an option may be granted or an option may be exercised, or amend the provisions of the Stock Option Plan as to the class of employees eligible to receive options. No termination, modification or amendment of the Stock Option Plan may, without the consent of the optionee, adversely affect the rights of such optionee.

  Federal Tax Consequences Of Plan

     Our counsel has advised that the federal income tax consequences of stock options granted under the Stock Option Plan are as follows:

     INCENTIVE STOCK OPTIONS. Neither the grant nor exercise of an incentive stock option will generally have any federal income tax consequences for an optionee. The amount by which the fair market value of the shares acquired upon the exercise of any incentive stock option exceeds the option price as of the date of exercise, however, is an item of "tax preference" for purposes of computing the alternative minimum tax on individuals.

     If an optionee has held the shares acquired on the exercise of an incentive stock option for at least two years from the date of the grant of the option and at least one year from the date of exercise, the optionee will recognize taxable long-term capital gain or loss upon a subsequent disposition of the shares. In such circumstances, we would not be allowed any deduction for federal income tax purposes in connection with the grant or exercise of the option or the transfer of shares acquired upon such exercise.

     If, however, the employee disposes of his shares within the holding periods described above, which would include the use of such shares to exercise a second stock option, (i) the employee will recognize ordinary income in an amount equal to the difference between the fair market value of such shares on the date of exercise (or such later time as the shares become nontransferable or not subject to a substantial risk of forfeiture) and the option price, provided that, if the disposition is a sale or exchange with respect to which a loss (if sustained) would be recognized by the employee and the amount realized from such sale or exchange is less than the fair market value on the exercise date, then the ordinary income will be limited to the excess of the amount realized upon the sale or exchange of the shares over the option price; (ii) we will be entitled to a deduction for such year in the amount of the ordinary income so recognized; (iii) the employee will recognize capital gain or loss, short-term or long-term, as the case may be, in an amount equal to the difference between the amount realized upon such sale or exchange of the shares and the sum of the option price plus the amount of ordinary income, if any, recognized upon such disposition. Any such capital gain or loss will be long-term gain or loss if the shares with respect to which such gain or loss is recognized have been held for more than one year.

     NON-QUALIFIED STOCK OPTIONS. The grant of a non-qualified stock option would have no federal income tax consequences to us or to the employee. An optionee would recognize taxable ordinary income at the time of exercise of the option (or at such later time as the shares become nontransferable or not subject to a substantial risk of forfeiture) in an amount equal to the excess of the fair market value of the shares acquired at the time of exercise (or such later time) over the option price, and we would be entitled to a deduction in such amount, provided that such compensation is reasonable and we withhold any applicable federal income tax. The optionee may be required upon the exercise of a non-qualified option to deposit with us an amount equal to the federal income tax required to be withheld. Alternatively, we may elect to withhold a number of shares otherwise transferable upon exercise of the option having a fair market value equal to the amount required to be withheld. We will remit any amounts so deposited to the Internal Revenue Service.

     The holder of shares acquired upon exercise of a non-qualified option will upon a subsequent disposition of such shares generally recognize a short-term or long-term capital gain or loss, depending upon the holding period of the shares, equal to the difference between the amount realized on the sale and the basis in such shares (the sum of the option price and the amount taxed as ordinary income at the time of exercise).

     ALL OPTIONS. A number of special rules apply to the use of previously acquired stock to exercise incentive or non-qualified stock options or to satisfy any attendant federal income tax withholding obligation.

     It should be noted that, under the Internal Revenue Code, to the extent that option exercise is accelerated on account of a change in control of the Company, the value of the acceleration of vesting would be treated as a "parachute payment," which may subject the employee to an excise tax and be nondeductible by the employer. Such consequences would only follow, however, if the total "parachute payments" (including the value of the acceleration) were of sufficient magnitude to constitute "excess parachute payments" under the Internal Revenue Code. Furthermore, amounts constituting "reasonable compensation" are not subject to the rules relating to "excess parachute payments," and the Committee Report to the Tax Reform Act of 1984 indicates that the benefit of acceleration of exercise of stock options issued as part of a normal compensation package granted more than one year before the change in control presumptively constitutes reasonable compensation.

STOCK INCENTIVE PLAN

     In 1997, we adopted the Stock Incentive Plan under which we may grant incentive awards in the form of shares of the common stock, Company Stock Options and stock appreciation rights to certain of our directors, officers, employees and consultants and those of our affiliates.

     The Stock Incentive Plan will terminate ten years after its effective date; however, awards outstanding as of such date will not be affected or impaired by such termination. Our board of directors and any committee designated by our board has the authority to amend the Stock Incentive Plan and awards granted thereunder, subject to the terms of the Stock Incentive Plan.

     We do not intend to grant any additional awards under the Stock Incentive Plan. All future incentive awards will be granted in accordance with the terms and conditions of the Stock Option Plan.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     As of March 31, 2002, there were 27 holders of record of our common stock. Assuming conversion of the Series A Preferred Stock into shares of common stock in connection with this offering, there will be no shares issued or outstanding of any other class or series of our capital stock immediately after this offering.

     The following table sets forth certain information concerning ownership of shares of the common stock as of March 31, 2002, the number of shares being sold by each in this offering and the number and percentage of shares to be owned after the consummation of this offering, respectively, by: (i) persons who are known by the Company to own beneficially more than 5% of the outstanding shares of the common stock; (ii) each director of the Company; (iii) each executive officer of the Company named in the Summary Compensation table; and (iv) all directors and executive officers as a group. The following table also assumes no exercise of the underwriters' over-allotment option.

                                          AS OF MARCH 31, 2002                    AFTER THE OFFERING
                                        -------------------------              -------------------------
                                           SHARES      PERCENTAGE    SHARES       SHARES      PERCENTAGE
                                        BENEFICIALLY       OF        BEING     BENEFICIALLY       OF
NAME OF BENEFICIAL OWNER                   OWNED        CLASS(A)      SOLD        OWNED        CLASS(A)
------------------------                ------------   ----------    ------    ------------   ----------
PRINCIPAL STOCKHOLDERS
Estate of John A. Svenningsen.........   1,000,000         8.1%
  c/o Kurzman & Eisenberg LLP
  One North Broadway, Suite 1004
  White Plains, New York 10601
American Greetings Corporation(b).....     967,740         7.8
The Goldman Sachs Group, Inc. and
  affiliates(c).......................   8,674,000        68.0
  85 Broad Street
  New York, New York 10004
CURRENT DIRECTORS
Gerald C. Rittenberg(d)...............     733,180         5.9
James M. Harrison(e)..................     280,140         2.2
Terence M. O'Toole(f).................          --
Sanjeev K. Mehra(g)...................          --          --
Joseph P. DiSabato(h).................          --          --
NAMED OFFICERS WHO ARE NOT DIRECTORS
James F. Flanagan(i)..................      30,000         0.2
Garry Kieves, Garry Kieves Retained
  Annuity Trust and Garry Kieves
  Irrevocable Trust, in
  aggregate(j)........................   1,339,890        10.7
All directors, and executive officers
  as a group (8 persons)(k)...........   2,404,680        18.9
OTHER SELLING STOCKHOLDERS

---------------
(a) The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he has no economic interest.

(b) On February 19, 2002, the Company issued 967,740 shares of common stock, at a value of $15.50 per share, to American Greetings Corporation in connection with the acquisition of M&D Balloons.

(c) The Goldman Sachs Group, Inc. may be deemed to own beneficially and indirectly in the aggregate 8,250,000 shares of common stock and approximately 42.4 shares of Series A Preferred Stock through the investment partnerships GS Capital Partners II, L.P. (which owns 5,176,000 shares of common stock and approximately 26.61 shares of Series A Preferred Stock), GS Capital Partners II Offshore, L.P. (which owns 2,058,000 shares of common stock and approximately 10.575 shares of Series A Preferred Stock), Goldman Sachs & Co. Verwaltungs GmbH as nominee for GS Capital Partners II (Germany) C.L.P. (which owns 191,000 shares of common stock and approximately 0.979 shares of Series A Preferred Stock), Stone Street Fund 1997, L.P. (which owns 555,000 shares of common stock and approximately
     2.85 shares of Series A Preferred Stock) and Bridge Street Fund 1997, L.P. (which owns 270,000 shares of common stock and approximately 1.386 shares of Series A Preferred Stock) (collectively the "GS Limited Partnerships"), of each of which affiliates of The Goldman Sachs Group, Inc. are the general partner or managing general partner. Each share of Series A Preferred Stock is convertible at any time at the option of the holder into 10,000 shares of common stock. Until converted in connection with this offering, shares of Series A Preferred Stock accrue dividends daily with accrued dividends payable annually in additional shares of Series A Preferred Stock. The Goldman Sachs Group, Inc. disclaims beneficial ownership of the shares reported herein as beneficially owned by the GS Limited Partnerships except to the extent of its pecuniary interest therein. The GS Limited Partnerships share voting and investment power with The Goldman Sachs Group, Inc.

(d) Includes 133,180 shares which could be acquired by Mr. Rittenberg within 60 days upon exercise of options.

(e) Includes 130,140 shares which could be acquired by Mr. Harrison within 60 days upon exercise of options.

(f) Mr. O'Toole, who is a Managing Director of Goldman Sachs, disclaims beneficial ownership of the shares of common stock that are owned by The Goldman Sachs Group, Inc. and its affiliates, except to the extent of his pecuniary interest therein, if any.

(g) Mr. Mehra, who is a Managing Director of Goldman Sachs, disclaims beneficial ownership of the shares of common stock that are owned by The Goldman Sachs Group, Inc. and its affiliates, except to the extent of his pecuniary interest therein, if any.

(h) Mr. DiSabato, who is a Managing Director of Goldman Sachs, disclaims beneficial ownership of the shares of common stock that are owned by The Goldman Sachs Group, Inc. and its affiliates, except to the extent of his pecuniary interest therein, if any.

(i) On July 16, 2001, Mr. Flanagan was granted New Options to purchase 25,000 shares of common stock at $15 per share and, on January 1, 2002 he was granted additional New Options to purchase 25,000 shares of common stock at $15.50 per share. None of the options is exercisable within 60 days. In addition, on January 1, 2002, Mr. Flanagan was granted 30,000 shares of restricted common stock.

(j) Includes 39,890 shares which could be acquired by Mr. Kieves within 60 days upon exercise of options and 10,000 shares that could be acquired upon exercise of warrants.

(k) Includes 323,770 shares which could be acquired by the executive officers within 60 days upon exercise of options and 100,000 shares which could be acquired by Mr. Kieves upon exercise of warrants.

                           RELATED PARTY TRANSACTIONS

     On September 30, 1998, we entered into a three-year interest rate swap contract with Goldman Sachs Capital Markets L.P. ("GSCM") for a notional amount of $35,000,000 at an interest rate of 4.808% plus a spread based on certain defined ratios. On September 17, 1999, we entered into a two-year interest rate swap contract with GSCM for a notional amount of $31,000,000 at an interest rate of 6.424% plus a spread based on certain defined ratios. Net settlements paid to GSCM under the swap contracts for the year ended December 31, 2001 totaled $252,000. At December 31, 2001, we had no interest rate swap contracts outstanding with GSCM.

     On October 1, 1999, we granted a $1.0 million line of credit to Mr. Rittenberg. During 2001, the line of credit was increased to $1.4 million. Amounts borrowed under the line are evidenced by a limited recourse secured promissory note, secured by a lien on the equity interests that Mr. Rittenberg has in the Company. The line expires on June 15, 2004. The note requires that all principal payments be made only from the equity pledged as collateral. Amounts borrowed under the line bear interest at 6.0% per annum, with interest payable annually. At December 31, 2001, borrowings under this line totaled $1.4 million.

     On June 15, 2001, we entered into a limited recourse secured promissory note with Mr. Harrison. The note evidences loans made or to be made to Mr. Harrison at his request, in connection with the payment of any federal, state or local income taxes due and payable by Mr. Harrison upon and in respect of the vesting of his Restricted Stock (see "Management -- Executive Compensation"). Our obligation to extend loans under the note is limited to the amount of such taxes Mr. Harrison is actually required to pay subsequent to June 15, 2001. Amounts borrowed under the note and any interest thereon are secured by a lien on the equity interests that Mr. Harrison has in the Company. The note bears interest at 5.43% per annum and is payable, together with interest, on January 1, 2010. The note requires that all payments of principal and interest due be made only from the equity pledged as collateral. At December 31, 2001, the amount borrowed under the note totaled $176,563.

     Under the agreement providing for the Merger in 1997, we agreed to indemnify for six years after the Merger all of our former directors, officers, employees and agents, to the fullest extent provided in our certificate of incorporation and by-laws as then in effect consistent with applicable law, for acts or omissions occurring prior to the Merger to the extent such acts or omissions are uninsured and will, subject to certain limitations, maintain for six years its prior directors' and officers' liability insurance.

     During the first quarter of 2001, 100 shares of the authorized shares of preferred stock, $0.10 par value, were designated as "Series A Redeemable Convertible Preferred Stock." On March 30, 2001, we issued 40 shares of Series A Preferred Stock for proceeds of $6.0 million, to Goldman Sachs and its affiliates. Until converted in connection with this offering, shares of Series A Preferred Stock accrue dividends daily with accrued dividends payable annually in additional shares of Series A Preferred Stock. As of March 31, 2002, there were 42.4 shares of Series A Preferred Stock issued and outstanding. Prior to this offering, all issued and outstanding shares of Series A Preferred Stock (plus accrued but unpaid dividends) shall be converted into shares of common stock at the conversion rate of 10,000 common shares for each share of Series A Preferred Stock.

     Goldman Sachs and its affiliates have certain interests in the Company. Messrs. O'Toole, Mehra and DiSabato are Managing Directors of Goldman Sachs, and each of them is a director of the Company. GSCP currently owns beneficially approximately 68% of the outstanding shares of common stock. Accordingly, GSCP, Goldman Sachs and The Goldman Sachs Group, Inc. may each be deemed to be an "affiliate" of the Company. See "Principal and Selling Shareholders." Goldman Sachs may from time to time receive customary fees for certain investment banking and similar services rendered to the Company.

     Goldman Sachs Credit Partners L.P., an affiliate of Goldman Sachs, the lead underwriter of this offering, serves as the arranger and syndication agent on our term loan and our revolving credit facility.

                        DESCRIPTION OF OUR CAPITAL STOCK

GENERAL

     Our authorized capital stock consists of          shares of capital stock,
consisting of          shares of common stock, of which shares will be
outstanding upon completion of this offering (or        shares if the
underwriters' over-allotment option is exercised in full), and authorized shares of preferred stock, par value $0.10 per share.

     The following description of the preferred stock and common stock is qualified in its entirety by reference to our certificate of incorporation and by-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

PREFERRED STOCK

     Pursuant to our certificate of incorporation, the board of directors may, without further action by our stockholders, from time to time issue shares of preferred stock and determine the rights, preferences and limitations of each series. These rights can be different from one series to another. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, the board of directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case without any further action or vote by the stockholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of the preferred stock pursuant to the board of directors' authority described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock or may otherwise adversely affect the market price of the common stock.

     The board of directors believes that the financial flexibility offered by authorized but unissued preferred stock outweighs any of its potential disadvantages. To the extent it may have anti-takeover effects, the existence of the authorized but unissued preferred stock may encourage persons seeking to acquire us to negotiate directly with the board of directors, enabling the board of directors to consider the proposed transaction in a non-disruptive atmosphere, and to discharge effectively its obligation to act on a proposed transaction in a manner that best serves the stockholders' interests.

COMMON STOCK

     Holders of the common stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of the common stock are not entitled to vote cumulatively for the election of directors. Holders of the common stock have no redemption, preference, exchange, conversion, preemptive or other subscription rights. There are no sinking fund provisions relating to the common stock. In the event of the liquidation, dissolution or winding up of the Company, holders of the common stock are entitled to share ratably in all of our assets, if any, remaining after satisfaction of our debts and liabilities and the preferential amounts payable to the holders of our preferred stock. The outstanding shares of the common stock are, and the shares of the common stock offered hereby will be, upon payment therefor as contemplated herein, validly issued, fully paid and nonassessable.

     Holders of the common stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available therefor, subject to the rights of the holders of our preferred stock. We do not anticipate paying cash dividends on the common stock in the foreseeable future. As a holding company, our ability to declare and pay cash dividends on the common stock will be substantially dependent on our receipt of cash dividends from our subsidiaries. In addition, our current bank credit facilities and the indenture governing our notes contain restrictive covenants which have the effect of limiting the our ability to pay cash dividends or distributions to our stockholders.

CERTAIN PROVISIONS OF DELAWARE LAW AND THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS

     We are subject to Section 203 of the Delaware General Corporation Law (the "DGCL"), which restricts certain transactions and "Business Combinations" (as defined below) between a Delaware corporation and an "Interested Stockholder" (as defined below). Subject to certain limitations, such section restricts a Delaware corporation from engaging in various Business Combination transactions with any Interested Stockholder for a period of three years after the time of the transaction in which the person became an Interested Stockholder, unless (i) the transaction is approved by the board of directors prior to the time the Interested Stockholder obtained such status, (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for the purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) at or subsequent to such time the Business Combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the Interested Stockholder. A Business Combination includes mergers, asset dispositions, stock transfers and other transactions resulting in financial benefit to a stockholder. An Interested Stockholder is a person who (i) owns 15 percent or more of a corporation's voting stock, or (ii) is an affiliate or associate of a corporation, as defined in the statute, and owned 15 percent or more of a corporation's voting stock within the preceding three years. Section 203 could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

     Our certificate of incorporation and by-laws contain certain provisions which may be deemed to have an anti-takeover effect that could delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the common stock held by our stockholders. These provisions are intended by the board of directors to help assure fair and equitable treatment of our stockholders if a person or group should seek to gain control of the Company in the future.

SPECIAL MEETINGS OF STOCKHOLDERS

     Our by-laws provide that special meetings of stockholders of the Company may be called only by the board of directors, the Chairman of the board or the Chief Executive Officer. This provision will make it more difficult for stockholders to take actions opposed by the board of directors.

PROHIBITION OF STOCKHOLDER ACTION

     Our certificate of incorporation provides that no action required or permitted to be taken at any annual or special meeting of our stockholders may be taken without a meeting, and the power of stockholders of the Company to consent in writing, without a meeting, to the taking of any action is specifically denied.

ADVANCE NOTICE REQUIREMENT FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide timely notice thereof, as set forth in the by-laws, in writing. These notice provisions are in addition to any other notice requirements provided by applicable law or regulation. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

     Our certificate of incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. Our certificate of incorporation provides that, to the fullest extent permitted by the DGCL, no director of the Company will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Our by-laws provide that, subject to applicable law, we shall (i) indemnify each person who is or was involved in any legal proceeding because such person is or was a director, officer, employee or agent of the Company (or is or was serving at our request as a director, officer, employee or agent of another entity) against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith and
(ii) pay the expenses incurred in defending such proceeding in advance of its final disposition upon receipt of an undertaking by such person to repay such expenses in the event it shall be determined that such person is not entitled to indemnification by the Company. In addition, our by-laws provide that (i) the rights to indemnification and payment of expenses so provided are not exclusive of any other similar right that any person may have or acquire under any statute or otherwise and (ii) we may maintain insurance to protect us or our directors, officers, employees or agents against any liability, whether or not it would have the power to indemnify such person against such liability pursuant to Delaware law. See also, "Related Party Transactions."

     In addition to the potential anti-takeover effect, Section 203 and the provisions of our certificate of incorporation and by-laws described above could have the effect of inhibiting attempts to change the membership of our board of directors. In addition, the limitation of liability provisions in our certificate of incorporation and the indemnification provisions in our certificate of incorporation and by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty (including breaches resulting from grossly negligent conduct) and may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. Furthermore, a stockholder's investment in the Company may be adversely affected to the extent we pay the costs of settlement and damage awards against our directors and officers pursuant to the indemnification provisions in our by-laws. The limitation of liability provisions in our certificate of incorporation will not limit the liability of directors under federal securities laws.

TRANSFER AGENT

     The transfer agent and registrar for the common stock will be           .

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of this offering, we will have          shares of common
stock outstanding , including the          shares offered by the selling
stockholders (or          shares if the underwriters' over-allotment option is
exercised in full). We have reserved shares of common stock for issuance upon exercise of options granted under or to be granted under our Stock Incentive
Plan and Stock Option Plan of which options for          shares of common stock
are currently outstanding and options for up to          shares of common stock
(assuming an offering price of $     per share) are expected to be granted
simultaneously with this offering (See "Stock Incentive Plan" and "Description of Stock Option Plan"). The common stock sold in this offering will be transferable without restriction or further registration under the Securities Act unless the shares are purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock outstanding will be "restricted" securities within the meaning of Rule 144 and may not be sold in the absence of registration other than through Rule 144 described below or another exemption from registration under the Securities Act.

     We summarize Rule 144, as it relates to sales of our shares below:

     Under Rule 144,    shares of common stock will be tradable 90 days after
the effective date of the registration statement of which this prospectus forms a part, subject to the restrictions described below. Sales of some of these shares will be subject to the restrictions included in lock-up agreements between certain of our stockholders and the underwriters, as described under "-- Lock Up Arrangements" below. In general, under Rule 144, beginning 90 days after the date on which the registration statement of which this prospectus is a part becomes effective, a person who has owned shares of the common stock for at least one year would be entitled to sell within any three month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of our common stock then outstanding, which
       will equal approximately          shares immediately after the completion
       of this offering (          shares if the underwriter's over-allotment
       option is exercised in full); or

     - the average weekly trading volume of the common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 providing notification of the sale.

     Sales under Rule 144 are also governed by manner of sale requirements and may only be made if current public information about us is available.

LOCK-UP ARRANGEMENTS

     As of the date of this offering, both we, our stockholders and certain of our executive officers and directors are subject to restrictions on their ability to sell their shares of our common stock. In the underwriting agreement for this offering we have agreed not to sell shares of our common stock or securities substantially similar to, or exercisable or exchangeable for, or convertible into, shares of common stock for 180 days from the date of this offering. All of the holders of our common stock prior to this offering, as well as certain of our executive officers and directors are also subject to a 180 day lock-up obligation with respect to their shares.

SHARES CONTROLLED BY AFFILIATES OF GOLDMAN, SACHS & CO.

     After completion of this offering, private investment funds managed by
Goldman Sachs will collectively own    % of our outstanding common stock (   %
if the underwriters exercise in full
their option to purchase additional shares from us). These investment funds' substantial holdings of our common stock could adversely affect the price of our common stock:

     - Due to the perception that there is a "market overhang", that is that large blocks of shares are available for future sale; and

     - If one or more of the private investment funds were to dispose of all or a significant portion of its holdings, the liquidity of our common stock could be adversely affected.

     We do not know Goldman Sachs' or the private investment funds' plans regarding the funds' holdings of our common stock, and neither Goldman Sachs nor the funds are subject to an obligation to inform us of their intentions regarding our common stock. We cannot provide any assurances that their future actions with respect to their holdings will not materially and adversely affect the market price or liquidity of our common stock after this offering.

     Currently, there is no public market for the common stock, and no prediction can be made as to the effect, if any, that future sales of shares of common stock under Rule 144 or following the exercise of registration rights, or the availability of such shares for future sale, will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of a substantial amount of such shares in the public market, or the perception that such sales could occur, could adversely affect the prevailing market prices for the common stock and could impair our future ability to raise capital through an offering of our equity securities.

REGISTRATION RIGHTS

     Under a registration rights agreement entered into in connection with this offering, we have granted GS Capital Partners II, L.P. and certain other private investment funds managed by Goldman, Sachs & Co., which we refer to together as "GSCP" and certain of our other stockholders who shall hold at least 15% of our issued and outstanding shares of common stock the right to require us to register sales of their shares of common stock under the Securities Act. These
stockholders collectively own          shares of common stock as of the date of
this offering, representing    % of the total shares of common stock outstanding
(   % if the underwriters exercise their over-allotment option in full). Under the registration rights agreement, not earlier than 180 days following the completion of this offering, GSCP or stockholders holding among them a majority of the total number of shares held by the stockholders, other than GSCP, that are eligible to require us to register sales of their shares of common stock under the Securities Act, may demand that we file a registration statement with the SEC registering the sale of all or part of their shares of common stock
within    days, subject to our ability to defer a registration demand for days under specified circumstances. Our obligation to register shares of common stock under the registration rights agreement is subject to the following volume restrictions:

     - Any proposed offering must be for at least 1% of the total number of our shares of common stock then outstanding;

     - In the case of the first registration demand, we are not required to register the sale of more than 50% of the total holdings of any stockholders, other than GSCP; and

     - In the case of the first registration demand of the stockholders, other than GSCP, we are not required to register for sale a number of shares greater than 20% of the total holdings of the stockholders who are parties to the registration rights agreement.

     Under the registration rights agreement, GSCP and certain of our other stockholders who shall hold at least 15% of our issued and outstanding shares of common stock have been granted two registration demands. We are not required to register the sale of any shares during the period that such shares are subject to a lock-up agreement. In addition, other than in the case of a request made by GSCP, we are not required to register more than one sale of shares during any one year period in response to a registration demand.

     We have also granted GSCP and the other stockholders who are parties to the registration rights agreement "piggy-back" registration rights, meaning that we have agreed to notify the parties to the registration rights agreement in the event that we undertake to register a sale of our shares (whether in response to a registration demand or otherwise) and will permit those stockholders who request to join in the registered offering.

     In addition, GSCP has the right to require us to file with SEC and use our reasonable best efforts to cause to become and remain effective a "shelf" registration statement to permit market-making activity on the part of GSCP and its affiliates, at such time as GSCP or any affiliate may be permitted to engage in such activity under the rules of the SEC and The New York Stock Exchange.

     All registration rights granted under the registration rights agreement are subject to the right of the managing underwriter of the registered offering to reduce the number of shares included in the registration statement if the underwriter determines that the success of the offering would be materially adversely affected by the size of the registered offering. In general, we are responsible for paying the expenses of registration (other than underwriting discounts and commissions on the sale of shares), including the fees and expenses of counsel to the selling stockholders.

                                  UNDERWRITING

     Amscan, the selling stockholders and the underwriters for this offering named below have entered into an underwriting agreement with respect to the shares of common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., William Blair & Company, L.L.C., CIBC World Markets Corp. and Stephens Inc. are the representatives of the underwriters.

                                                              NUMBER OF
                        UNDERWRITERS                           SHARES
                        ------------                          ---------
Goldman, Sachs & Co. .......................................
William Blair & Company, L.L.C. ............................
CIBC World Markets Corp. ...................................
Stephens Inc. ..............................................
                                                              --------
     Total .................................................
                                                              ========

     The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from Amscan to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Amscan. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to
purchase                additional shares.

                                                                 NO         FULL
                       PAID BY AMSCAN                         EXERCISE    EXERCISE
                       --------------                         --------    --------
Per Share...................................................   $           $
     Total..................................................   $           $

                                                                 NO         FULL
              PAID BY THE SELLING STOCKHOLDERS                EXERCISE    EXERCISE
              --------------------------------                --------    --------
Per Share...................................................   $           $
     Total..................................................   $           $

     Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $     per share from the
initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

     Amscan and the selling stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Available for Future Sale" for a discussion of certain transfer restrictions.

     Immediately prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among Amscan and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the Amscan's historical performance, estimates of Amscan's business potential and earnings prospects, an assessment of the Amscan's management and the consideration of these factors in relation to market valuation of companies in related businesses.

     Amscan intends to apply to list the common stock on the New York Stock Exchange under the symbol "APY". In order to meet one of the requirements for listing the common stock on the New York Stock Exchange, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.

     In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stablizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the selling stockholders in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any shares in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of this offering.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stablizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise. Under Rule 312(g) of New York Stock Exchange rules, Goldman, Sachs & Co. may not participate in such transactions until such time as it no longer "controls" Amscan within the meaning of Rule 2 of such Rules.

     A prospectus in electronic format may be made available on the websites maintained by one or more of the representatives and may also be made available on websites maintained by other underwriters participating in this offering. The representatives may agree to allocate a number of shares to the underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to the underwriters that may make Internet distributions on the same basis as other allocations.

     The underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of shares offered.

     Amscan estimates that its share of the total expenses of this offering, including expenses of the selling stockholders that Amscan has agreed to satisfy, and excluding underwriting discounts and commissions, will be
approximately $     .

     Amscan and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

     Because of the relationship between Goldman, Sachs & Co. and its affiliates and Amscan, this offering is being conducted in accordance with Rule 2720 of the National Association of Securities Dealers. That rule requires that the initial public offering price can be no higher than that recommended by a "qualified independent underwriter", as defined by the NASD. In accordance with this requirement, William Blair & Company, L.L.C. has served in such role and recommended an offering price in compliance with the requirements of Rule 2720. In connection with this offering, William Blair & Company, L.L.C. in its role as qualified independent underwriter has performed due diligence investigations and reviewed and participated in the preparation of this prospectus and the registration statement of which this prospectus forms a part. In addition, the underwriters may not confirm sales to any discretionary account without the prior written approval of the customer.

     Each of Terence M. O'Toole, a director and Chairman of the board of directors of Amscan, and Sanjeev K. Mehra and Joseph P. DiSabato, directors of Amscan, are Managing Directors of Goldman, Sachs & Co. The selling stockholders include GS Capital Partners II, L.P., GS Capital Partners II Offshore, L.P., Goldman Sachs & Co. Verwaltungs GmbH, as nominee for GS Capital Partners II (Germany) C.L.P., Stone Street Fund 1997, L.P. and Bridge Street Fund 1997, L.P., all of which are affiliates of Goldman, Sachs & Co.

     Certain of the underwriters or their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to Amscan for which they have received and may continue to receive customary fees and commissions.

     Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., the lead underwriter of this offering, serves as the arranger and syndication agent on Amscan's term loan and revolving credit facility.

                            VALIDITY OF COMMON STOCK

     The validity of the common stock will be passed upon for Amscan by Cummings & Lockwood LLC, Stamford, Connecticut, counsel for Amscan, and for the underwriters by Sullivan & Cromwell, New York, New York, counsel for the underwriters.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at December 31, 2000 and 2001, and for each of the three years in the period ended December 31, 2001, as set forth in their report. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     As a result of our publicly registered offering of our 9.875% Senior Subordinated Notes due 2007, we file periodic reports under the Securities Exchange Act of 1934, as amended, that include information about us and our subsidiaries. We have also filed with the SEC in Washington, D.C. a registration statement under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the common stock, we refer you to the registration statement and to the exhibits and schedules filed therewith. The registration statement and the exhibits and schedules forming a part thereof may be inspected without charge at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of such materials can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. In addition, the SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov.

     Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, we refer you to the exhibit to the registration statement referencing the item for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

                             AMSCAN HOLDINGS, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULE

Audited Consolidated Financial Statements as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001:

                                                              PAGE
                                                              ----
Report of Independent Auditors..............................  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Income...........................  F-4
Consolidated Statements of Stockholders' Deficit............  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7

Unaudited Consolidated Financial Statements as of March 31, 2002 and for three-month periods ended March 31, 2001 and 2002:

Consolidated Balance Sheet..................................  F-37
Consolidated Statements of Income...........................  F-38
Consolidated Statements of Stockholders' Deficit............  F-39
Consolidated Statements of Cash Flows.......................  F-40
Notes to Consolidated Financial Statements..................  F-41

Financial Statement Schedule for the three years ended December 31, 2001:

Schedule II -- Valuation and Qualifying Accounts............  F-49

All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Amscan Holdings, Inc.

     We have audited the accompanying consolidated balance sheets of Amscan Holdings, Inc. as of December 31, 2000 and 2001, and the related consolidated statements of income, stock-holders' deficit, and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedule listed in the Index at F-1. These financial statements and schedule are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Amscan Holdings, Inc. at December 31, 2000 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                               Ernst & Young LLP

Stamford, Connecticut
March 14, 2002,
except for Note 20, as to which
the date is June   , 2002.

     The foregoing report is in the form that will be signed upon the completion of a 10,000 for 1 stock split, for which all share and per share information in the accompanying consolidated financial statements have been restated, described in Note 20 to the consolidated financial statements.

                                                           /s/ Ernst & Young LLP

Stamford, Connecticut
June 11, 2002

                             AMSCAN HOLDINGS, INC.
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                  DECEMBER 31,
                                                                  ------------
                                                                2000        2001
                                                                ----        ----
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  1,469    $  1,016
  Accounts receivable, net of allowances of $5,246 and
     $3,937, respectively...................................    62,678      65,039
  Inventories...............................................    71,539      72,582
  Prepaid expenses and other current assets.................     9,272      13,659
                                                              --------    --------
     Total current assets...................................   144,958     152,296
Property, plant and equipment, net..........................    69,198      94,589
Intangible assets, net......................................    59,360      55,985
Other assets, net...........................................     7,111       7,604
                                                              --------    --------
     Total assets...........................................  $280,627    $310,474
                                                              ========    ========
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED AND
  COMMON STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Loans and notes payable...................................  $ 10,335    $    700
  Accounts payable..........................................    28,820      33,083
  Accrued expenses..........................................    17,091      16,047
  Income taxes payable......................................     1,198       2,298
  Current portion of long-term obligations..................     3,754       3,455
                                                              --------    --------
     Total current liabilities..............................    61,198      55,583
Long-term obligations, excluding current portion............   261,815     278,443
Deferred income tax liabilities.............................    13,314      15,181
Other.......................................................     2,413       2,353
                                                              --------    --------
     Total liabilities......................................   338,740     351,560

Redeemable convertible preferred stock......................        --       6,270
Redeemable common stock.....................................    28,768      29,949

Commitments and Contingencies

Stockholders' deficit:
  Common stock..............................................        --          --
  Additional paid-in capital................................       233         299
  Unamortized restricted common stock award, net............      (354)        (94)
  Notes receivable from stockholders........................      (548)       (601)
  Deficit...................................................   (83,867)    (74,016)
  Accumulated other comprehensive loss......................    (2,345)     (2,893)
                                                              --------    --------
     Total stockholders' deficit............................   (86,881)    (77,305)
                                                              --------    --------
     Total liabilities, redeemable convertible preferred and
      common stock and stockholders' deficit................  $280,627    $310,474
                                                              ========    ========

          See accompanying notes to consolidated financial statements.

                             AMSCAN HOLDINGS, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
              (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                      FOR THE YEARS ENDED DECEMBER 31,
                                                  -----------------------------------------
                                                     1999           2000           2001
                                                     ----           ----           ----
Net sales.......................................  $   304,892    $   323,484    $   345,183
Cost of sales...................................      194,632        206,872        225,036
                                                  -----------    -----------    -----------
     Gross profit...............................      110,260        116,612        120,147
Operating expenses:
  Selling expenses..............................       23,235         28,578         31,414
  General and administrative expenses...........       30,694         31,958         33,317
  Provision for doubtful accounts...............        2,906          7,133          3,758
  Art and development costs.....................        8,650          8,453          8,772
  Non-recurring charges.........................          995             --             --
  Restructuring charges.........................           --            500             --
                                                  -----------    -----------    -----------
     Total operating expenses...................       66,480         76,622         77,261
                                                  -----------    -----------    -----------
     Income from operations.....................       43,780         39,990         42,886
Interest expense, net...........................       26,365         26,355         24,069
Other expense, net..............................           35             96             24
                                                  -----------    -----------    -----------
     Income before income taxes and minority
       interests................................       17,380         13,539         18,793
Income tax expense..............................        7,100          5,348          7,423
Minority interests..............................           73             75             68
                                                  -----------    -----------    -----------
     Net income.................................       10,207          8,116         11,302
     Dividend requirement on redeemable
       convertible preferred stock..............           --             --           (270)
                                                  -----------    -----------    -----------
     Net income applicable to common shares.....  $    10,207    $     8,116    $    11,032
                                                  ===========    ===========    ===========
Net income per common share:
  Basic.........................................  $      0.91    $      0.72    $      0.98
                                                  ===========    ===========    ===========
  Diluted.......................................  $      0.88    $      0.70    $      0.94
                                                  ===========    ===========    ===========
Weighted average shares outstanding:
  Basic.........................................   11,224,095     11,225,395     11,249,545
                                                  ===========    ===========    ===========
  Diluted.......................................   11,565,110     11,618,828     11,999,866
                                                  ===========    ===========    ===========

          See accompanying notes to consolidated financial statements.

                             AMSCAN HOLDINGS, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
              FOR THE YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001
                             (DOLLARS IN THOUSANDS)

                                                             UNAMORTIZED
                                                              RESTRICTED       NOTES                   ACCUMULATED
                                                ADDITIONAL      COMMON       RECEIVABLE                   OTHER
                                       COMMON    PAID-IN     STOCK AWARD,       FROM                  COMPREHENSIVE
                                       STOCK     CAPITAL         NET        STOCKHOLDERS   DEFICIT        LOSS         TOTAL
                                       ------   ----------   ------------   ------------   -------    -------------    -----
BALANCE AT DECEMBER 31, 1998.........  $  --       $225         $(575)         $(718)      $(92,969)     $(1,250)     $(95,287)
  Net income.........................                                                        10,207                     10,207
  Net change in cumulative
    translation adjustment...........                                                                        362           362
                                                                                                                      --------
    Comprehensive income.............                                                                                   10,569
  Accretion in redeemable common
    stock............................                                                        (4,035)                    (4,035)
  Amortization of restricted common
    stock award......................                             170                                                      170
  Payments received on notes
    receivable from stockholders.....                                             54                                        54
                                       -----       ----         -----          -----       --------      -------      --------
BALANCE AT DECEMBER 31, 1999.........     --        225          (405)          (664)       (86,797)        (888)      (88,529)
  Net income.........................                                                         8,116                      8,116
  Net change in cumulative
    translation adjustment...........                                                                     (1,457)       (1,457)
                                                                                                                      --------
    Comprehensive income.............                                                                                    6,659
  Accretion in redeemable common
    stock and other..................                 8                                      (5,186)                    (5,178)
  Amortization of restricted common
    stock award......................                              51                                                       51
  Payments received on notes
    receivable from stockholders.....                                            116                                       116
                                       -----       ----         -----          -----       --------      -------      --------
BALANCE AT DECEMBER 31, 2000.........     --        233          (354)          (548)       (83,867)      (2,345)      (86,881)
  Net income.........................                                                        11,302                     11,302
  Net change in cumulative
    translation adjustment...........                                                                       (434)         (434)
  Cumulative effect of a change in
    accounting principle, net of
    taxes (see Notes 16 and 17)......                                                                       (227)         (227)
  Change in fair value of interest
    rate swaps and foreign exchange
    contracts, net of taxes (see
    Notes 16 and 17).................                                                                        113           113
                                                                                                                      --------
    Comprehensive income.............                                                                                   10,754
  Accretion in redeemable common
    stock............................                                                        (1,181)                    (1,181)
  Redeemable convertible preferred
    stock dividends..................                                                          (270)                      (270)
  Exercise of stock options..........                66                          (25)                                       41
  Payments received on notes
    receivable from stockholders.....                                              9                                         9
  Amortization of restricted common
    stock award......................                             260                                                      260
  Other..............................                                            (37)                                      (37)
                                       -----       ----         -----          -----       --------      -------      --------
BALANCE AT DECEMBER 31, 2001.........  $  --       $299         $ (94)         $(601)      $(74,016)     $(2,893)     $(77,305)
                                       =====       ====         =====          =====       ========      =======      ========

          See accompanying notes to consolidated financial statements.

                             AMSCAN HOLDINGS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                   FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1999       2000       2001
                                                                ----       ----       ----
Cash flows from operating activities:
  Net income................................................  $ 10,207   $  8,116   $ 11,302
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................    12,931     14,487     15,468
    Amortization of deferred financing costs................       870        902        998
    Loss (gain) on disposal of property and equipment.......        86         (9)       (13)
    Provision for doubtful accounts.........................     2,906      7,133      3,758
    Restructuring and other non-recurring charges...........       995        500
    Amortization of restricted common stock award...........       170         51        260
    Deferred income tax provision...........................     3,764      1,761      1,620
    Changes in operating assets and liabilities, net of
       acquisitions:
       Increase in accounts receivable......................   (14,297)   (12,895)    (6,162)
       Increase in inventories..............................    (4,612)   (12,346)    (1,234)
       (Increase) decrease in prepaid expenses, other
         current assets and other, net......................    (2,164)     2,989     (5,141)
       Increase in accounts payable, accrued expenses and
         income taxes payable...............................     8,579      8,569      4,443
                                                              --------   --------   --------
         Net cash provided by operating activities..........    19,435     19,258     25,299
Cash flows from investing activities:
  Capital expenditures......................................   (11,632)   (18,576)   (37,479)
  Proceeds from disposal of property, plant and equipment...       216        101         55
                                                              --------   --------   --------
         Net cash used in investing activities..............   (11,416)   (18,475)   (37,424)
Cash flows from financing activities:
  Proceeds from issuance of redeemable convertible preferred
    stock...................................................                           6,000
  Proceeds from the exercise of common stock options........                              41
  Proceeds from loans, notes payable and long-term
    obligations, net of debt issuance costs of $557 in
    2001....................................................       450      5,647     19,443
  Repayment of loans, notes payable and long-term
    obligations.............................................    (9,242)    (4,884)   (13,495)
  Other.....................................................        25        103        (66)
                                                              --------   --------   --------
         Net cash (used in) provided by financing
           activities.......................................    (8,767)       866     11,923
Effect of exchange rate changes on cash.....................       480     (1,029)      (251)
                                                              --------   --------   --------
         Net (decrease) increase in cash and cash
           equivalents......................................      (268)       620       (453)
Cash and cash equivalents at beginning of year..............     1,117        849      1,469
                                                              --------   --------   --------
Cash and cash equivalents at end of year....................  $    849   $  1,469   $  1,016
                                                              ========   ========   ========
Supplemental disclosures of cash flow information:
Cash paid during the period for:
         Interest...........................................  $ 25,278   $ 26,047   $ 25,189
         Income taxes.......................................  $    950   $  5,352   $  6,020

Supplemental information on non-cash activities (dollars in thousands):

Capital lease obligations of $651 and $144 were incurred in 1999 and 2001, respectively. There were no capital lease obligations incurred in 2000.

          See accompanying notes to consolidated financial statements.

                             AMSCAN HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 2001

NOTE 1 -- ORGANIZATION AND DESCRIPTION OF BUSINESS

     Amscan Holdings, Inc. ("Amscan Holdings" and, together with its subsidiaries, "AHI" or the "Company") was incorporated on October 3, 1996 for the purpose of becoming the holding company for Amscan Inc. and certain affiliated entities in connection with an initial public offering of its common stock ("IPO"). The IPO involved the sale of 4,000,000 shares of common stock at $12.00 per share on December 18, 1996. On January 8, 1997, an additional 422,400 shares of common stock were sold at $12.00 per share to cover the over-allotments as provided for in the underwriting agreement between the Company and the underwriters associated with the IPO.

     On December 19, 1997, Amscan Holdings and Confetti Acquisition, Inc. ("Confetti"), a newly formed Delaware corporation affiliated with GS Capital Partners II, L.P. and certain other private investment funds managed by Goldman, Sachs & Co. (collectively, "GSCP"), entered into a merger pursuant to an agreement (the "Merger Agreement") providing for a recapitalization of Amscan Holdings in which Confetti was merged with and into Amscan Holdings (the "Merger"), with Amscan Holdings as the surviving corporation. Pursuant to certain employment arrangements, certain employees of the Company, at that time, purchased an aggregate of 100,000 shares of Company common stock following the Merger (see Note 12). The Merger was accounted for as a recapitalization and, accordingly, the historical basis of the Company's assets and liabilities was not impacted by the Merger.

     The Company designs, manufactures, contracts for manufacture and distributes party goods and accessories principally in North America, South America, Europe, Asia and Australia.

  Basis of Presentation

     The consolidated financial statements include the accounts of Amscan Holdings and its subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Cash Equivalents

     Highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

  Inventories

     Substantially all inventories of the Company are valued at the lower of cost (principally on the first-in, first-out method) or market.

  Long-Lived Assets

     Property, plant and equipment are stated at cost. Machinery and equipment under capital leases are stated at the present value of the minimum lease payments at the inception of the lease. Depreciation is calculated principally on the straight-line method over the estimated useful lives of the assets. Machinery and equipment held under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

     Intangible assets of $59,360,000 and $55,985,000 at December 31, 2000 and 2001, respectively, are comprised principally of goodwill, net of amortization. Goodwill represents the

                             AMSCAN HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 2001

excess of the purchase price of acquired companies over the estimated fair value of the net assets acquired. Goodwill is being amortized on a straight-line basis over periods ranging from 25 to 30 years. Accumulated amortization was $9,898,000 and $13,202,000 at December 31, 2000 and 2001, respectively.

     The Company systematically reviews the recoverability of its long-lived and intangible assets by comparing the unamortized carrying value of such assets to the related anticipated undiscounted future cash flows. Any impairment related to long-lived assets is measured by reference to the assets' fair market value and any impairment related to goodwill is measured against discounted cash flows. Impairments are charged to expense when such determination is made.

  Deferred Financing Costs

     Deferred financing costs (included in other assets) are amortized to interest expense using the interest method over the lives of the related debt.

  Revenue Recognition

     The Company recognizes revenue from product sales when the goods are shipped to the customer. The Company records estimated reductions to revenue for various customer incentive programs and allowances.

  Shipping and Handling

     Outbound shipping and handling costs billed to customers are included in revenue. The costs of shipping and handling incurred by the Company are included in cost of sales.

  Royalty Agreements

     Commitments for minimum payments under royalty agreements, a portion of which may be paid in advance, are charged to expense ratably, based on the Company's estimate of total sales of related products. If all or a portion of the minimum guarantee subsequently appears not to be recoverable, the unrecoverable portion is charged to expense at that time.

  Catalogue Costs

     The Company expenses costs associated with the production of annual catalogues when incurred.

  Art and Development Costs

     Art and development costs are primarily internal costs that are not easily associated with specific designs which may not reach commercial production. Accordingly, the Company expenses these costs as incurred.

  Derivative Financial Instruments

     The Company uses interest rate swap agreements and foreign currency exchange contracts to manage and reduce risk to the Company from increases in the interest rates on floating rate debt obligations and the effects of changes in foreign exchange rates on certain foreign currency transactions (see Notes 16 and 17).

                             AMSCAN HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 2001

  Income Taxes

     The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities and operating loss and tax credit carryforwards applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance when, in the judgment of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

  Stock-Based Compensation

     The Company accounts for stock based awards in accordance with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 permits entities to recognize as expense, over the vesting period, the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to apply the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," which requires the recognition of compensation expense at the date of grant only if the current market price of the underlying stock exceeds the exercise price, and to provide pro forma net income disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the recognition provisions of APB No. 25 and has provided the pro forma disclosures required by SFAS No. 123 (see Note 10).

  Accumulated Other Comprehensive Loss

     Accumulated other comprehensive loss at December 31, 1999, 2000 and 2001 consisted of the Company's foreign currency translation adjustment and the fair value of interest rate swap and foreign exchange contracts qualifying as hedges (see Note 17).

  Foreign Currency Transactions and Translation

     The functional currencies of the Company's foreign operations are the local currencies in which they operate. Realized foreign currency exchange gains or losses, which result from the settlement of receivables or payables in currencies other than the functional currencies, are credited or charged to operations. Unrealized gains or losses on foreign currency exchanges are insignificant. The balance sheets of foreign subsidiaries are translated into U.S. dollars at the exchange rates in effect on the balance sheet date. The results of operations of foreign subsidiaries are translated into U.S. dollars at the average exchange rates effective for the periods presented. The differences from historical exchange rates are recorded as comprehensive income
(loss) and are included as a component of accumulated other comprehensive loss.

  Concentration of Credit Risk

     While the Company's customers are geographically dispersed throughout North America, South America, Europe, Asia and Australia, there is a concentration of sales made to and accounts receivable from the stores that operate in the party goods superstore channel of distribution. At December 31, 2000 and 2001, Party City Corporation ("Party City"), the Company's largest customer with 470 corporate and franchise stores, accounted for 19% of consolidated accounts receivable, net. For the years ended December 31, 1999, 2000, and 2001, sales to Party City's corporate stores represented 10%, 12% and 13% of consolidated net sales,

                             AMSCAN HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 2001

respectively. For the years ended December 31, 1999, 2000, and 2001, sales to Party City's franchise stores represented 9%, 13% and 15% of consolidated net sales, respectively. No other group or combination of customers subjected the Company to a concentration of credit risk. Although the Company believes its relationships with Party City and its franchisees are good, if they were to reduce their volume of purchases from the Company significantly, the Company's financial condition and results of operations could be materially adversely affected.

  Use of Estimates

     The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Recently Issued Accounting Standards

     In June 2001, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 141, "Business Combinations" which supersedes APB Opinion No. 16, "Business Combinations." SFAS No. 141 eliminates the pooling-of-interests method of accounting for business combinations and modifies the application of the purchase accounting method. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported separately from goodwill. The elimination of the pooling-of-interests method is effective for transactions initiated after June 30, 2001. The remaining provisions of SFAS No. 141 will be effective for transactions accounted for using the purchase method that are completed after June 30, 2001. Management does not anticipate the adoption of this statement will have a significant effect on the Company's results of operations or financial position.

     In June 2001, the FASB also issued SFAS No. 142, "Goodwill and Intangible Assets" which supersedes APB Opinion No. 17, "Intangible Assets." SFAS No. 142 eliminates the current requirement to amortize goodwill and indefinite-lived intangible assets, addresses the amortization of intangible assets with a defined life and addresses the impairment testing and recognition for goodwill and intangible assets. SFAS No. 142 will apply to goodwill and intangible assets arising from transactions completed before and after the effective date. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. The Company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the non-amortization provisions of SFAS No. 142 is expected to result in an estimated increase in net income of approximately $1.6 million for the year ended December 31, 2002. During 2002, the Company will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002 and has not yet determined what the effect of these tests will be on the earnings and financial position of the Company.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which provides a single accounting model for long-lived assets to be disposed of. Provisions outlined in this statement supercede SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and certain provisions of APB No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." These new rules significantly change the criteria that would have to be met to classify an asset as held-for-sale. This is significant as assets classified as held-for-sale are stated at the lower of carrying value or fair value and depreciation is no longer

                             AMSCAN HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 2001

recognized. This statement will also allow for more dispositions to qualify for discontinued operations treatment in the income statement.

     SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. The provisions of this statement are effective for disposal activities initiated by an entity's commitment to a plan after the effective date of the statement. The Company will adopt this statement effective January 1, 2002, as required. Management does not anticipate the adoption of this statement will have a significant effect on the Company's results of operations or financial position.

     Other pronouncements issued by the FASB or other authoritative accounting standards groups with future effective dates are either not applicable or not significant to the financial statements of the Company.

NOTE 3 -- INVENTORIES

     Inventories at December 31, 2000 and 2001 consisted of the following (dollars in thousands):

                                                               2000       2001
                                                              -------    -------
Finished goods..............................................  $61,680    $65,376
Raw materials...............................................    7,614      5,992
Work-in process.............................................    4,677      4,520
                                                              -------    -------
                                                               73,971     75,888
Less: reserve for slow moving and obsolete inventory........   (2,432)    (3,306)
                                                              -------    -------
                                                              $71,539    $72,582
                                                              =======    =======

NOTE 4 -- PROPERTY, PLANT AND EQUIPMENT, NET

     Major classifications of property, plant and equipment at December 31, 2000 and 2001 consisted of the following (dollars in thousands):

                                                                          ESTIMATED
                                                     2000       2001     USEFUL LIVES
                                                     ----       ----     ------------
Machinery and equipment..........................  $ 69,909   $ 78,520     3-15
Buildings........................................    11,984     36,860    31-40
Data processing equipment........................    20,985     21,701      5
Leasehold improvements...........................     4,198      9,576     2-20
Furniture and fixtures...........................     5,529      4,856      10
Construction in progress.........................     2,976      1,113
Land.............................................     7,123      7,123
                                                   --------   --------
                                                    122,704    159,749
Less: accumulated depreciation and
  amortization...................................   (53,506)   (65,160)
                                                   --------   --------
                                                   $ 69,198   $ 94,589
                                                   ========   ========

     Depreciation and amortization expense was $9,271,000, $10,882,000 and $12,164,000 for the years ended December 31, 1999, 2000 and 2001, respectively.

                             AMSCAN HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 2001

     In October 2000, the Company purchased property for the construction of a new domestic distribution facility for $4,872,000 and entered into a contract for the design and construction of the new facility. At December 31, 2000, the Company had incurred construction costs of $2,976,000. At December 31, 2001, the construction of the new facility was completed at a cost of $24,752,000, including $1,204,000 of capitalized interest costs. The Company expects the facility to be fully operational in the latter half of 2002.

NOTE 5 -- LOANS AND NOTES PAYABLE

     Loans and notes payable outstanding at December 31, 2000 and 2001 consisted of the following (dollars in thousands):

                                                               2000      2001
                                                               ----      ----
Revolving credit line with interest at the Eurodollar rate
  plus 2.00%
  (8.78%, at December 31, 2000).............................  $ 6,000
Revolving credit line with interest at the prime rate plus
  0.625% to 1.25% (weighted average rate of 10.43% and 5.38%
  at December 31, 2000 and 2001, respectively)..............    4,335    $700
                                                              -------    ----
                                                              $10,335    $700
                                                              =======    ====

     On December 19, 1997, the Company entered into Bank Credit Facilities (see
Note 6) which include a $50,000,000 revolving credit facility (the "Revolving Credit Facility"). The Revolving Credit Facility expires on December 31, 2002 and bears interest, at the option of the Company, at the lenders' customary base rate plus, based on certain terms, a range of 0.625% to 1.50% per annum or at the lenders' customary reserve adjusted Eurodollar rate plus, based on certain terms, a range of 2.00% to 2.50% per annum. Interest on balances outstanding under the Revolving Credit Facility is subject to adjustment in the future based on the Company's performance. Amounts drawn on the Revolving Credit Facility are also subject to an agreed upon borrowing base and periodic reduction of outstanding balances. All borrowings under the Revolving Credit Facility are guaranteed by the Company's domestic subsidiaries and are subject to mandatory prepayments upon the occurrence of certain events (see Note 6). The Company had outstanding standby letters of credit under the Revolving Credit Facility of $4,946,000 and $6,321,000 at December 31, 2000 and 2001, respectively.

     In October 2000, the Company amended and restated its Bank Credit Facilities to provide for, among other things, the additional borrowings and capital expenditures for the construction of the new domestic distribution facility (see Note 4).

     In addition to the Revolving Credit Facility, the Company has a $400,000 Canadian dollar denominated revolving credit facility which bears interest at the Canadian prime rate and expires on June 15, 2002, a $1,000,000 British Pound Sterling denominated revolving credit facility which bears interest at the U.K. base rate plus 1.75% and expires on June 1, 2002 and a $1,000,000 revolving credit facility which bears interest at LIBOR plus 1.0% and expires on January 31, 2003. No borrowings were outstanding under these revolving credit facilities at December 31, 2000 and 2001.

     The weighted average interest rates on loans and notes payable outstanding at December 31, 2000 and 2001 were 9.47% and 5.38%, respectively.

                             AMSCAN HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 2001

NOTE 6 -- LONG-TERM OBLIGATIONS

     Long-term obligations at December 31, 2000 and 2001 consisted of the following (dollars in thousands):

                                                                2000        2001
                                                                ----        ----
Senior subordinated notes(a)................................  $110,000    $110,000
Term loan(b)................................................   151,234     149,675
Mortgage obligations(c).....................................     2,222      21,628
Notes payable(d)............................................       486         258
Capital lease obligations(e)................................     1,627         337
                                                              --------    --------
     Total long-term obligations............................   265,569     281,898
Less: current portion.......................................    (3,754)     (3,455)
                                                              --------    --------
Long-term obligations, excluding current portion............  $261,815    $278,443
                                                              ========    ========

     On December 19, 1997, the Company issued $110,000,000 aggregate principal amount of 9 7/8% senior subordinated notes due in 2007 (the "Notes") and entered into bank credit agreements (the "Bank Credit Facilities") providing for borrowings in the aggregate principal amount of approximately $117,000,000 under a term loan (the "Term Loan") and revolving loan borrowings of up to $50,000,000 under the Revolving Credit Facility (see Note 5) (collectively, the "Financings"). The Company is required to make prepayments on the Bank Credit Facilities under certain circumstances, including upon certain asset sales and issuance of debt or equity securities, subject to certain exceptions. Such mandatory prepayments will be applied to prepay the Term Loan first (on a pro rata basis) and thereafter to prepay the Revolving Credit Facility and to reduce the commitments thereunder. The Company may prepay, in whole or in part, borrowings under the Term Loan. During the first quarter of 2000, the Company prepaid $1,300,000 on the Term Loan, as required based on its cash flows for the year ended December 31, 1999. Call protection provisions apply to certain mandatory prepayments of borrowings under the Term Loan. The Company may prepay borrowings under or reduce commitments for the Revolving Credit Facility, in whole or in part, without penalty. The Bank Credit Facilities are guaranteed by the Company's domestic subsidiaries (the "Guarantors") (see Note 21). Subject to certain exceptions, all extensions of credit to the Company and all guarantees are secured by all existing and after-acquired personal property of the Company and the Guarantors, including, subject to certain exceptions, a pledge of all of the stock of all subsidiaries owned by the Company or any of the Guarantors and first priority liens on after-acquired real property and leasehold interests of the Company and the Guarantors. The guarantees are joint and several guarantees, irrevocable and full and unconditional, limited to the largest amount that would not render such guarantee obligations under the guarantee subject to avoidance under any applicable federal or state fraudulent conveyance or similar law. The Company has amended and restated its credit agreements to provide for, among other things, the additional borrowings and capital expenditures for the construction of the new domestic distribution facility (see Note 4).
---------------
(a) The Notes bear interest at a rate equal to 9 7/8% per annum. Interest is payable semi-annually on June 15 and December 15 of each year. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after December 15, 2002, at redemption prices ranging from 104.937% to 100%, plus accrued and unpaid interest to the date of redemption. In addition, at any time on or prior to December 15, 2002, the Notes may also

                             AMSCAN HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 2001

    be redeemed as a whole but not in part at the option of the Company upon the occurrence of a "Change of Control," as defined in the note indenture, at a redemption price equal to 100% of the principal amount thereof plus the "Applicable Premium," as defined in the note indenture, together with accrued and unpaid interest, if any, to the date of redemption. If the Company does not redeem the Notes upon a Change of Control, the Company will be obligated to make an offer to purchase the Notes, in whole or in part, at a price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, to the date of purchase. If a Change of Control were to occur, the Company may not have the financial resources to repay all of its obligations under the Bank Credit Facilities, the note indenture and the other indebtedness that would become payable upon the occurrence of such Change of Control.

(b) The Term Loan matures in December 2004 and provides for amortization (in quarterly installments) of one percent of the principal amount thereof per year for the first five years and 32.3% and 62.7% of the principal amount thereof in the sixth and seventh years, respectively. The Term Loan bears interest, at the option of the Company, at the lenders' customary base rate plus 1.625% per annum or at the lenders' customary reserve adjusted Eurodollar rate plus 2.625% per annum. At December 31, 2000 and 2001, the floating interest rate on the Term Loan was 9.28% and 4.56%, respectively. The Company was involved in three interest rate swap transactions with Goldman Sachs Capital Markets, L.P. ("GSCM") and a financial institution covering a portion of the outstanding borrowings under the Term Loan all of which have expired in 2001. The interest rate swap contracts required the Company to settle the difference in interest obligations quarterly. Net payments (receipts) to (from) the counterparty under the swap contracts for the years ended December 31, 1999, 2000 and 2001, respectively, which have been recorded as additional (reduction of) interest expense, were as follows (dollars in thousands):

                                                                    ADDITIONAL
                                                                  (REDUCTION OF)
                                                                 INTEREST EXPENSE
                            NOTIONAL                           ---------------------
DATE OF CONTRACT             AMOUNT      TERM     FIXED RATE   1999    2000    2001
----------------            --------     ----     ----------   ----    ----    ----
December 31, 1997.........  $57,330     3 years      8.36%     $ 868   $ 167   $  --
September 30, 1998........  $35,000     3 years      7.68%      (203)   (592)     56
September 17, 1999........  $31,000     2 years      9.30%        74      (8)   (308)
January 3, 2001...........  $10,000    9 months      6.03%                       (76)
                                                               -----   -----   -----
                                                               $ 739   $(433)  $(328)
                                                               =====   =====   =====

(c) In conjunction with the construction of a new distribution facility, on December 21, 2001, the Company borrowed $10,000,000 each from a financial institution and the New York State Job Development Authority, pursuant to the terms of a first and second lien mortgage note, respectively. The first lien mortgage note bears interest at LIBOR plus 2.75%. However, the Company has utilized an interest rate swap agreement to effectively fix the loan rate at 8.40% for the term of the loan. The second lien mortgage note bears interest at a rate of 4.75%, subject to change under certain conditions. Both loans are for a term of 96 months and require monthly payments based on a 180 month amortization period with balloon payments upon maturity in January 2010. The new facility has a carrying value of $29,624,000 at December 31, 2001. The Company has amended and restated its Bank Credit Facilities to provide for, among other things, these additional borrowings and capital expenditures for the construction of the facility.

                             AMSCAN HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 2001

     At December 31, 2000 and 2001, the Company had a mortgage obligation payable to a financial institution of $2,222,000 and $1,628,000, respectively, due September 13, 2004. The mortgage is related to a distribution facility and is collateralized by the related real estate asset ($4,531,000 carrying value at December 31, 2001) of the Company and bears interest at 8.51%.

(d) In 1998, in conjunction with the acquisition of the remaining 25% interest in its subsidiary, Amscan Holdings Limited, the Company issued a non-interest bearing note to the former shareholder which is payable through April 2004. At December 31, 2000 and 2001, the note to the former shareholder was $347,000 and $228,000, respectively. Prior to the acquisition of all the capital stock of Anagram International, Inc., and certain related companies (collectively, "Anagram") in 1998 (the "Acquisition"), Anagram issued a note payable to a former employee of Anagram which is payable through March 2002 at a fixed interest rate of 10%. At December 31, 2000 and 2001, the note to the former employee was $139,000 and $30,000, respectively.

(e) The Company has entered into various capital leases for machinery and equipment with implicit interest rates ranging from 4.85% to 9.20% which extend to 2006.

     At December 31, 2001, maturities of long-term obligations consisted of the following (dollars in thousands):

                                                                    CAPITAL
                                                MORTGAGE, NOTES      LEASE
                                                   AND LOANS      OBLIGATIONS    TOTAL
                                                ---------------   -----------    -----
2002..........................................     $  3,266          $201       $  3,467
2003..........................................       52,262            78         52,340
2004..........................................       99,410            36         99,446
2005..........................................        1,205            36          1,241
2006..........................................        1,231            23          1,254
Thereafter....................................      124,187            --        124,187
                                                   --------          ----       --------
                                                    281,561           374        281,935
Amount representing interest..................                        (37)           (37)
                                                   --------          ----       --------
Long-term obligations.........................     $281,561          $337       $281,898
                                                   ========          ====       ========

NOTE 7 -- PROVISION FOR DOUBTFUL ACCOUNTS

     During the second quarter of 2000, two of the Company's customers filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. As a result of the filings, the Company charged $3.4 million and $1.0 million to the provision for doubtful accounts during the second and fourth quarters of 2000, respectively, to fully provide for the accounts receivable balances due to the Company from these customers. On a combined basis, these two customers accounted for approximately 1.9% of the Company's consolidated net sales for the year ended December 31, 2000. The Company also charged $1.6 million to the provision for doubtful accounts during the fourth quarter of 2000, which represented the remaining accounts receivable balance from a customer that filed for bankruptcy during 1999.

     During the third quarter of 2001, one of the Company's customers filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code and, as a result, the Company charged $1.5 million and $1.0 million to the provision for doubtful accounts during the third and

                             AMSCAN HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 2001

fourth quarters of 2001, respectively, to fully provide for the accounts receivable balances due to the Company. This customer accounted for approximately 2.1% of the Company's consolidated net sales for the year ended December 31, 2001. The Company does not believe the potential loss of this customer will have a material adverse effect on the Company's future results of operations or its financial condition.

NOTE 8 -- NON-RECURRING ITEMS

     During the fourth quarter of 1999, the Company recorded non-recurring charges of $1.0 million in association with the proposed construction of a new distribution facility. The non-recurring charges represented building costs written-off due to the relocation of the proposed site. During 2000, the Company incurred charges of $0.2 million in connection with the consolidation of certain manufacturing operations and an additional $0.3 million in connection with the restructuring of its distribution operations that occurred in 1998.

NOTE 9 -- EMPLOYEE BENEFIT PLANS

     Certain subsidiaries of the Company maintain profit-sharing plans for eligible employees providing for annual discretionary contributions to a trust. Eligible employees are full-time domestic employees who have completed a certain length of service, as defined, and attained a certain age, as defined. The plans require the subsidiaries to match 25% to 100% of voluntary employee contributions to the plan, up to the first 6% of an employee's annual salary. Profit sharing expense for the years ended December 31, 1999, 2000 and 2001 totaled $1,906,000, $2,220,000 and $2,462,000, respectively.

NOTE 10 -- STOCK OPTION PLAN

     The Company adopted the Amscan Holdings, Inc. Stock Incentive Plan (the "1997 Stock Incentive Plan") in 1997. The 1997 Stock Incentive Plan is administered by the board of directors. Under the terms of the 1997 Stock Incentive Plan, as amended, the Board may award common stock, stock options and stock appreciation rights to certain directors, officers, employees and consultants of the Company and its affiliates. The vesting periods for awards are determined by the Board at the time of grant. As of December 31, 2001, there were 1,500,000 shares of common stock reserved for issuance under the 1997 Stock Incentive Plan. The 1997 Stock Incentive Plan will terminate ten years after its effective date; however, awards outstanding as of such date will not be affected or impaired by such termination.

     The options granted under the 1997 Stock Incentive Plan vest in equal installments on each of the first five anniversaries of the grant date. The options are non-transferable (except under certain limited circumstances) and have a term of ten years. The following table summarizes the

                             AMSCAN HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 2001

changes in outstanding options under the 1997 Stock Incentive Plan for the years ended December 31, 1999, 2000 and 2001:

                                                                            AVERAGE FAIR
                                                             AVERAGE        MARKET VALUE
                                              OPTIONS     EXERCISE PRICE    AT GRANT DATE
                                              -------     --------------    -------------
Outstanding at December 31, 1998...........  1,117,190
  Granted..................................    206,800        $12.50            $4.46
  Canceled.................................    (24,440)         9.34
                                             ---------
Outstanding at December 31, 1999...........  1,299,550
  Granted..................................     37,500         12.50             4.46
  Granted..................................     45,000         15.00             5.35
  Exercised................................       (960)         5.45
  Exercised................................       (370)         7.50
  Canceled.................................     (1,430)         5.45
  Canceled.................................     (9,620)         7.50
                                             ---------
Outstanding at December 31, 2000...........  1,369,670
  Granted..................................     25,000         15.00             5.35
  Exercised................................     (6,660)         7.50
  Exercised................................     (2,870)         5.51
  Canceled.................................     (1,910)         5.51
  Canceled.................................     (4,440)         7.50
  Canceled.................................    (45,000)        12.50
                                             ---------
Outstanding at December 31, 2001...........  1,333,790

Exercisable at December 31, 1999...........    420,180          7.37
Exercisable at December 31, 2000...........    672,670          7.73
Exercisable at December 31, 2001...........    912,900          7.90

     The average exercise price for options outstanding as of December 31, 2001 was $8.64 with exercise prices ranging from $5.45 to $15.00. The average remaining contractual life of those options was 6.6 years.

     The Company has adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized in connection with the issuance of options under the 1997 Stock Incentive Plan as all options were granted with exercise prices equal to the estimated fair market value of the common stock on the date of grant. Had the Company determined stock-based compensation based on the fair value of the options granted at the grant date, consistent with the method prescribed under SFAS No. 123, the Company's net income and net income per

                             AMSCAN HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 2001

common share would have been reduced to amounts indicated below (dollars in thousands except for per share amounts):

                                                         YEARS ENDED DECEMBER 31,
                                                       ----------------------------
                                                        1999       2000      2001
                                                        ----       ----      ----
Net income:
As reported..........................................  $10,207    $8,116    $11,302
SFAS No. 123 pro forma...............................  $ 9,793    $7,606    $10,794

SFAS No. 123 pro forma net income per common share:
  Basic..............................................  $  0.87    $ 0.68    $  0.96
  Diluted............................................  $  0.85    $ 0.65    $  0.92

     It has been assumed that the estimated fair value of the options granted in 1999, 2000 and 2001 under the 1997 Stock Incentive Plan is amortized on a straight line basis to compensation expense, net of taxes, over the vesting period of the grant, which is five years. The estimated fair value of each option on the date of grant was determined using the minimum value method with the following assumptions: dividend yield of 0%; risk-free interest rate of 6.50%; and expected lives of seven years.

NOTE 11 -- INCOME TAXES

     A summary of domestic and foreign pre-tax income follows (dollars in thousands):

                                                        YEARS ENDED DECEMBER 31,
                                                      -----------------------------
                                                       1999       2000       2001
                                                       ----       ----       ----
Domestic............................................  $14,035    $ 9,639    $17,350
Foreign.............................................    3,345      3,900      1,443
                                                      -------    -------    -------
Total...............................................  $17,380    $13,539    $18,793
                                                      =======    =======    =======

     The provision for income taxes consisted of the following (dollars in thousands):

                                                          YEARS ENDED DECEMBER 31,
                                                         --------------------------
                                                          1999      2000      2001
                                                          ----      ----      ----
Current:
  Federal..............................................  $1,734    $1,551    $4,266
  State................................................     490       688     1,101
  Foreign..............................................   1,112     1,348       436
                                                         ------    ------    ------
  Total current provision..............................   3,336     3,587     5,803
Deferred:
  Federal..............................................   2,745     1,528     1,400
  State................................................     772       233       143
  Foreign..............................................     247        --        77
                                                         ------    ------    ------
  Total deferred provision.............................   3,764     1,761     1,620
                                                         ------    ------    ------
Income tax expense.....................................  $7,100    $5,348    $7,423
                                                         ======    ======    ======

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used

                             AMSCAN HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 2001

for income tax purposes. Deferred income tax assets and liabilities from domestic jurisdictions consisted of the following at December 31 (dollars in thousands):

                                                               2000       2001
                                                               ----       ----
Current deferred tax assets:
  Allowance for doubtful accounts...........................  $ 1,196    $ 1,216
  Accrued liabilities.......................................      256        322
  Inventories...............................................    1,247      2,202
  Charitable contributions carryforward.....................    1,016        166
  Other.....................................................      146        279
                                                              -------    -------
     Current deferred tax assets (included in prepaid
       expenses and other current assets)...................  $ 3,861    $ 4,185
                                                              =======    =======

                                                               2000       2001
                                                               ----       ----
Non-current deferred tax liabilities, net:
  Property, plant and equipment.............................  $13,076    $14,433
  Future taxable income resulting from a change in
     accounting method for tax purposes.....................      433        721
  Royalty reserves..........................................      (95)        (9)
  Other.....................................................     (100)        36
                                                              -------    -------
     Non-current deferred tax liabilities, net..............  $13,314    $15,181
                                                              =======    =======

     A non-current foreign deferred tax asset of $464,000 and $456,000 at December 31, 2000 and 2001, respectively, is attributable to non-current obligations recognized in connection with the Acquisition and is included in non-current assets, net.

     The difference between the Company's effective income tax rate and the federal statutory income tax rate is reconciled below:

                                                                  YEARS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                              1999    2000    2001
                                                              ----    ----    ----
Provision at federal statutory income tax rate..............  35.0%   34.0%   35.0%
State income tax, net of federal tax benefit................   4.8     4.5     4.7
Other.......................................................   1.1     1.0    (0.2)
                                                              ----    ----    ----
Effective income tax rate...................................  40.9%   39.5%   39.5%
                                                              ====    ====    ====

     At December 31, 2001, the Company's share of the cumulative undistributed earnings of foreign subsidiaries was approximately $14,933,000. No provision has been made for U.S. or additional foreign taxes on the undistributed earnings of foreign subsidiaries because such earnings are expected to be reinvested indefinitely in the subsidiaries' operations. It is not practical to estimate the amount of additional tax that might be payable on these foreign earnings in the event of distribution or sale; however, under existing law, foreign tax credits would be available to substantially reduce incremental U.S. taxes payable on amounts repatriated.

                             AMSCAN HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 2001

NOTE 12 -- CAPITAL STOCK

     At December 31, 2000 and 2001, the Company's authorized capital stock consisted of 30,000,000 shares of common stock, $0.10 par value, of which 11,325,400 and 11,334,900 shares, respectively, were issued and outstanding.

     At December 31, 2000, the Company held notes receivable from a current officer and a former officer totaling $548,000. At December 31, 2001, the Company held notes receivable from a former officer and a former employee in the amounts of $576,000 and $25,000, respectively. These notes arose in connection with the issuance of shares of common stock to the officers and employee. The notes held at December 31, 2001 bear interest at 6.65% and LIBOR plus 2% and mature in March 2009 and January 2004, respectively. The notes receivable are shown on the balance sheets as an increase in stockholders' deficit.

     At December 31, 2001, there were 1,999,700 shares of common stock held by employees, of which 66,700 shares (the "Restricted Stock") are subject to the vesting provisions of an employment agreement with the President of the Company. The shares of Restricted Stock will vest in two equal installments on June 30, 2002 and 2003. Under the terms of a stockholders' agreement (the "Stockholders' Agreement"), the Company can purchase all of the shares held by the employee stockholders, and the employees can require the Company to purchase all of the shares held by the employee stockholders, under certain circumstances. The purchase price as prescribed in the Stockholders' Agreement is to be determined through a market valuation of the minority-held shares or, under certain circumstances, based on cost. At December 31, 2000, and 2001, the aggregate amount that may be payable by the Company to employee stockholders based on fully paid and vested shares, was approximately $28,768,000 and $29,949,000, respectively, and has been classified as redeemable common stock.

     On March 30, 2001, the board of directors authorized 500 shares of preferred stock, $0.10 par value, and designated 100 shares as Series A Redeemable Convertible Preferred Stock ("Series A Redeemable Convertible Preferred Stock"). Also on March 30, 2001, the Company issued 40 shares of Series A Redeemable Convertible Preferred Stock to GSCP for proceeds of $6.0 million. Dividends are cumulative and shall be payable annually beginning March 30, 2002, at 6% per annum. Such dividends payable on or prior to March 30, 2004, shall be payable in additional shares of Series A Redeemable Convertible Preferred Stock. Subsequent to March 30, 2004, dividends shall be payable, at the option of the Company, either in cash or additional shares of Series A Redeemable Convertible Preferred Stock.

     Each share of the Series A Redeemable Convertible Preferred Stock is convertible at the option of the holder at any time into shares of common stock of the Company, $0.10 par value, at a conversion rate of 10,000 shares of common stock for each share of Series A Redeemable Convertible Preferred Stock subject to adjustment under certain conditions. As of March 30, 2001, there were 400,000 shares of common stock reserved for such conversion.

     The Series A Redeemable Convertible Preferred Stock is not redeemable on or prior to March 30, 2004. To the extent the Company shall have funds legally available to redeem these shares, the Company may redeem these shares, in whole or, with the consent of the holders of a majority of the outstanding Series A Redeemable Convertible Preferred Stock, in part, at a redemption of $150,000 per share, in cash, together with accrued and unpaid dividends. To the extent the Company shall have funds legally available to redeem these shares on March 30, 2008, the Company is required to redeem all outstanding shares of Series A Redeemable Convertible Preferred Stock at a redemption price per share equal to $150,000 in cash, together with accrued and unpaid dividends. The holders of the Series A Redeemable Convertible

                             AMSCAN HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 2001

Preferred Stock have liquidation rights equal to their original investment plus accrued but unpaid dividends.

     The Company has not paid any dividends on the common stock and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain its earnings for working capital, repayment of indebtedness, capital expenditures and general corporate purposes. In addition, the Company's current credit facility and the indenture governing its notes contain restrictive covenants which have the effect of limiting the Company's ability to pay dividends or distributions to its stockholders.

NOTE 13 -- COMMITMENTS, CONTINGENCIES AND RELATED PARTY TRANSACTIONS

  Lease Agreements

     The Company is obligated under various capital leases for certain machinery and equipment which expire on various dates through October 1, 2006 (see Note
6). At December 31, 2000 and 2001, the amount of machinery and equipment and related accumulated amortization recorded under capital leases and included with property, plant and equipment consisted of the following (dollars in thousands):

                                                               2000       2001
                                                               ----       ----
Machinery and equipment.....................................  $ 7,147    $ 7,291
Less: accumulated amortization..............................   (3,938)    (4,111)
                                                              -------    -------
                                                              $ 3,209    $ 3,180
                                                              =======    =======

     Amortization of assets held under capitalized leases is included in depreciation expense.

     The Company has several non-cancelable operating leases principally for office, distribution and manufacturing facilities, showrooms, and warehouse equipment that expire on various dates through 2017. These leases generally contain renewal options and require the Company to pay real estate taxes, utilities and related insurance.

     At December 31, 2001, future minimum lease payments under all operating leases consisted of the following (dollars in thousands):

2002........................................................  $11,832
2003........................................................    8,913
2004........................................................    7,238
2005........................................................    6,696
2006........................................................    5,529
Thereafter..................................................   11,636
                                                              -------
                                                              $51,844
                                                              =======

     Rent expense for the years ended December 31, 1999, 2000 and 2001 was $9,038,000, $9,040,000 and $9,450,000, respectively, of which $166,000 during
1999 related to leases with related parties.

     During 1999, the Company terminated its operating lease with related parties for warehouse space that expired on December 31, 2000. As an incentive to terminate the lease prior to its expiration, the Company received a fee of $200,000, which is included in cost of sales on the Company's statement of income.

                             AMSCAN HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 2001

  Royalty Agreements

     In conjunction with the Acquisition, the Company has entered into royalty agreements with various licensers of copyrighted and trademarked characters and designs used on the Company's balloons which require royalty payments based on sales of the Company's products, or in some cases, annual minimum royalties.

     At December 31, 2001, future minimum royalties payable were as follows (dollars in thousands):

2002........................................................  $1,170
2003........................................................     566
2004........................................................     300
                                                              ------
                                                              $2,036
                                                              ======

  Legal Proceedings

     The Company is a party to certain claims and litigation in the ordinary course of business. The Company does not believe any of these proceedings will result, individually or in the aggregate, in a material adverse effect upon its financial condition or future results of operations.

  Related Party Transactions

     On October 1, 1999, the Company granted a $1.0 million line of credit to the Chief Executive Officer. Borrowings under the line bore interest at a variable rate of interest. During 2001, the line of credit was amended to increase the amount to $1,400,000 and to fix the interest rate at 6% per annum payable annually. The line expires on June 15, 2004. Amounts borrowed under the line are evidenced by a limited recourse secured promissory note, secured by a lien on the equity interests that the Chief Executive Officer has in the Company. The note requires that all principal payments be made only from the equity pledged as collateral. At December 31, 2000 and 2001, borrowings under this line totaled $620,000 and $1,400,000, respectively, and have been included in other assets.

     On June 15, 2001, the Company entered into a limited recourse secured promissory note with the President of the Company. The note evidences loans made or to be made to the President at his request, in connection with the payment of any federal, state or local income taxes due and payable by the President upon and in respect of the vesting of his Restricted Stock (see "Note 12 -- Capital Stock"). The Company's obligation to extend loans under the note is limited to the amount of such taxes the President is actually required to pay subsequent to June 15, 2001. Amounts borrowed under the note and any interest thereon is secured by a lien on the equity interests that the President has in the Company. The note bears interest at 5.43% per annum and is payable, together with interest, on January 1, 2010. The note requires that all payments of principal and interest due there under be made only from the equity pledged as collateral. At December 31, 2001, the amount borrowed under the note totaled $176,563 and has been included in other assets.

     Pursuant to the Stockholder's Agreement, Goldman Sachs has the exclusive right (if it so elects) to perform certain investment banking and similar services for the Company on customary terms. Goldman Sachs may from time to time receive customary fees for services rendered to the Company. For the year ended December 31, 2000, the Company paid Goldman

                             AMSCAN HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 2001

Sachs and its affiliates service fees of $350,000. No fees were paid to Goldman Sachs in 1999 and 2001.

     On March 30, 2001, the Company issued 40 shares of Series A Redeemable Convertible Preferred Stock to GSCP, for proceeds of $6.0 million (see Note 12).

NOTE 14 -- SEGMENT INFORMATION

  Industry Segments

     The Company operates in one operating segment which involves the design, manufacture, contract for manufacture and distribution of party goods.

  Geographic Segments

     The Company's export sales, other than those intercompany sales reported below as sales between geographic areas, are not material. Sales between geographic areas primarily consist of sales of finished goods for distribution in the foreign markets. No single foreign operation is significant to the Company's consolidated operations. Sales between geographic areas are made at cost plus a share of operating profit.

     The Company's geographic area data for each of the three years ended December 31, 1999, 2000 and 2001 were as follows (dollars in thousands):

                                             DOMESTIC    FOREIGN    ELIMINATIONS    CONSOLIDATED
                                             --------    -------    ------------    ------------
1999
Sales to unaffiliated customers............  $257,185    $47,707                      $304,892
Sales between geographic areas.............    20,977                 $(20,977)             --
                                             --------    -------      --------        --------
Net sales..................................  $278,162    $47,707      $(20,977)       $304,892
                                             ========    =======      ========        ========
Income from operations.....................  $ 39,609    $ 4,171                      $ 43,780
                                             ========    =======
Interest expense, net......................                                             26,365
Other expense, net.........................                                                 35
                                                                                      --------
Income before income taxes and minority
  interests................................                                           $ 17,380
                                                                                      ========
Long-lived assets..........................  $127,062    $ 7,685                      $134,747
                                             ========    =======                      ========

                             AMSCAN HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 2001

                                             DOMESTIC    FOREIGN    ELIMINATIONS    CONSOLIDATED
                                             --------    -------    ------------    ------------
2000
Sales to unaffiliated customers............  $278,508    $44,976                      $323,484
Sales between geographic areas.............    20,408                 $(20,408)             --
                                             --------    -------      --------        --------
Net sales..................................  $298,916    $44,976      $(20,408)       $323,484
                                             ========    =======      ========        ========
Income from operations.....................  $ 35,415    $ 4,575                      $ 39,990
                                             ========    =======
Interest expense, net......................                                             26,355
Other expense, net.........................                                                 96
                                                                                      --------
Income before income taxes and minority
  interests................................                                           $ 13,539
                                                                                      ========
Long-lived assets..........................  $128,635    $ 7,034                      $135,669
                                             ========    =======                      ========

                                             DOMESTIC    FOREIGN    ELIMINATIONS    CONSOLIDATED
                                             --------    -------    ------------    ------------
2001
Sales to unaffiliated customers............  $297,585    $47,598                      $345,183
Sales between geographic areas.............    24,051                 $(24,051)             --
                                             --------    -------      --------        --------
Net sales..................................  $321,636    $47,598      $(24,051)       $345,183
                                             ========    =======      ========        ========
Income from operations.....................  $ 40,456    $ 2,430                      $ 42,886
                                             ========    =======
Interest expense, net......................                                             24,069
Other expense, net.........................                                                 24
                                                                                      --------
Income before income taxes and minority
  interests................................                                           $ 18,793
                                                                                      ========
Long-lived assets..........................  $151,578    $ 6,600                      $158,178
                                             ========    =======                      ========

NOTE 15 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts for cash and cash equivalents, accounts receivables, deposits and other current assets, loans and notes payable, accounts payable, accrued expenses and other current liabilities approximate fair value at December 31, 2000 and 2001 because of the short-term maturity of those instruments or their variable rates of interest.

     The carrying amount of the Company's Notes approximates fair value at December 31, 2000 and 2001, based on the quoted market price of similar debt instruments. The carrying amounts of the Company's borrowings under its Bank Credit Facilities and other revolving credit facilities approximate fair value because such obligations generally bear interest at floating rates. The carrying amounts for other long-term debt approximate fair value at December 31, 2000 and 2001, based on the discounted future cash flow of each instrument at rates currently offered for similar debt instruments of comparable maturity.

NOTE 16 -- DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

     The Company adopted the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 137 and No. 138 as amendments thereto, effective January 1, 2001. These statements require that all derivative financial instruments that qualify for hedge accounting, such as interest rate swaps and foreign currency exchange

                             AMSCAN HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 2001

agreements, be recognized on the balance sheet at fair value and that changes in fair value be recognized periodically in either income or shareholders' deficit (as a component of other comprehensive income.) For derivative financial instruments that are designated and qualify as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative financial instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in current earnings during the period of change. As long as hedge effectiveness is maintained, the Company's interest rate swap arrangements and foreign currency exchange agreements qualify for hedge accounting as cash flow hedges. The adoption of SFAS No. 133, as amended, did not have a significant effect on Company's consolidated financial statements, but did reduce comprehensive income in 2001 by $114,000.

  Interest Rate Risk Management

     As part of the Company's risk management strategy, the Company uses interest rate swap agreements to hedge the variability of cash flows on floating rate debt obligations (see Note 6). Accordingly, the interest rate swap agreements are reflected in the consolidated balance sheet at fair value and the related gains and losses on these contracts are deferred in stockholders' deficit and recognized in interest expense over the same period in which the related interest payments being hedged are recognized in income. The Company was involved in three interest rate swap transactions, with Goldman Sachs Capital Markets, L.P. ("GSCM") and a financial institution, that expired during 2001. These agreements covered portions of the outstanding borrowings under the Company's Term Loan. Net payments to (receipts from) the counterparty under these swap agreements have been recorded as additions to (reductions of) interest expense. To effectively fix the interest rate of its $10,000,000 mortgage note, (see Note 6), the Company entered into an interest rate swap agreement with a financial institution for a notional amount of $10,000,000, agreeing to receive 30 day LIBOR and to pay 5.65%. At December 31, 2001, the fair value of the interest rate swap agreement was immaterial.

  Foreign Exchange Risk Management

     A portion of the Company's cash flows is derived from transactions denominated in foreign currencies. The United States dollar value of transactions denominated in foreign currencies fluctuates as the United States dollar strengthens or weakens relative to these foreign currencies. In order to reduce the uncertainty of foreign exchange rate movements on transactions denominated in foreign currencies, principally the British Pound Sterling, the Company enters into foreign exchange contracts with major international financial institutions. These forward contracts, which typically mature within one year, are designed to hedge anticipated foreign currency transactions, primarily inter-company inventory purchases. No components of the contracts are excluded in the measurement of hedge effectiveness. The critical terms of the foreign exchange contracts are the same as the underlying forecasted transactions; therefore, changes in the fair value of foreign contracts should be highly effective in offsetting changes in the expected cash flows from the forecasted transactions. At December 31, 2001, the Company had foreign currency exchange contracts in the notional amounts of $10.4 million. The foreign currency exchange contracts are reflected in the consolidated balance sheet at fair value and the related gains and losses on these contracts are deferred in stockholders' deficit. The fair value adjustment at December 31, 2001, is an unrealized loss

                             AMSCAN HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 2001

$114,000, net of taxes of $76,000, and is included as a separate component of accumulated other comprehensive loss in 2001. The Company anticipates that all gains and losses in accumulated other comprehensive loss related to foreign exchange contracts will be reclassified into earnings by December 2002.

NOTE 17 -- COMPREHENSIVE INCOME

     Comprehensive income consisted of the following (dollars in thousands):

                                                        YEARS ENDED DECEMBER 31,
                                                      -----------------------------
                                                       1999       2000       2001
                                                       ----       ----       ----
Net income..........................................  $10,207    $ 8,116    $11,302
Net change in cumulative translation adjustment.....      362     (1,457)      (434)
Cumulative effect of a change in accounting
  principle to recognize the fair value of the
  Company's interest rate swap contracts, net of
  taxes of $148 (see Note 16).......................                           (227)
Swap contracts, net of taxes of $148 (see Note
  16)...............................................                            227
Change in fair value of the Company's foreign
  exchange contracts, net of taxes of $76 (see Note
  16)...............................................                           (114)
                                                      -------    -------    -------
                                                      $10,569    $ 6,659    $10,754
                                                      =======    =======    =======

     Accumulated other comprehensive loss consisted of the following at December 31 (dollars in thousands):

                                                               2000       2001
                                                               ----       ----
Cumulative translation adjustment...........................  $(2,345)   $(2,779)
Foreign exchange contracts qualifying as hedges, net of
  taxes of $76 (see Note 16)................................                (114)
                                                              -------    -------
                                                              $(2,345)   $(2,893)
                                                              =======    =======

NOTE 18 -- NET INCOME PER SHARE

     The components of the calculation of net income per share for the years ended December 31 are as follows (dollars in thousands):

                                                1999          2000          2001
                                                ----          ----          ----
Numerator:
Net income applicable to common shares for
  basic net income per share...............  $   10,207    $    8,116    $   11,032
Effect of dilutive securities -- redeemable
  convertible preferred stock dividends....                                     270
                                             ----------    ----------    ----------
Net income applicable to common shares
  after assumed conversions for diluted net
  income per share.........................  $   10,207    $    8,116    $   11,302
                                             ==========    ==========    ==========

                             AMSCAN HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 2001

                                                1999          2000          2001
                                                ----          ----          ----
Denominator:
Weighted average shares outstanding
  for basic net income per share...........  11,224,095    11,225,395    11,249,545
Effect of dilutive securities:
  Redeemable convertible preferred stock...                                 318,000
  Unvested restricted common stock award...     100,005       100,005        83,130
  Employee stock options...................     241,010       292,978       348,202
  Warrants.................................                       450           989
                                             ----------    ----------    ----------
Adjusted weighted average shares
  outstanding and assumed conversions for
  diluted net income per share.............  11,565,110    11,618,828    11,999,866
                                             ==========    ==========    ==========

NOTE 19 -- ACQUISITION

     On July 26, 2001, Amscan and American Greetings Corporation ("American Greetings") signed a letter of intent pursuant to which Amscan would acquire American Greetings' subsidiary, M&D Balloons, Inc., a Manteno, Illinois-based manufacturer of metallic and plastic balloons. On February 19, 2002, the Company completed the acquisition for $27,500,000, borrowing $12,500,000 under its revolving credit facility and issuing 967,740 shares of its common stock, at a value of $15.50 per share, to American Greetings. American Greetings will continue to distribute metallic balloons under a supply agreement with Amscan.

NOTE 20 -- SUBSEQUENT EVENTS

     During the quarter ended March 31, 2002, the Company adopted Emerging Issues Task Force No. 01-09, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products" ("EITF 01-09"). EITF 01-09 addresses the income statement classification of certain advertising costs. The Company's consolidated statements of income include the reclassification of certain selling expenses as a reduction of revenue. These reclassifications did not affect the Company's income from operations or net income.

     Subsequent to December 31, 2001, the Company's board of directors authorized the filing of a registration statement with the Securities and Exchange Commission for an initial public offering of the Company's common stock (the "Offering"). In addition, the board of directors approved a 10,000 for 1 stock split of the Company's common stock, effective upon completion of the Offering. Accordingly, all common stock share and per share information has been restated to reflect this split.

     The Company's historical capital structure prior to the completion of the Offering is not indicative of its ongoing capital structure due to (i) the conversion of all outstanding shares of redeemable convertible preferred stock held by GSCP into 424,000 shares of the common stock upon closing of the Offering, (ii) the expiration of the redemption features of the redeemable common stock held by employees upon the closing of the Offering, (iii) the vesting of restricted common stock awards upon closing of the Offering, and (iv) the repayment of notes receivable from stockholders upon closing of the Offering.

                             AMSCAN HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 2001

NOTE 21 -- CONDENSED CONSOLIDATING FINANCIAL INFORMATION (UNAUDITED)

     The Notes and borrowings under the Bank Credit Facilities are guaranteed jointly and severally, fully and unconditionally, by the Guarantors (see Notes 5 and 6).

     Non-guarantor companies ("Non-guarantors") include the following:

     - Amscan Distributors (Canada) Ltd.

     - Amscan Holdings Limited

     - Amscan (Asia-Pacific) Pty. Ltd.

     - Amscan Partyartikel GmbH

     - Amscan Svenska AB

     - Amscan de Mexico, S.A. de C.V.

     - Anagram International (Japan) Co., Ltd.

     - Anagram Mexico S. de R.L. de C.V.

     - Anagram Espana, S.A.

     - Anagram France S.C.S.

     The following consolidating information presents consolidating balance sheets as of December 31, 2000 and 2001, and the related consolidating statements of income and cash flows for each of the years in the three-year period ended December 31, 2001 for the combined Guarantors and the combined Non-guarantors and elimination entries necessary to consolidate the entities comprising the combined companies.

                          CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 2000
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                AMSCAN
                                             HOLDINGS AND    COMBINED
                                               COMBINED        NON-
                                              GUARANTORS    GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                             ------------   ----------   ------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents................    $    610      $   859                      $  1,469
  Accounts receivable, net.................      53,833        8,845                        62,678
  Inventories..............................      65,674        6,332       $   (467)        71,539
  Prepaid expenses and other current
     assets................................       8,082        1,190                         9,272
                                               --------      -------       --------       --------
  Total current assets.....................     128,199       17,226           (467)       144,958
Property, plant and equipment, net.........      67,991        1,207                        69,198
Intangible assets, net.....................      54,220        5,140                        59,360
Other assets, net..........................      25,296        7,216        (25,401)         7,111
                                               --------      -------       --------       --------
  Total assets.............................    $275,706      $30,789       $(25,868)      $280,627
                                               ========      =======       ========       ========

LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
  Loans and notes payable..................    $ 10,335      $    --                      $ 10,335
  Accounts payable.........................      27,420        1,400                        28,820
  Accrued expenses.........................      13,229        3,862                        17,091
  Income taxes payable.....................         842          356                         1,198
  Current portion of long-term
     obligations...........................       3,649          105                         3,754
                                               --------      -------       --------       --------
  Total current liabilities................      55,475        5,723                        61,198
Long-term obligations, excluding current
  portion..................................     261,573          242                       261,815
Deferred income tax liabilities............      13,314                                     13,314
Other......................................       2,990       14,689       $(15,266)         2,413
                                               --------      -------       --------       --------
  Total liabilities........................     333,352       20,654        (15,266)       338,740

Redeemable common stock....................      28,768                                     28,768
Commitments and Contingencies

Stockholders' (deficit) equity:
  Common stock.............................                      339           (339)            --
  Additional paid-in capital...............         233          658           (658)           233
  Unamortized restricted common stock
     award, net............................        (354)                                      (354)
  Notes receivable from stockholders.......        (548)                                      (548)
  (Deficit) retained earnings..............     (83,400)      11,341        (11,808)       (83,867)
  Accumulated other comprehensive loss.....      (2,345)      (2,203)         2,203         (2,345)
                                               --------      -------       --------       --------
     Total stockholders' (deficit)
       equity..............................     (86,414)      10,135        (10,602)       (86,881)
                                               --------      -------       --------       --------
     Total liabilities, redeemable Common
       Stock and stockholders' (deficit)
       equity..............................    $275,706      $30,789       $(25,868)      $280,627
                                               ========      =======       ========       ========

                          CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 2001
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                AMSCAN
                                             HOLDINGS AND    COMBINED
                                               COMBINED        NON-
                                              GUARANTORS    GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                             ------------   ----------   ------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents................    $     60      $   956                      $  1,016
  Accounts receivable, net.................      56,408        8,631                        65,039
  Inventories..............................      65,939        7,414       $   (771)        72,582
  Prepaid expenses and other current
     assets................................      12,339        1,320                        13,659
                                               --------      -------       --------       --------
  Total current assets.....................     134,746       18,321           (771)       152,296
Property, plant and equipment, net.........      93,420        1,169                        94,589
Intangible assets, net.....................      51,136        4,849                        55,985
Other assets, net..........................      24,499        4,880        (21,775)         7,604
                                               --------      -------       --------       --------
  Total assets.............................    $303,801      $29,219       $(22,546)      $310,474
                                               ========      =======       ========       ========

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED AND COMMON STOCK AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
  Loans and notes payable..................    $    700      $    --                      $    700
  Accounts payable.........................      32,127          956                        33,083
  Accrued expenses.........................      12,178        3,869                        16,047
  Income taxes payable.....................       2,225           73                         2,298
  Current portion of long-term
     obligations...........................       3,318          137                         3,455
                                               --------      -------       --------       --------
  Total current liabilities................      50,548        5,035                        55,583
Long-term obligations, excluding current
  portion..................................     278,198          245                       278,443
Deferred income tax liabilities............      15,181                                     15,181
Other......................................         189       14,236       $(12,072)         2,353
                                               --------      -------       --------       --------
Total liabilities..........................     344,116       19,516        (12,072)       351,560

Redeemable convertible preferred stock.....       6,270                                      6,270
Redeemable common stock....................      29,949                                     29,949

Commitments and Contingencies

Stockholders' (deficit) equity:
  Common stock.............................                      339           (339)            --
  Additional paid-in capital...............         299          658           (658)           299
  Unamortized restricted common stock
     award, net............................         (94)                                       (94)
  Notes receivable from stockholders.......        (601)                                      (601)
  (Deficit) retained earnings..............     (73,245)      11,082        (11,853)       (74,016)
  Accumulated other comprehensive loss.....      (2,893)      (2,376)         2,376         (2,893)
                                               --------      -------       --------       --------
     Total stockholders' (deficit)
       equity..............................     (76,534)       9,703        (10,474)       (77,305)
                                               --------      -------       --------       --------
     Total liabilities, redeemable
       convertible preferred and common
       stock and stockholders' (deficit)
       equity..............................    $303,801      $29,219       $(22,546)      $310,474
                                               ========      =======       ========       ========

                       CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                             AMSCAN
                                          HOLDINGS AND     COMBINED
                                            COMBINED         NON-
                                           GUARANTORS     GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                          ------------    ----------    ------------    ------------
Net sales...............................    $278,869       $47,376        $(21,353)       $304,892
Cost of sales...........................     184,031        31,952         (21,351)        194,632
                                            --------       -------        --------        --------
     Gross profit.......................      94,838        15,424              (2)        110,260
Operating expenses:
  Selling expenses......................      17,896         5,339              --          23,235
  General and administrative expenses...      25,599         5,287            (192)         30,694
  Provision for doubtful accounts.......       2,288           618              --           2,906
  Art and development costs.............       8,650            --              --           8,650
  Non-recurring charges.................         995            --              --             995
                                            --------       -------        --------        --------
     Income from operations.............      39,410         4,180             190          43,780
Interest expense, net...................      25,735           630              --          26,365
Other (income) expense, net.............      (2,513)          193           2,355              35
                                            --------       -------        --------        --------
     Income before income taxes and
       minority interests...............      16,188         3,357          (2,165)         17,380
Income tax expense......................       5,979         1,121              --           7,100
Minority interests......................          --            73              --              73
                                            --------       -------        --------        --------
     Net income.........................    $ 10,209       $ 2,163        $ (2,165)       $ 10,207
                                            ========       =======        ========        ========

                       CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                             AMSCAN
                                          HOLDINGS AND     COMBINED
                                            COMBINED         NON-
                                           GUARANTORS     GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                          ------------    ----------    ------------    ------------
Net sales...............................    $299,647       $43,913        $(20,076)       $323,484
Cost of sales...........................     198,582        28,399         (20,109)        206,872
                                            --------       -------        --------        --------
     Gross profit.......................     101,065        15,514              33         116,612
Operating expenses:
  Selling expenses......................      23,066         5,512              --          28,578
  General and administrative expenses...      27,014         5,136            (192)         31,958
  Provision for doubtful accounts.......       6,896           237              --           7,133
  Art and development costs.............       8,453            --              --           8,453
  Restructuring charges.................         500            --              --             500
                                            --------       -------        --------        --------
     Income from operations.............      35,136         4,629             225          39,990
Interest expense, net...................      25,725           630              --          26,355
Other (income) expense, net.............      (2,642)          393           2,345              96
                                            --------       -------        --------        --------
     Income before income taxes and
       minority interests...............      12,053         3,606          (2,120)         13,539
Income tax expense......................       3,970         1,378              --           5,348
Minority interests......................          --            75              --              75
                                            --------       -------        --------        --------
     Net income.........................    $  8,083       $ 2,153        $ (2,120)       $  8,116
                                            ========       =======        ========        ========

                       CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                             AMSCAN
                                          HOLDINGS AND     COMBINED
                                            COMBINED         NON-
                                           GUARANTORS     GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                          ------------    ----------    ------------    ------------
Net sales...............................    $321,327       $45,380        $(21,524)       $345,183
Cost of sales...........................     214,505        31,751         (21,220)        225,036
                                            --------       -------        --------        --------
     Gross profit.......................     106,822        13,629            (304)        120,147
Operating expenses:
  Selling expenses......................      26,355         5,059              --          31,414
  General and administrative expenses...      28,728         5,972          (1,383)         33,317
  Provision for doubtful accounts.......       3,582           176              --           3,758
  Art and development costs.............       8,772            --              --           8,772
                                            --------       -------        --------        --------
     Income from operations.............      39,385         2,422           1,079          42,886
Interest expense, net...................      23,442           627              --          24,069
Other (income) expense, net.............      (2,611)           61           2,574              24
                                            --------       -------        --------        --------
     Income before income taxes and
       minority interests...............      18,554         1,734          (1,495)         18,793
Income tax expense......................       6,948           475              --           7,423
Minority interests......................          --            68              --              68
                                            --------       -------        --------        --------
     Net income.........................      11,606         1,191          (1,495)         11,302
     Dividend requirement on redeemable
       convertible preferred stock......        (270)           --              --            (270)
                                            --------       -------        --------        --------
     Net income applicable to common
       shares...........................    $ 11,336       $ 1,191        $ (1,495)       $ 11,032
                                            ========       =======        ========        ========

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                             AMSCAN HOLDINGS    COMBINED
                                              AND COMBINED        NON-
                                               GUARANTORS      GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                             ---------------   ----------   ------------   ------------
Cash flows from operating activities:
  Net income...............................     $ 10,209        $ 2,163       $(2,165)       $ 10,207
  Adjustments to reconcile net income to
     net cash provided by (used in)
     operating activities:
     Depreciation and amortization.........       12,327            604                        12,931
     Amortization of deferred financing
       costs...............................          870                                          870
     (Gain) loss on disposal of property
       and equipment.......................           (2)            88                            86
     Provision for doubtful accounts.......        2,288            618                         2,906
     Non-recurring charges.................          995                                          995
     Amortization of restricted common
       stock award.........................          170                                          170
     Deferred income tax provision.........        3,517            247                         3,764
     Changes in operating assets and
       liabilities:
       Increase in accounts receivable.....       (9,701)        (4,596)                      (14,297)
       (Increase) decrease in
          inventories......................       (5,270)           656             2          (4,612)
       (Increase) decrease in prepaid
          expenses and other current assets
          and other, net...................       (8,255)         3,928         2,163          (2,164)
       Increase (decrease) in accounts
          payable, accrued expenses and
          income taxes payable.............       12,765         (4,186)                        8,579
                                                --------        -------       -------        --------
       Net cash provided by (used in)
          operating activities.............       19,913           (478)           --          19,435
Cash flows from investing activities:
  Capital expenditures.....................      (11,459)          (173)                      (11,632)
  Proceeds from disposal of property and
     equipment.............................          201             15                           216
                                                --------        -------       -------        --------
       Net cash used in investing
          activities.......................      (11,258)          (158)                      (11,416)
Cash flows from financing activities:
  Proceeds from loans, notes payable and
     long-term obligations.................          375             75                           450
  Repayment of loans, notes payable and
     long-term obligations.................       (9,116)          (126)                       (9,242)
  Other....................................          700           (675)                           25
                                                --------        -------       -------        --------
       Net cash used in financing
          activities.......................       (8,041)          (726)           --          (8,767)
Effect of exchange rate changes on cash....         (996)         1,476                           480
                                                --------        -------       -------        --------
       Net (decrease) increase in cash and
          cash equivalents.................         (382)           114                          (268)
Cash and cash equivalents at beginning of
  year.....................................          523            594                         1,117
                                                --------        -------       -------        --------
Cash and cash equivalents at end of year...     $    141        $   708       $    --        $    849
                                                ========        =======       =======        ========

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                             AMSCAN HOLDINGS    COMBINED
                                              AND COMBINED        NON-
                                               GUARANTORS      GUARANTORS   ELIMINATIONS   CONSOLIDATED
                                             ---------------   ----------   ------------   ------------
Cash flows from operating activities:
  Net income...............................     $  8,083        $ 2,153       $(2,120)       $  8,116
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
     Depreciation and amortization.........       13,940            547                        14,487
     Amortization of deferred financing
       costs...............................          902                                          902
     Loss (gain) on disposal of property
       and equipment.......................            8            (17)                           (9)
     Provision for doubtful accounts.......        6,896            237                         7,133
     Restructuring charges.................          500                                          500
     Amortization of restricted common
       stock award.........................           51                                           51
     Deferred income tax provision.........        1,761                                        1,761
     Changes in operating assets and
       liabilities:
       (Increase) decrease in accounts
          receivable.......................      (14,553)         1,658                       (12,895)
       Increase in inventories.............      (12,220)           (93)          (33)        (12,346)
       Decrease (increase) in prepaid
          expenses and other current assets
          and other, net...................        2,213         (1,377)        2,153           2,989
       Increase (decrease) in accounts
          payable, accrued expenses and
          income taxes payable.............        9,660         (1,091)                        8,569
                                                --------        -------       -------        --------
       Net cash provided by operating
          activities.......................       17,241          2,017            --          19,258
Cash flows from investing activities:
  Capital expenditures.....................      (18,092)          (484)                      (18,576)
  Proceeds from disposal of property and
     equipment.............................            9             92                           101
                                                --------        -------       -------        --------
       Net cash used in investing
          activities.......................      (18,083)          (392)                      (18,475)
Cash flows from financing activities:
  Proceeds from loans, notes payable and
     long-term obligations.................        5,750           (103)                        5,647
  Repayment of loans, notes payable and
     long-term obligations.................       (4,738)          (146)                       (4,884)
  Other....................................          492           (389)                          103
                                                --------        -------       -------        --------
       Net cash provided by (used in)
          financing activities.............        1,504           (638)           --             866
Effect of exchange rate changes on cash....         (193)          (836)                       (1,029)
                                                --------        -------       -------        --------
       Net increase in cash and cash
          equivalents......................          469            151                           620
Cash and cash equivalents at beginning of
  year.....................................          141            708                           849
                                                --------        -------       -------        --------
Cash and cash equivalents at end of year...     $    610        $   859       $    --        $  1,469
                                                ========        =======       =======        ========

                     CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                            AMSCAN HOLDINGS     COMBINED
                                             AND COMBINED         NON-
                                              GUARANTORS       GUARANTORS    ELIMINATIONS    CONSOLIDATED
                                            ---------------    ----------    ------------    ------------
Cash flows from operating activities:
  Net income..............................     $ 11,606         $ 1,191        $(1,495)        $ 11,302
  Adjustments to reconcile net income to
    net cash provided by operating
    activities:
    Depreciation and amortization.........       14,863             605                          15,468
    Amortization of deferred financing
      costs...............................          998                                             998
    Loss (gain) on disposal of property
      and equipment.......................            7             (20)                            (13)
    Provision for doubtful accounts.......        3,582             176                           3,758
    Amortization of restricted common
      stock award.........................          260                                             260
    Deferred income tax provision.........        1,543              77                           1,620
    Changes in operating assets and
      liabilities:
      (Increase) decrease in accounts
         receivable.......................       (6,165)              3                          (6,162)
      (Increase) decrease in
         inventories......................         (142)         (1,396)           304           (1,234)
      (Increase) decrease in prepaid
         expenses and other current assets
         and other, net...................       (6,920)            588          1,191           (5,141)
      Increase (decrease) in accounts
         payable, accrued expenses and
         income taxes payable.............        4,801            (358)                          4,443
                                               --------         -------        -------         --------
      Net cash provided by operating
         activities.......................       24,433             866             --           25,299
Cash flows from investing activities:
  Capital expenditures....................      (37,033)           (446)                        (37,479)
  Proceeds from disposal of property and
    equipment.............................            3              52                              55
                                               --------         -------        -------         --------
      Net cash used in investing
         activities.......................      (37,030)           (394)                        (37,424)
Cash flows from financing activities:
  Proceeds from issuance of redeemable
    convertible preferred stock...........        6,000                                           6,000
  Proceeds from the exercise of common
    stock options.........................           41                                              41
  Proceeds from loans, notes payable and
    long-term obligations, net of debt
    issuance costs of $557................       19,443                                          19,443
  Repayment of loans, notes payable and
    long-term obligations.................      (13,341)           (154)                        (13,495)
  Other...................................          (42)            (24)                            (66)
                                               --------         -------        -------         --------
      Net cash provided by (used in)
         financing activities.............       12,101            (178)            --           11,923
Effect of exchange rate changes on cash...          (54)           (197)                           (251)
                                               --------         -------        -------         --------
      Net (decrease) increase in cash and
         cash equivalents.................         (550)             97                            (453)
Cash and cash equivalents at beginning of
  year....................................          610             859                           1,469
                                               --------         -------        -------         --------
Cash and cash equivalents at end of
  year....................................     $     60         $   956        $    --         $  1,016
                                               ========         =======        =======         ========

                             AMSCAN HOLDINGS, INC.
                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                    MARCH 31,
                                                                       2002
                                                                    ---------
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................         $  1,887
  Accounts receivable, net of allowances....................           82,818
  Inventories, net of allowances............................           77,134
  Prepaid expenses and other current assets.................           18,033
                                                                     --------
     Total current assets...................................          179,872
Property, plant and equipment, net..........................           98,228
Goodwill, net...............................................           73,483
Other assets, net...........................................            8,460
                                                                     --------
     Total assets...........................................         $360,043
                                                                     ========
  LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED AND COMMON STOCK AND STOCKHOLDERS'
                                       DEFICIT
Current liabilities:
  Short-term obligations....................................         $ 22,250
  Accounts payable..........................................           34,651
  Accrued expenses..........................................           19,132
  Income taxes payable......................................            4,550
  Current portion of long-term obligations..................            9,653
                                                                     --------
     Total current liabilities..............................           90,236
Long-term obligations, excluding current portion............          271,384
Deferred income tax liabilities.............................           16,110
Other.......................................................            2,255
                                                                     --------
     Total liabilities......................................          379,985
Redeemable convertible preferred stock......................            6,360
Redeemable common stock.....................................           29,949
Stockholders' deficit:
  Common stock..............................................               --
  Additional paid-in capital................................           15,764
  Unamortized restricted common stock awards, net...........             (500)
  Notes receivable from stockholders........................             (601)
  Deficit...................................................          (67,875)
  Accumulated other comprehensive loss......................           (3,039)
                                                                     --------
     Total stockholders' deficit............................          (56,251)
                                                                     --------
     Total liabilities, redeemable convertible preferred and
      common stock and stockholders' deficit................         $360,043
                                                                     ========

          See accompanying notes to consolidated financial statements.

                             AMSCAN HOLDINGS, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
              (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              --------------------------
                                                                 2001           2002
                                                                 ----           ----
Net sales...................................................  $    86,905    $    95,908
Cost of sales...............................................       55,317         61,676
                                                              -----------    -----------
     Gross profit...........................................       31,588         34,232
Operating expenses:
  Selling expenses..........................................        7,895          8,179
  General and administrative expenses.......................        8,525          8,151
  Art and development costs.................................        2,085          2,276
                                                              -----------    -----------
     Total operating expenses...............................       18,505         18,606
                                                              -----------    -----------
     Income from operations.................................       13,083         15,626
Interest expense, net.......................................        6,575          5,490
Other expenses (income), net................................          111            (70)
                                                              -----------    -----------
     Income before income taxes and minority interests......        6,397         10,206
Income tax expense..........................................        2,527          4,031
Minority interests..........................................           (5)           (56)
                                                              -----------    -----------
     Net income.............................................        3,875          6,231
     Dividend requirement on redeemable convertible
       preferred stock......................................                         (90)
                                                              -----------    -----------
     Net income applicable to common shares.................  $     3,875    $     6,141
                                                              ===========    ===========
Net income per common share:
  Basic.....................................................  $      0.35    $      0.53
                                                              ===========    ===========
  Diluted...................................................  $      0.33    $      0.50
                                                              ===========    ===========
Weighted average shares outstanding:
  Basic.....................................................   11,227,095     11,684,377
                                                              ===========    ===========
  Diluted...................................................   11,688,466     12,524,846
                                                              ===========    ===========

          See accompanying notes to consolidated financial statements.

                             AMSCAN HOLDINGS, INC.
                CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                       THREE MONTHS ENDED MARCH 31, 2002
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                             UNAMORTIZED
                                                             RESTRICTED        NOTES                   ACCUMULATED
                                               ADDITIONAL      COMMON        RECEIVABLE                   OTHER
                                      COMMON    PAID-IN         STOCK           FROM                  COMPREHENSIVE
                                      STOCK     CAPITAL      AWARDS, NET    STOCKHOLDERS   DEFICIT        LOSS         TOTAL
                                      ------   ----------    -----------    ------------   -------    -------------    -----
BALANCE AT DECEMBER 31, 2001........   $ --     $   299         $ (94)         $(601)      $(74,016)     $(2,893)     $(77,305)
  Net income........................                                                          6,231                      6,231
  Net change in cumulative
    translation adjustment..........                                                                        (213)         (213)
  Change in fair value of interest
    rate swaps and foreign exchange
    contracts, net of taxes (see
    Notes 5 and 9)..................                                                                          67            67
                                                                                                                      --------
    Comprehensive income............                                                                                     6,085
  Issuance of common stock in
    connection with Acquisition.....             15,000                                                                 15,000
  Grant of restricted Common Stock
    award...........................                465          (465)
  Redeemable convertible preferred
    stock...........................                                                            (90)                       (90)
  Amortization of restricted common
    stock awards....................                               59                                                       59
                                       ----     -------         -----          -----       --------      -------      --------
BALANCE AT MARCH 31, 2002...........   $ --     $15,764         $(500)         $(601)      $(67,875)     $(3,039)     $(56,251)
                                       ====     =======         =====          =====       ========      =======      ========

          See accompanying notes to consolidated financial statements.

                             AMSCAN HOLDINGS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                 THREE MONTHS
                                                                ENDED MARCH 31,
                                                              -------------------
                                                               2001        2002
                                                               ----        ----
Cash flows from operating activities:
  Net income................................................  $ 3,875    $  6,231
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
    Depreciation and amortization...........................    3,800       3,148
    Amortization of deferred financing costs................      249         267
    Amortization of restricted common stock awards..........       12          59
    Provision for doubtful accounts.........................      465         603
    Deferred income tax expense.............................      160       1,393
    Changes in operating assets and liabilities, net of
      acquisition:
       Increase in accounts receivable......................   (6,340)    (14,350)
       Decrease in inventories..............................    1,391       1,324
       Increase in prepaid expenses and other current
       assets...............................................   (1,430)     (4,716)
       Increase in accounts payable, accrued expenses and
       income taxes payable.................................      570       3,853
    Other, net..............................................     (724)       (951)
                                                              -------    --------
       Net cash provided by (used in) operating
       activities...........................................    2,028      (3,139)
Cash flows from investing activities:
  Cash paid for acquisition.................................              (12,500)
  Capital expenditures......................................   (4,856)     (4,107)
                                                              -------    --------
       Net cash used in investing activities................   (4,856)    (16,607)
Cash flows from financing activities:
  Proceeds from issuance of redeemable convertible preferred
    stock...................................................    6,000
  Proceeds from short-term obligations......................       53      21,550
  Repayment of loans, notes payable and long-term
    obligations.............................................   (3,221)       (831)
  Other.....................................................      (30)
                                                              -------    --------
       Net cash provided by financing activities............    2,802      20,719
Effect of exchange rate changes on cash and cash
  equivalents...............................................     (579)       (102)
                                                              -------    --------
       Net (decrease) increase in cash and cash
       equivalents..........................................     (605)        871
Cash and cash equivalents at beginning of period............    1,469       1,016
                                                              -------    --------
Cash and cash equivalents at end of period..................  $   864    $  1,887
                                                              =======    ========
Supplemental Disclosures:
       Interest paid........................................  $ 4,026    $  2,370
       Income taxes paid....................................  $   418    $    495

Supplemental information on noncash activities:

In January 2002, 30,000 shares of restricted common stock aggregating $465,000 were issued to an officer of the Company, subject to future vesting provisions.
In February 2002, the Company issued 967,740 shares of common stock, at a value of $15.50 per share, to American Greetings Corporation in connection with the acquisition of M&D Balloons, Inc. See Note 11 to the consolidated financial statements.

          See accompanying notes to consolidated financial statements.

                             AMSCAN HOLDINGS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2002
                                  (UNAUDITED)

NOTE 1 -- ORGANIZATION AND DESCRIPTION OF BUSINESS

     Amscan Holdings, Inc. ("Amscan Holdings" and, together with its subsidiaries, "AHI" or the "Company") was incorporated on October 3, 1996 for the purpose of becoming the holding company for Amscan Inc. and certain affiliated entities. AHI designs, manufactures, contracts for manufacture and distributes party and novelty goods and gifts principally in North America, South America, Europe, Asia and Australia.

NOTE 2 -- BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results to be expected for the year ending December 31, 2002. The results of operations may be affected by seasonal factors such as the timing of holidays or industry factors that may be specific to a particular period, such as movement in and the general level of raw material costs. For further information, see the consolidated financial statements and notes thereto included in Amscan Holdings' Annual Report on Form 10-K for the year ended December 31, 2001.

     In November 2001, the Emerging Issues Task Force issued EITF 01-09, "Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Product." The EITF was effective for the Company in the first quarter of 2002. The EITF clarifies the income statement classification of costs incurred by a vendor in connection with the reseller's purchase or promotion of the vendor's products, resulting in certain advertising costs previously classified as selling expenses to be reflected as a reduction of revenues earned from that activity. The new guidance requires retroactive restatement of all periods presented to reflect the new accounting provision.

NOTE 3 -- INVENTORIES

     Inventories consisted of the following (dollars in thousands):

                                                              MARCH 31,
                                                                2002
                                                              ---------
Finished goods..............................................   $69,664
Raw materials...............................................     6,484
Work-in-process.............................................     4,394
                                                               -------
                                                                80,542
Less: reserve for slow moving and obsolete inventory........    (3,408)
                                                               -------
                                                               $77,134
                                                               =======

     Inventories are valued at the lower of cost, determined on a first-in, first-out basis, or market.

                             AMSCAN HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 2002
                                  (UNAUDITED)

NOTE 4 -- INCOME TAXES

     The consolidated income tax expense for the three months ended March 31, 2001 and 2002 was determined based upon estimates of the Company's consolidated effective income tax rates for the years ending December 31, 2001 and 2002, respectively. The differences between the consolidated effective income tax rate and the United States Federal statutory rate are primarily attributable to state income taxes and the effects of foreign operations.

NOTE 5 -- COMPREHENSIVE INCOME (LOSS)

     Comprehensive income consisted of the following (dollars in thousands):

                                                                THREE MONTHS
                                                                   ENDED
                                                                 MARCH 31,
                                                              ----------------
                                                               2001      2002
                                                               ----      ----
Net income..................................................  $3,875    $6,231
Net change in cumulative translation adjustment.............    (804)     (213)
Cumulative effect of a change in accounting principle to
  recognize the fair value of the Company's interest rate
  swap contracts, net of taxes of $148 (see Note 9).........    (227)
Change in fair value of the Company's interest rate swap
  contracts, net of taxes of $61 and $(43), respectively
  (see Note 9)..............................................      93       (67)
Change in fair value of the Company's foreign exchange
  contracts, net of taxes of $87 (see Note 9)...............               134
                                                              ------    ------
                                                              $2,937    $6,085
                                                              ======    ======

     Accumulated other comprehensive loss consisted of the following (dollars in thousands):

                                                              MARCH 31,
                                                                2002
                                                              ---------
Cumulative translation adjustment...........................   $(2,992)
Interest rate swap contracts qualifying as hedges, net of
  taxes of $(43) (See Note 9)...............................       (67)
Foreign exchange contracts qualifying as hedges, net of
  taxes of $13, (see Note 9)................................        20
                                                               -------
                                                               $(3,039)
                                                               =======

NOTE 6 -- CAPITAL STOCK

     On March 30, 2001, the board of directors authorized 500 shares of preferred stock, $0.10 par value, and designated 100 shares as Series A Redeemable Convertible Preferred Stock. Also on March 30, 2001, the Company issued 40 shares of Series A Redeemable Convertible Preferred Stock to GS Capital Partners II, L.P. and certain other private investment funds managed by Goldman, Sachs & Co. (collectively, "GSCP"), for proceeds of $6.0 million. Dividends are cumulative and shall be payable annually beginning March 30, 2002, at 6% per annum. Such dividends payable on or prior to March 30, 2004, shall be payable in additional shares of Series A Redeemable Convertible Preferred Stock based on a value of $150,000 per share. Subsequent to March 30, 2004, dividends shall be payable, at the option of the Company, either in cash or additional shares of Series A Redeemable Convertible Preferred Stock. As of

                             AMSCAN HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 2002
                                  (UNAUDITED)

March 31, 2002, accrued dividends aggregated $360,000 and are included in redeemable convertible preferred stock on the consolidated balance sheet.

     Each share of the Series A Redeemable Convertible Preferred Stock is convertible at the option of the holder at any time, into shares of common stock of the Company, $0.10 par value, at a conversion rate of 10,000 shares of common stock for each share of Series A Redeemable Convertible Preferred Stock, subject to adjustment under certain conditions. As of March 31, 2002, there were 424,000 shares of common stock reserved for such conversion.

     The Series A Redeemable Convertible Preferred Stock is not redeemable on or prior to March 30, 2004. To the extent the Company shall have funds legally available to redeem these shares, the Company may redeem these shares, in whole or, with the consent of the holders of a majority of the outstanding Series A Redeemable Convertible Preferred Stock, in part, at a redemption price of $150,000 per share, in cash, together with accrued and unpaid dividends. To the extent the Company shall have funds legally available to redeem these shares on March 30, 2008, the Company is required to redeem all outstanding shares of Series A Redeemable Convertible Preferred Stock at a redemption price per share equal to $150,000 in cash, together with accrued and unpaid dividends. The holders of the Series A Redeemable Convertible Preferred Stock have liquidation rights equal to their original investments plus accrued but unpaid dividends.

     In January 2002, 30,000 shares of restricted common stock aggregating $465,000 were issued to an officer of the Company and are subject to future vesting provisions.

     In February 2002, the Company issued 967,740 shares of common stock, at a value of $15.50 per share, to American Greetings Corporation in connection with the acquisition of M&D Balloons, Inc. (see Note 11).

     At March 31, 2002, the Company's authorized common stock consisted of 30,000,000 shares of common stock, $0.10 par value, of which 12,332,700 were issued and outstanding.

     The Company has not paid any dividends on its common stock and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain its earnings for working capital, repayment of indebtedness, capital expenditures and general corporate purposes. In addition, the Company's current credit facility and the indenture governing its notes contain restrictive covenants which have the effect of limiting the Company's ability to pay dividends or distributions to its stockholders.

NOTE 7 -- SEGMENT INFORMATION

  Industry Segments

     The Company principally operates in one industry segment which involves the design, manufacture, contract for manufacture and distribution of party and novelty goods and gifts.

  Geographic Segments

     The Company's export sales, other than those intercompany sales reported below as sales between geographic areas, are not material. Sales between geographic areas primarily consist of sales of finished goods for distribution in foreign markets. No single foreign operation is significant to the Company's consolidated operations. Sales between geographic areas are made at cost plus a share of operating profit.

                             AMSCAN HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 2002
                                  (UNAUDITED)

     The Company's geographic area data is as follows (dollars in thousands):

                                             DOMESTIC    FOREIGN    ELIMINATIONS    CONSOLIDATED
                                             --------    -------    ------------    ------------
THREE MONTHS ENDED MARCH 31, 2001
Sales to unaffiliated customers............  $ 75,873    $11,032                      $ 86,905
Sales between geographic areas.............     5,700                 $(5,700)              --
                                             --------    -------      -------         --------
Net sales..................................  $ 81,573    $11,032      $(5,700)        $ 86,905
                                             ========    =======      =======         ========
Income from operations.....................  $ 12,231    $   852                      $ 13,083
                                             ========    =======                      ========
Interest expense, net......................                                              6,575
Other expenses, net........................                                                111
                                                                                      --------
Income before income taxes and minority
  interests................................                                           $  6,397
                                                                                      ========
Long-lived assets, net at March 31, 2001...  $130,151    $ 6,715                      $136,866
                                             ========    =======                      ========

                                             DOMESTIC    FOREIGN    ELIMINATIONS    CONSOLIDATED
                                             --------    -------    ------------    ------------
THREE MONTHS ENDED MARCH 31, 2002
Sales to unaffiliated customers............  $ 83,792    $12,116                      $ 95,908
Sales between geographic areas.............     5,282                 $(5,282)              --
                                             --------    -------      -------         --------
Net sales..................................  $ 89,074    $12,116      $(5,282)        $ 95,908
                                             ========    =======      =======         ========
Income (loss) from operations..............  $ 15,660    $   (34)                     $ 15,626
                                             ========    =======
Interest expense, net......................                                              5,490
Other income, net..........................                                                (70)
                                                                                      --------
Income before income taxes and minority
  interests................................                                           $ 10,206
                                                                                      ========
Long-lived assets, net at March 31, 2002...  $173,750    $ 6,421                      $180,171
                                             ========    =======                      ========

NOTE 8 -- LEGAL PROCEEDINGS

     The Company is a party to certain claims and litigation in the ordinary course of business. The Company does not believe any of these proceedings will result, individually or in the aggregate, in a material adverse effect on its financial condition or future results of operations.

NOTE 9 -- DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     Derivative financial instruments that qualify for hedge accounting, such as interest rate swaps and foreign currency exchange agreements, are recognized on the balance sheet at fair value and changes in fair value are recognized periodically in either income or shareholders' deficit (as a component of other comprehensive income). For derivative financial instruments that are designated and qualify as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative financial instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if

                             AMSCAN HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 2002
                                  (UNAUDITED)

any, is recognized in current earnings during the period of change. As long as hedge effectiveness is maintained, the Company's interest rate swap arrangements and foreign currency exchange agreements qualify for hedge accounting as cash flow hedges.

  Interest Rate Risk Management

     As part of the Company's risk management strategy, the Company uses interest rate swap agreements to hedge the variability of cash flows on floating rate debt obligations. Accordingly, the interest rate swap agreements are reflected in the consolidated balance sheet at fair value and the related gains and losses on these contracts are deferred in stockholders' deficit and recognized in interest expense over the same period in which the related interest payments being hedged are recognized in income. The Company was involved in three interest rate swap transactions, with Goldman Sachs Capital Markets, L.P. and a financial institution, that expired during 2001. These agreements covered portions of the outstanding borrowings under the Company's Term Loan. Net payments to (receipts from) the counterparty under these swap agreements have been recorded as additions to (reductions of) interest expense. To effectively fix the interest rate of a $10,000,000 mortgage note, the Company entered into an interest rate swap agreement with a financial institution for a notional amount of $10,000,000, agreeing to receive 30 day LIBOR and to pay 5.65%. At March 31, 2002, the fair value of the interest rate swap agreement was $(67,000), net of taxes of $(43,000).

  Foreign Currency Exchange Risk Management

     A portion of the Company's cash flows is derived from transactions denominated in foreign currencies. The United States dollar value of transactions denominated in foreign currencies fluctuates as the United States dollar strengthens or weakens relative to these foreign currencies. In order to reduce the uncertainty of foreign exchange rate movements on transactions denominated in foreign currencies, principally the British Pound Sterling, the Company enters into foreign exchange contracts with major international financial institutions. These contracts, which typically mature within one year, are designed to hedge anticipated foreign currency transactions, primarily inter-company inventory purchases. No components of the contracts are excluded in the measurement of hedge effectiveness. The critical terms of the foreign currency exchange contracts are the same as the underlying forecasted transactions; therefore, changes in the fair value of foreign contracts should be highly effective in offsetting changes in the expected cash flows from the forecasted transactions. At March 31, 2002, the Company had foreign exchange contracts in the notional amounts of $7.9 million. The foreign exchange contracts are reflected in the consolidated balance sheet at fair value and the related gains and losses on these contracts are deferred in stockholders' deficit. At March 31, 2002, the fair value of the foreign exchange contracts was $20,000, net of taxes of $13,000. The Company anticipates that all gains and losses in accumulated other comprehensive loss related to foreign exchange contracts will be reclassified into earnings by December 2002.

NOTE 10 -- RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

     Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141") and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 141 revises the accounting treatment for business combinations to require the use of purchase accounting and prohibit the use of the pooling-of-interests method of accounting for

                             AMSCAN HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 2002
                                  (UNAUDITED)

business combinations initiated after June 30, 2001. SFAS No. 142 revises the accounting for goodwill to eliminate the amortization of goodwill on transactions consummated after June 30, 2001 and of all other goodwill as of January 1, 2002. Other intangible assets will continue to be amortized over their useful lives. SFAS No. 142 also requires goodwill and other intangible assets to be assessed for impairment each year and more frequently if circumstances indicate a possible impairment. During the second quarter of 2002, the Company will complete the first impairment test as of January 1, 2002. The Company does not anticipate having to record a charge to net income for the potential impairment of goodwill or other intangible assets as a result of the adoption of SFAS No. 142. The elimination of goodwill amortization as of January 1, 2001 would have increased net income by approximately $546,000, net of $356,000 of income taxes, for the quarterly period ended March 30, 2001.

     Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"). SFAS No. 144 supercedes Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and the accounting and reporting provisions of Accounting Principles Board No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 provides updated guidance concerning the recognition and measurement of an impairment loss for certain types of long-lived assets and expands the scope of a discontinued operation to include a component of an entity. The adoption of SFAS No. 144 on January 1, 2002 did not impact the Company's financial position or results of operations.

NOTE 11 -- NET INCOME PER SHARE

     The components of the calculation of net income per share for the three months ended March 31 are as follows (dollars in thousands):

                                                                 2001          2002
                                                                 ----          ----
Numerator:
Net income applicable to common shares for basic net income
  per share.................................................  $    3,875    $    6,141
Effect of dilutive securities -- redeemable convertible
  preferred stock dividends.................................                        90
                                                              ----------    ----------
Net income applicable to common shares after assumed
  conversions for diluted net income per share..............  $    3,875    $    6,231
                                                              ==========    ==========
Denominator:
Weighted average shares outstanding
  for basic net income per share............................  11,227,095    11,684,377
Effect of dilutive securities:
  Redeemable convertible preferred stock....................       8,889       412,000
  Unvested restricted common stock awards...................     100,005        60,620
  Employee stock options....................................     351,502       366,717
  Warrants..................................................         975         1,132
                                                              ----------    ----------
Adjusted weighted average shares outstanding and assumed
  conversions for diluted net income per share..............  11,688,466    12,524,846
                                                              ==========    ==========

                             AMSCAN HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 2002
                                  (UNAUDITED)

NOTE 12 -- ACQUISITION

     On February 19, 2002, the Company purchased all of the outstanding common stock of M&D Balloons, Inc. ("M&D Balloons"), a Manteno, Illinois-based manufacturer of metallic and plastic balloons, from American Greetings Corporation ("American Greetings") for $27,500,000. The Company believes that this acquisition will supplement its existing balloon business. The Company financed the acquisition by borrowing $12,500,000 under its revolving credit facility and issuing 967,740 shares of its common stock to American Greetings. American Greetings will continue to distribute metallic balloons under a supply agreement with Amscan. The acquisition has been accounted for under the provisions of SFAS No. 141, "Business Combinations" and, accordingly, the operating results of M&D Balloons have been included in the Company's consolidated financial statements since the date of acquisition.

     The purchase price has been preliminarily allocated based upon the estimated fair value of net assets acquired at the date of acquisition. Such allocations are based on studies and valuations that have not yet been completed and will be subject to change in future periods. The excess of the purchase price over tangible net assets acquired has been preliminarily allocated to intangible assets consisting of licensing agreements in the amount of $1,070,000, which are being amortized using the straight-line method over the lives of the contracts (one to three years), and goodwill in the amount of $20,193,000, which is not being amortized. The transaction was structured as a purchase of common stock and, accordingly, the amortization of intangible assets is not deductible for income tax purposes.

     The following unaudited pro forma information assumes the M&D Balloons acquisition had occurred on January 1, 2001 and 2002, respectively. The pro forma information, as presented below, is not indicative of the results that would have been obtained had the transaction occurred on January 1, 2001, nor is it indicative of the Company's future results (dollars in thousands):

                                                                 THREE MONTHS
                                                                     ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                               2001        2002
                                                               ----        ----
Net sales...................................................  $91,715    $100,015
Net income..................................................    3,718       6,624

     The above amounts reflect adjustments for interest expense from additional borrowings necessary to finance the acquisition, amortization of intangible assets, and income tax effect based upon a pro forma effective tax rate of 39.5%. The unaudited pro forma information gives effect only to adjustments described above and does not reflect management's estimate of any anticipated cost savings or other benefits as a result of the acquisition.

NOTE 13 -- SUBSEQUENT EVENTS

     Subsequent to March 31, 2002, the Company's board of directors authorized the filing of a registration statement with the Securities and Exchange Commission for an initial public offering of the Company's common stock. In addition, the board of directors approved a 10,000 for 1 stock split of the Company's common stock, effective upon completion of the Offering. Accordingly, all common stock share information has been restated to reflect this split.

     The Company's historical capital structure prior to the completion of the Offering is not indicative of its ongoing capital structure due to (i) the conversion of all outstanding shares of

                             AMSCAN HOLDINGS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 MARCH 31, 2002
                                  (UNAUDITED)

redeemable convertible preferred stock held by GSCP into 424,000 shares of the common stock upon closing of the Offering, (ii) the expiration of the redemption features of the redeemable common stock held by employees upon the closing of the Offering, (iii) the vesting of restricted common stock awards upon closing of the Offering, and (iv) the repayment of notes receivable from stockholders upon closing of the Offering.

                                  SCHEDULE II
                             AMSCAN HOLDINGS, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001
                             (DOLLARS IN THOUSANDS)

                                                     BEGINNING      WRITE-                   ENDING
                                                      BALANCE        OFFS       ADDITIONS    BALANCE
                                                     ---------      ------      ---------    -------
Allowance for Doubtful Accounts:
  For the year ended:
     December 31, 1999.............................    $6,875       $3,609        $2,906     $6,172
     December 31, 2000.............................     6,172        8,059         7,133      5,246
     December 31, 2001.............................     5,246        5,067         3,758      3,937
Inventory Reserves:
  For the year ended:
     December 31, 1999.............................    $1,592       $1,824        $2,261     $2,029
     December 31, 2000.............................     2,029        1,075         1,478      2,432
     December 31, 2001.............................     2,432          722         1,596      3,306

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary.....................    1
Amscan Holdings, Inc...................    1
The Offering...........................    4
Risk Factors...........................    7
Special Note Regarding Forward-Looking
  Statements...........................   11
Use of Proceeds........................   13
Dividend Policy........................   13
Capitalization.........................   14
Dilution...............................   15
Selected Consolidated Financial Data...   16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   19
Business...............................   30
Management.............................   40
Principal and Selling Stockholders.....   53
Related Party Transactions.............   56
Description of Our Capital Stock.......   57
Shares Eligible for Future Sale........   60
Underwriting...........................   63
Validity of Common Stock...............   65
Experts................................   65
Where You Can Find More Information....   66
Index to Consolidated Financial
  Statements and financial statement
  schedule.............................  F-1

                            ------------------------

  THROUGH AND INCLUDING           , 2002 (THE 25TH DAY AND AFTER THE DATE OF
THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO A DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO AN UNSOLD ALLOTMENT OR SUBSCRIPTION.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                     SHARES

                             AMSCAN HOLDINGS, INC.
                                  COMMON STOCK
                            ------------------------

                                     [LOGO]

                            ------------------------
                              GOLDMAN, SACHS & CO.
                            WILLIAM BLAIR & COMPANY
                               CIBC WORLD MARKETS
                                 STEPHENS INC.
                      Representatives of the Underwriters

------------------------------------------------------
------------------------------------------------------

                       PART II OF REGISTRATION STATEMENT

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses, other than underwriting discounts and commissions, payable by us in connection with the shares of the common stock being registered in this offering. All of the fees set forth below are estimates except for the SEC registration fee, the NASD filing fee and the NYSE listing fee.

SEC registration fee........................................  $16,560
NASD filing fee.............................................  $  *
NYSE listing fee............................................  $  *
Legal fees and expenses.....................................  $  *
Accounting fees and expenses................................  $  *
Printing and engraving expenses.............................  $  *
Blue Sky fees and expenses..................................  $  *
Transfer agent fees and expenses............................  $  *
Miscellaneous...............................................  $  *
                                                              -------
     Total..................................................  $  *
                                                              =======

---------------
* To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware provides that we may indemnify our directors and officers as well as other employees and individuals against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that we may only extend indemnification to expenses, including attorneys' fees, incurred in connection with the defense or settlement of such actions, and the statute requires that we obtain court approval before we may satisfy any such indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, shareholder vote, agreement or otherwise.

     Our certificate of incorporation provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of us or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such proceeding is the alleged action of such person in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by us to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith (including attorneys' fees, judgments, fines, amounts paid or to be paid in settlement and excise taxes or penalties). Our certificate of incorporation also provides that we will pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the General Corporation Law of the State of Delaware. Such rights are not exclusive of any other right which any person may have or thereafter acquire under any statute, provision of the certificate, by-law agreement, vote of shareholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of us thereunder in respect of any occurrence or matter arising prior to any such repeal or modification. Our certificate of incorporation also specifically authorizes us to maintain insurance and to grant similar indemnification rights to our employees or agents.

     The General Corporation Law of the State of Delaware permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

     - any breach of the director's duty of loyalty to the corporation or its shareholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - payments of unlawful dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation provides that none of our directors will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except, if required by the General Corporation Law of the State of Delaware as amended from time to time, for liability:

     - for any breach of the director's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the General Corporation Law of the State of Delaware, which concerns unlawful payments of dividends, stock purchases or redemptions; or

     - for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

     Reference is made to Article   of our certificate of incorporation
concerning indemnification and limitation of liability of directors, officers, employees and agents.

     At present there is no pending litigation or proceeding involving our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by us by any officer or director.

     We maintain a liability and indemnification insurance policy in the amount
of $          for a period extending from                through issued by
               covering all of our officers and directors, at an annual expense
of approximately $          .

     Sections 9(c) and 9(f) of the Underwriting Agreement, to be filed as
Exhibit 1, provide that the underwriters named therein will indemnify us and hold us harmless and each of our directors, officers or controlling persons from and against certain liabilities, including liabilities under the Securities Act.
Section 9(e) of the Underwriting Agreement also provides that such underwriters will contribute to certain liabilities of such persons under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In April 2000, we issued 0.132 shares of common stock (1,320 shares following the 10,000 for 1 stock split that will occur before the shares are sold under this offering) to a former employee upon exercise of a stock option for $8,000 in cash. No underwriting discounts or commissions were paid in connection with such sale. This share was part of an offering to a limited number of accredited investors and our employees. Such sale was exempt under
Section 4(2) of the Securities Act.

     On March 30, 2001, our board of directors authorized 500 of its preferred stock, $0.10 par value, and designated 100 shares as "Series A Redeemable Convertible Preferred Stock." Also on March 30, 2001, we issued 40 shares of Series A Preferred Stock to GSCP, for proceeds of $6.0 million. No underwriting discounts or commissions were paid in connection with such sale. This issuance was part of an offering to a limited number of accredited investors. Such sale was exempt under Section 4(2) of the Securities Act.

     In March 2001, we issued 0.333 shares of common stock (3,330 shares following the 10,000 for 1 stock split that will occur before the shares are sold under this offering) to a former employee upon exercise of a stock option for $24,975 in exchange for a note receivable. No underwriting discounts or commissions were paid in connection with such sale. This share was part of an offering to a limited number of accredited investors and our employees. Such sale was exempt under Section 4(2) of the Securities Act.

     In May 2001, we issued 0.333 shares of common stock (3,330 shares following the 10,000 for 1 stock split that will occur before the shares are sold under this offering) to a former employee upon exercise of a stock option for $24,975 in cash. No underwriting discounts or commissions were paid in connection with such sale. These shares were part of an offering to a limited number of accredited investors and our employees. Such sale was exempt under Section 4(2) of the Securities Act.

     In August 2001, we issued 0.2868 shares of common stock (2,868 shares following the 10,000 for 1 stock split that will occur before the shares are sold under this offering) to a former employee upon exercise of a stock option for $16,377 in cash. No underwriting discounts or commissions were paid in connection with such sale. These shares were part of an offering to a limited number of accredited investors and our employees. Such sale was exempt under
Section 4(2) of the Securities Act of 1933.

     On January 1, 2002, we issued 3.0 shares of restricted common stock (30,000 shares following the 10,000 for 1 stock split that will occur before the shares are sold under this offering) to one of our executive officers. No underwriting discounts or commissions were paid in connection with such issuance. These shares were issued to a single executive officer and were exempt from registration under Section 4(2) and under Rule 701 under the Securities Act.

     On February 19, 2002, we issued 96.774 shares of the common stock (967,740 shares following the 10,000 for 1 stock split that will occur before the shares are sold under this offering) in connection with the acquisition of M&D Balloons. These shares were valued at $15,000,000. No underwriting discounts or commissions were paid in connection with such issuance. Such issuance was exempt under Section 4(2) of the Securities Act as a sale to a single accredited investor.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
   1       Form of Underwriting Agreement (to be filed by amendment)
   2(a)    Agreement and Plan of Merger, by and among Amscan Holdings,
           Inc. and Confetti Acquisition, Inc., dated as of August 10,
           1997 (incorporated by reference to the Registrant's
           Registration Statement on Form S-4 (Registration No.
           333-45457))
   2(b)    Stock Purchase Agreement, dated as of August 6, 1998, by and among Amscan Holdings, Inc. and certain stockholders of
           Anagram International, Inc. and certain related companies
           (incorporated by reference to Exhibit 2.1 to the
           Registrant's Current Report on Form 8-K dated August 6, 1998
           (Commission File No. 000-21827))
   3(a)    Amended and Restated Certificate of Incorporation of Amscan
           Holdings, Inc., (to be filed by amendment)
   3(b)    Amended and Restated By-Laws of Amscan Holdings, Inc. (to be
           filed by amendment)
   4(a)    Indenture, dated as of December 19, 1997, by and among
           Amscan Holdings, Inc., the Guarantors named therein and IBJ
           Schroder Bank & Trust Company with respect to the Senior
           Subordinated Notes (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-4
           (Registration No. 333-45457))
   4(b)    Supplemental Indenture, dated as of September 17, 1998, by and among Anagram International, Inc., Anagram International
           Holdings, Inc., Anagram International, LLC, Anagram Eden
           Prairie Property Holdings LLC and IBJ Schroder Bank & Trust
           Company, as Trustee (incorporated by reference to Exhibit
           4.1 to the Registrant's Current Report on Form 8-K dated
           September 17, 1998 (Commission File No. 000-21827))
   4(c)    Warrant Agreement, dated as of August 6, 1998, by and
           between Amscan Holdings, Inc. and Garry Kieves Retained
           Annuity Trust (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated August 6,
           1998 (Commission File No. 000-21827))
   4(d)    Senior Subordinated Guarantee, dated as of September 17,
           1998, by Anagram International, Inc., Anagram International
           Holdings, Inc., Anagram International, LLC, and Anagram Eden
           Prairie Property Holdings LLC (incorporated by reference to
           Exhibit 4.2 to the Registrant's Current Report on Form 8-K
           dated September 17, 1998 (Commission File No. 000-21827))
   4(e)    Amended and Restated Revolving Loan Credit Agreement, dated as of September 17, 1998, by and among the Registrant, the financial institutions parties thereto, Goldman, Sachs
           Credit Partners L.P., as arranger and syndication agent, and
           Fleet National Bank, as administrative agent (incorporated by reference to Exhibit 10.1 to the Registrant's Current
           Report on Form 8-K dated September 17, 1998 (Commission File
           No. 000-21827))
   4(f)    Amended and Restated AXEL Credit Agreement, dated as of
           September 17, 1998, by and among the Registrant, the
           financial institutions parties thereto, Goldman, Sachs
           Credit Partners L.P., as arranger and syndication agent, and
           Fleet National Bank, as administrative agent (incorporated by reference to Exhibit 10.2 to the Registrant's Current
           Report on Form 8-K dated September 17, 1998 (Commission File
           No. 000-21827))
   4(g)    Second Amendment and Limited Waiver to Amended and Restated
           Revolving Loan Credit Agreement, dated as of September 19,
           2000, by and among the Registrant, the financial
           institutions parties thereto, Goldman, Sachs Credit Partners
           L.P., as arranger and syndication agent, and Fleet National
           Bank, as administrative agent (incorporated by reference to
           Exhibit 4(a) to the Registrant's Quarterly Report on Form
           10-Q for the quarter ended September 30, 2000 (Commission
           File No. 000-21827))

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
   4(h)    First Amendment and Limited Waiver to Amended and Restated
           AXEL Credit Agreement, dated as of September 19, 2000, by
           and among the Registrant, the financial institutions parties thereto, Goldman, Sachs Credit Partners L.P., as arranger
           and syndication agent, and Fleet National Bank, as
           administrative agent (incorporated by reference to Exhibit
           4(b) to the Registrant's Quarterly Report on Form 10-Q for
           the quarter ended September 30, 2000 (Commission File No.
           000-251827))
   5       Opinion of Cummings & Lockwood LLC (to be filed by
           amendment)
   9       Voting Agreement, dated August 10, 1997 among Confetti
           Acquisition, Inc., the Estate of John A. Svenningsen and
           Christine Svenningsen (incorporated by reference to Exhibit
           2.2 to the Registrant's Registration Statement on Form S-4
           (Registration No. 333-45457))
  10(a)    Tax Indemnification Agreement between Amscan Holdings, Inc., and John A. Svenningsen, dated as of December 18, 1998
           (incorporated by reference to Exhibit 10(j) to the
           Registrant's Annual Report on Form 10-K for the year ended
           December 31, 1996 (Commission File No. 000-21827))
  10(b)    Tax Indemnification Agreement between Amscan Holdings, Inc.,
           Christine Svenningsen and the Estate of John A. Svenningsen,
           dated as of August 10, 1997 (incorporated by reference to
           Exhibit 10.17 to the Registrant's Registration Statement on
           Form S-4 (Registration No. 333-40235))
  10(c)    The MetLife Capital Corporation Master lease Purchase
           Agreement between MetLife Capital Corporation and Amscan
           Inc., Deco Paper Products, Inc., Kookaburra USA Ltd., and
           Trisar, Inc., dated November 21, 1991, as amended
           (incorporated by reference to Exhibit 10(n) to Amendment No.
           2 to the Registrant's Registration Statement on Form S-1
           (Registration No. 333-14107))
  10(d)    Exchange and Registration Agreement, dated as December 19,
           1997, by the among Amscan Holdings, Inc. and Goldman, Sachs
           & Co. (incorporated by reference to Exhibit 10.1 to the
           Registrant's Registration Statement on Form S-4
           (Registration No. 333-45457))
  10(e)    Employment Agreement, dated as of August 10, 1997, by and
           among Amscan Holdings, Inc. and Gerald C. Rittenberg
           (incorporated by reference to Exhibit 10.5 to the
           Registrant's Registration Statement on Form S-4
           (Registration No. 333-45457))
  10(f)    Employment Agreement, dated as of August 10, 1997, by and
           among Amscan Holdings, Inc. and James M. Harrison
           (incorporated by reference to Exhibit 10.6 to the
           Registrant's Registration Statement on Form S-4
           (Registration No. 333-45457))
  10(g)    Amendment dated December 1, 1999 to the Employment Agreement between Amscan Holdings, Inc. and James M. Harrison
           (incorporated by reference to Exhibit 10.15 to
           Post-Effective Amendment No. 3 to the Registrant's
           Registration Statement on Form S-4 (Registration No.
           333-45457))
  10(h)    Amscan Holdings, Inc. 1997 Stock Incentive Plan
           (incorporated by reference to Exhibit 10.7 Registrant's
           Registration Statement on Form S-4 (Registration No. 333-
           45457))
  10(i)    Employment Agreement, dated as of August 6, 1998, by and
           among Amscan Holdings, Inc. and Garry Kieves (incorporated by reference to Exhibit 99.1 to the Registrant's Current
           Report on Form 8-K dated August 6, 1998 (Commission File No.
           000-21827))

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
  10(j)    Line of Credit Agreement, dated October 1, 1999, by and
           among Amscan Holdings, Inc. and Gerald C. Rittenberg
           (incorporated by reference to Exhibit 10(m) to the
           Registrant's Annual Report on Form 10-K for the year ended
           December 31, 1999 (Commission File No. 000-21827))
  10(k)    Agreement dated as of September 14, 2000 by and between
           Amscan, Inc. and CLAYCO Construction Company, Inc.
           (incorporated by reference to Exhibit 10 to the Registrant's
           Quarterly Report on Form 10-Q for the quarter ended
           September 30, 2000 (Commission File No. 000-21827))
  10(l)    Employment Agreement, dated as of January 1, 2002, by and
           among Amscan Holdings, Inc. and James F. Flanagan
           (incorporated by reference to Exhibit 10(p) to Registrant's
           Annual Report on Form 10-K for the year ended December 31,
           2001 (Commission File No. 000-21827))
  21       Subsidiaries of the Registrant
  23(a)    Consent of Ernst & Young LLP
  23(b)    Consent of Cummings & Lockwood LLC (to be contained in
           Exhibit 5.1 hereto)
  24       Powers of Attorney

     (b) Financial Statement Schedule.

Schedule II Valuation and Qualifying Accounts (included in the financial statements)

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person or by us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     We hereby undertake that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part if this registration statement in reliance upon Rule 430A and contained in a from of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereto duly authorized, in the Town of Elmsford, State of New York, on June 13, 2002.

                                          AMSCAN HOLDINGS, INC.

                                          By /s/ MICHAEL A. CORREALE
                                            ------------------------------------
                                             Name: Michael A. Correale
                                             Title: Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

                SIGNATURE                          TITLE
                ---------                          -----

          GERALD C. RITTENBERG                Chief Executive
                                            Officer (Principal
                                            Executive Officer)
                                               and Director
           MICHAEL A. CORREALE                Chief Financial
                                            Officer (Principal
                                            Financial Officer)

            JAMES M. HARRISON                    Director          By: /s/ MICHAEL A. CORREALE
                                                                   --------------------------------------
                                                                       Michael A. Correale
                                                                       (attorney-in-fact)
                                                                   June 13, 2002
           TERENCE M. O'TOOLE              Chairman and Director

            SANJEEV K. MEHRA                     Director

           JOSEPH P. DISABATO                    Director

                                 EXHIBIT INDEX

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
   1       Form of Underwriting Agreement (to be filed by amendment)
   2(a)    Agreement and Plan of Merger, by and among Amscan Holdings,
           Inc. and Confetti Acquisition, Inc., dated as of August 10,
           1997 (incorporated by reference to the Registrant's
           Registration Statement on Form S-4 (Registration No.
           333-45457))
   2(b)    Stock Purchase Agreement, dated as of August 6, 1998, by and among Amscan Holdings, Inc. and certain stockholders of
           Anagram International, Inc. and certain related companies
           (incorporated by reference to Exhibit 2.1 to the
           Registrant's Current Report on Form 8-K dated August 6, 1998
           (Commission File No. 000-21827))
   3(a)    Amended and Restated Certificate of Incorporation of Amscan
           Holdings, Inc., (to be filed by amendment)
   3(b)    Amended and Restated By-Laws of Amscan Holdings, Inc. (to be
           filed by amendment)
   4(a)    Indenture, dated as of December 19, 1997, by and among
           Amscan Holdings, Inc., the Guarantors named therein and IBJ
           Schroder Bank & Trust Company with respect to the Senior
           Subordinated Notes (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-4
           (Registration No. 333-45457))
   4(b)    Supplemental Indenture, dated as of September 17, 1998, by and among Anagram International, Inc., Anagram International
           Holdings, Inc., Anagram International, LLC, Anagram Eden
           Prairie Property Holdings LLC and IBJ Schroder Bank & Trust
           Company, as Trustee (incorporated by reference to Exhibit
           4.1 to the Registrant's Current Report on Form 8-K dated
           September 17, 1998 (Commission File No. 000-21827))
   4(c)    Warrant Agreement, dated as of August 6, 1998, by and
           between Amscan Holdings, Inc. and Garry Kieves Retained
           Annuity Trust (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K dated August 6,
           1998 (Commission File No. 000-21827))
   4(d)    Senior Subordinated Guarantee, dated as of September 17,
           1998, by Anagram International, Inc., Anagram International
           Holdings, Inc., Anagram International, LLC, and Anagram Eden
           Prairie Property Holdings LLC (incorporated by reference to
           Exhibit 4.2 to the Registrant's Current Report on Form 8-K
           dated September 17, 1998 (Commission File No. 000-21827))
   4(e)    Amended and Restated Revolving Loan Credit Agreement, dated as of September 17, 1998, by and among the Registrant, the financial institutions parties thereto, Goldman, Sachs
           Credit Partners L.P., as arranger and syndication agent, and
           Fleet National Bank, as administrative agent (incorporated by reference to Exhibit 10.1 to the Registrant's Current
           Report on Form 8-K dated September 17, 1998 (Commission File
           No. 000-21827))
   4(f)    Amended and Restated AXEL Credit Agreement, dated as of
           September 17, 1998, by and among the Registrant, the
           financial institutions parties thereto, Goldman, Sachs
           Credit Partners L.P., as arranger and syndication agent, and
           Fleet National Bank, as administrative agent (incorporated by reference to Exhibit 10.2 to the Registrant's Current
           Report on Form 8-K dated September 17, 1998 (Commission File
           No. 000-21827))

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
   4(g)    Second Amendment and Limited Waiver to Amended and Restated
           Revolving Loan Credit Agreement, dated as of September 19,
           2000, by and among the Registrant, the financial
           institutions parties thereto, Goldman, Sachs Credit Partners
           L.P., as arranger and syndication agent, and Fleet National
           Bank, as administrative agent (incorporated by reference to
           Exhibit 4(a) to the Registrant's Quarterly Report on Form
           10-Q for the quarter ended September 30, 2000 (Commission
           File No. 000-21827))
   4(h)    First Amendment and Limited Waiver to Amended and Restated
           AXEL Credit Agreement, dated as of September 19, 2000, by
           and among the Registrant, the financial institutions parties thereto, Goldman, Sachs Credit Partners L.P., as arranger
           and syndication agent, and Fleet National Bank, as
           administrative agent (incorporated by reference to Exhibit
           4(b) to the Registrant's Quarterly Report on Form 10-Q for
           the quarter ended September 30, 2000 (Commission File No.
           000-251827))
5...       Opinion of Cummings & Lockwood LLC (to be filed by
           amendment)
   9       Voting Agreement, dated August 10, 1997 among Confetti
           Acquisition, Inc., the Estate of John A. Svenningsen and
           Christine Svenningsen (incorporated by reference to Exhibit
           2.2 to the Registrant's Registration Statement on Form S-4
           (Registration No. 333-45457))
  10(a)    Tax Indemnification Agreement between Amscan Holdings, Inc., and John A. Svenningsen, dated as of December 18, 1998
           (incorporated by reference to Exhibit 10(j) to the
           Registrant's 1996 Annual Report on Form 10-K (Commission
           File No. 000-21827))
  10(b)    Tax Indemnification Agreement between Amscan Holdings, Inc.,
           Christine Svenningsen and the Estate of John A. Svenningsen,
           dated as of August 10, 1997 (incorporated by reference to
           Exhibit 10.17 to the Registrant's Registration Statement on
           Form S-4 (Registration No. 333-40235))
  10(c)    The MetLife Capital Corporation Master lease Purchase
           Agreement between MetLife Capital Corporation and Amscan
           Inc., Deco Paper Products, Inc., Kookaburra USA Ltd., and
           Trisar, Inc., dated November 21, 1991, as amended
           (incorporated by reference to Exhibit 10(n) to Amendment No.
           2 to the Registrant's Registration Statement on Form S-1
           (Registration No. 333-14107))
  10(d)    Exchange and Registration Agreement, dated as December 19,
           1997, by the among Amscan Holdings, Inc. and Goldman, Sachs
           & Co. (incorporated by reference to Exhibit 10.1 to the
           Registrant's Registration Statement on Form S-4
           (Registration No. 333-45457))
  10(e)    Employment Agreement, dated as of August 10, 1997, by and
           among Amscan Holdings, Inc. and Gerald C. Rittenberg
           (incorporated by reference to Exhibit 10.5 to the
           Registrant's Registration Statement on Form S-4
           (Registration No. 333-45457))
  10(f)    Employment Agreement, dated as of August 10, 1997, by and
           among Amscan Holdings, Inc. and James M. Harrison
           (incorporated by reference to Exhibit 10.6 to the
           Registrant's Registration Statement on Form S-4
           (Registration No. 333-45457))
  10(g)    Amendment dated December 1, 1999 to the Employment Agreement between Amscan Holdings, Inc. and James M. Harrison
           (incorporated by reference to Exhibit 10.15 to
           Post-Effective Amendment No. 3 to the Registrant's
           Registration Statement on From S-4 (Registration No.
           333-45457))
  10(h)    Amscan Holdings, Inc. 1997 Stock Incentive Plan
           (incorporated by reference to Exhibit 10.7 Registrant's
           Registration Statement on Form S-4 (Registration No.
           333-45457))

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
  10(i)    Employment Agreement, dated as of August 6, 1998, by and
           among Amscan Holdings, Inc. and Garry Kieves (incorporated by reference to Exhibit 99.1 to the Registrant's Current
           Report on Form 8-K dated August 6, 1998 (Commission File No.
           000-21827))
  10(j)    Line of Credit Agreement, dated October 1, 1999, by and
           among Amscan Holdings, Inc. and Gerald C. Rittenberg
           (incorporated by reference to Exhibit 10(m) to the
           Registrant's Annual Report on Form 10-K for the year ended
           December 31, 1999 (Commission File No. 000-21827))
  10(k)    Agreement dated as of September 14, 2000 by and between
           Amscan, Inc. and CLAYCO Construction Company, Inc.
           (incorporated by reference to Exhibit 10 to the Registrant's
           Quarterly Report on Form 10-Q for the quarter ended
           September 30, 2000 (Commission File No. 000-21827))
  10(l)    Employment Agreement, dated as of January 1, 2002, by and
           among Amscan Holdings, Inc. and James F. Flanagan
           (incorporated by reference to Exhibit 10(p) to Registrant's
           Annual Report on Form 10-K for the year ended December 31,
           2001 (Commission File No. 000-21827))
  21       Subsidiaries of the Registrant
  23(a)    Consent of Ernst & Young LLP
  23(b)    Consent of Cummings & Lockwood LLC (to be contained in
           Exhibit 5.1 hereto)
  24       Powers of Attorney